As filed with the Securities and Exchange Commission on July 24, 2006

Registration No. 333-121761

United States Securities and Exchange Commission

Washington, D.C. 20549

AMENDMENT NO. 6

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THINK PARTNERSHIP INC.

(Name of Small Business Issuer in its Charter)

Nevada	551112	87-0450450
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification Number)
incorporation or organization)	Classification Code Number)

28050 US 19 North, Suite 509
Clearwater, Florida 33761
(727) 324-0046
(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)

Scott P. Mitchell
28050 US 19 North, Suite 509
Clearwater, Florida 33761
(727) 324-0046
(Name, Address and Telephone Number of Agent for Service)

Copies To:
Michael J. Choate, Esq.
Shefsky & Froelich, Ltd.
111 E. Wacker Drive, Suite 2800
Chicago, Illinois  60601
(312) 836-4066
(312) 275-7554 (Facsimile)

Approximate date of proposed sale to the public:  from time to time after the effective date of this registration statement:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act of 1933, as amended registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act of 1933, as amended registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The information contained in this prospectus is not complete and may be changed.  The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is  not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 24, 2006

PROSPECTUS

23,625,301 SHARES OF COMMON STOCK

THINK PARTNERSHIP INC.

This prospectus relates to the offer and sale of up to 23,625,301 shares of common stock, $0.001 par value of Think Partnership Inc. f/k/a CGI Holding Corporation, all of which may be sold from time to time by the selling shareholders described in this prospectus. Of the shares being offered hereby, 5,309,049 shares relate to shares issuable on the exercise of warrants and the remaining 18,316,252 shares relate to shares presently owned by selling shareholders. We filed this registration statement, of which this prospectus is a part, to satisfy our obligations to certain selling shareholders to register for resale the shares issued to them and the shares issuable on exercise of the warrants. Our common stock is listed on the American Stock Exchange under the symbol “THK.”  On July 10, 2006, the closing price of our common stock on the AMEX was $1.80.

We will receive proceeds of approximately $13.6 million upon exercise of the warrants referred to herein. We will not receive any proceeds from the sale of shares by any of the selling shareholders. The selling shareholders may sell the shares from time to time in public or private transactions occurring on or off the AMEX, at prevailing market prices or at negotiated prices. Sales may be made directly to purchasers or through brokers or dealers who are expected to receive customary commissions or discounts.

We will pay all expenses of this offering except for any underwriting fees, commissions, brokerage fees, and transfer taxes, which will be paid by the selling shareholders.

Please review “Risk Factors” beginning on page 4 before you purchase any of the shares.

This offering is being made concurrently with another offering of up to 53,281,511 shares of our common stock by the selling stockholders described therein pursuant to a registration statement which we originally filed June 7, 2006.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. You should read both this prospectus and any related prospectus supplement together with additional information described under “Where You Can Find Additional Information About Us.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is [              ], 2006

SUMMARY

This summary may not contain all the information important to your investment decision. You should read the entire prospectus, including the consolidated financial statements and related notes, included elsewhere in this prospectus.

We are a Nevada corporation headquartered in Clearwater, Florida. Through our wholly-owned direct and indirect subsidiaries we provide world class technology solutions to businesses and individuals. Our business is organized into three segments:  Think Technology Services, Think Marketing Services and Think Consumer Services.

From 1993 until 1997 we had no operations. In 1997, we acquired two private companies that were subsequently divested. In March 2001, we acquired WorldMall.com which was reincorporated in June 2002 as WebSourced, Inc. and subsequently changed its name to MarketSmart Interactive, Inc. Since 2002 we have acquired a total of fourteen companies which now serve as the platform for all of our business operations. We are now focusing on integrating the business operations of these companies.

In the third quarter of 2005, we changed our method for recognizing revenues for our MarketSmart Interactive, Inc. subsidiary relating to our search engine enhancement services. Effective with this change, retroactively applied to all periods that we performed such services, we recognize revenue on the straight line basis over the term of the contract. In the third quarter of 2005, we changed our method for presenting revenues for our PrimaryAds, Inc. subsidiary. Effective with this change, retroactively applied to all periods that we performed such services, we present revenue on a net basis. In the third quarter of 2005, we changed the useful life of the “Customer Relations” intangible asset for our PrimaryAds, Inc. subsidiary from ten years to five years. We have retroactively applied this change to all periods that we owned this intangible asset. As a result of these changes, on December 30, 2005, we restated our Annual Report on Form 10-KSB for the year ended December 31, 2004 and our Quarterly Reports on Form 10-QSB for the periods ended June 30, 2005 and 2004, March 31, 2005 and 2004 and September 30, 2004. The following tables summarize the effects the restatements had on our previously issued financial statements:

	Year Ended December 31,
	2003		2004
	Previously Reported	As Amended	Previously Reported	As Amended
Revenue	7,095,101	5,781,946	21,473,565	17,621,100
Net Income(Loss)	319,567	(665,016)	2,939,966	1,773,988

Earnings Per Share
Basic	0.02	(0.04)	0.12	0.07
Fully Diluted	0.01	(0.03)	0.10	0.06

Total Assets	4,219,315	3,700,347	34,133,292	32,404,542
Total Liabilities	2,883,208	3,651,581	4,844,119	5,568,687
Total Shareholder’s Equity	1,336,107	48,766	29,289,174	26,835,855

	Quarter ended March 31, 2005		Quarter Ended June 30, 2005
	Previously Reported	As Amended	Previously Reported	As Amended
Revenue	10,179,157	9,172,479	16,068,658	10,314,806
Net Income(Loss)	879,590	338,558	689,284	224,944

Earnings Per Share
Basic	0.03	0.01	0.02	0.01
Fully Diluted	0.02	0.01	0.02	0.01

Total Assets	45,471,373	42,893,022	51,143,872	48,541,195
Total Liabilities	8,514,574	8,930,574	13,414,334	14,270,347
Total Shareholder’s Equity	36,956,799	33,962,448	37,729,538	34,270,848

	Quarter ended March 31, 2004		Quarter Ended June 30, 2004		Quarter ended September 30, 2004
	Previously Reported	As Amended	Previously Reported	As Amended	Previously Reported	As Amended
Revenue	3,825,431	2,740,023	4,574,005	3,563,090	5,721,669	5,203,780
Net Income(Loss)	638,691	116,332	786,778	278,111	883,008	703,055

Earnings Per Share
Basic	0.03	0.01	0.03	0.01	0.04	0.03
Fully Diluted	0.02	0.00	0.03	0.01	0.03	0.02

Total Assets	8,441,450	4,633,932	10,497,733	5,803,957	17,672,208	16,235,323
Total Liabilities	3,716,651	1,718,833	4,680,528	2,224,081	3,086,051	4,054,236
Total Shareholder’s Equity	4,724,799	2,915,099	5,817,205	3,498,838	14,586,157	12,181,087

	Quarter ended March 31, 2003		Quarter Ended June 30, 2003		Quarter ended September 30, 2003
	Previously Reported	As Amended	Previously Reported	As Amended	Previously Reported	As Amended
Revenue	1,185,361	807,738	1,135,037	1,096,780	2,084,230	1,572,164
Net Income(Loss)	586	(187,848)	21,112	(162,863)	(944,572)	(1,544,170)

Earnings Per Share
Basic	0.00	(0.01)	0.00	(0.01)	(0.05)	(0.08)
Fully Diluted	0.00	(0.01)	0.00	(0.01)	(0.04)	(0.07)

On March 22, 2006, we announced that we signed a letter of intent to sell our Think Consumer Services segment to Mountains West Exploration Inc. for an aggregate of $21.0 million in cash and unregistered common stock of Mountains West valued at $9.0 million at the closing of the transaction. Additionally, Mountains West would be required to assume all of the contingent obligations owed to the former shareholders of the subsidiaries that make up our Think Consumer Services segment. As of June 30, 2006, these obligations totaled approximately $1.45 million on an unaudited basis, which does not include any contingent obligations which may be owed to the former shareholders of our Vintacom subsidiary. Although we are continuing to negotiate with Mountains West, the letter of intent has expired and we have been unable to enter into a definitive agreement. Mountains West is controlled by individuals who are shareholders of ours and who are actively involved in certain other business transactions and companies with members of our management and board of directors. Thus, the closing of the transaction will also be subject to our receipt of an opinion from a qualified independent investment bank regarding the fairness of the terms and conditions of the transaction to our shareholders. There is no assurance we will be able to complete a definitive agreement or close the transaction.

Recent Developments

On April 5, 2006 we sold $26.5 million of Series A Convertible Preferred Shares and warrants to purchase an additional 5.3 million shares of our common stock to a group of accredited investors in a private placement. The holders of the preferred stock have the right to convert their holdings into shares of common stock at a price of $2.00 per share subject to possible adjustments from time to time. If not converted, we will be required to redeem the preferred stock on the second anniversary of its issuance. The holders of the preferred stock will initially be paid dividends on the preferred stock equal to 10% of the face value of the preferred stock. The warrants are exercisable for five years at an initial exercise price of $2.50 per share, subject to certain adjustments.

Also, on April 5, 2006, we acquired Litmus Media, Inc., which offers integrated solutions for performance-based advertising, search marketing and e-retailing industries. On April 27, 2006, we acquired Web Diversity Limited, based in the United Kingdom, which is in the business of paid search management and organic search.

On May 11, 2006, Gerard M. Jacobs, a director and our former chief executive officer, secretary and treasurer, and T. Benjamin Jennings, a director and executive chairman, submitted their resignations to our board of directors. On May 12, 2006, our board of directors accepted their resignations. Mr. Jacobs was primarily focused on identifying and acquiring companies. Because we are now focusing on integrating our prior acquisitions, rather than acquiring additional companies, our board decided to replace Mr. Jacobs by elevating Scott P. Mitchell to the position of chief executive officer. Mr. Mitchell was also added to our board. Because of our change in focus, we do not believe that Mr. Jacobs’ resignation has had, or will have, a material adverse effect on our business. See, “Risk Factors – Our future growth depends on our ability to retain certain key personnel.”  As a result of these changes, we relocated our principal executive offices to Clearwater, Florida.

On May 23, 2006, we acquired iLead Media, Inc. which is in the business of online sales lead generation. On June 5, 2006, Dominic L. Ragosta resigned from our board of directors. Mr. Ragosta was a member of the audit and nominating committees. On June 23, 2006, Messrs. Robert T. Geras, George A. Mellon and Joshua Metnick were appointed to fill the vacancies on our board created by the resignations of Messrs. Jacobs, Jennings and Ragosta.

On June 7, 2006, we filed a registration statement on Form S-3 (File No. 333-134823) pursuant to which up to 53,281,511 shares are being concurrently offered with the shares offered hereby, consisting of 6,625,000 shares issuable upon exercise of warrants issued in connection with our April 5, 2006 placement of Series A convertible preferred stock, 13,250,000 shares issuable upon conversion of our Series A convertible preferred stock, 20,880,611 shares that may be issuable if earnout conditions related to our acquisitions are satisfied and 12,525,900 shares issued in connection with our acquisitions.

On July 3, 2006, Mr. Jennings and a trust established for the benefit of Mr. Jacobs’ children sold a total of approximately 3.2 million shares and warrants to purchase approximately 3.1 million shares, which warrants were immediately exercised by the purchasers, in a private sale to accredited investors. One of our directors, Mr. Geras, purchased an aggregate of 500,000 shares and warrants in this private sale. As previously disclosed, the shares and warrants owned by Mr. Jennings and the trust were pledged to secure a loan made by Mr. Mitchell, our chief executive officer, to Messrs. Jennings and Jacobs. The loan was repaid with a portion of the proceeds from the sale. We agreed to register for resale the shares, warrants, and shares underlying the warrants sold in this transaction.

On July 3, 2006, we promoted George Douaire, our chief operating officer to president of our Think Consumer Services segment. Mr. Stan Antonuk was appointed to succeed Mr. Douaire as our chief operating officer. Additionally, we appointed Mr. John Linden, the chief executive officer of our Litmus Media subsidiary, to the position of chief technology officer.

We were incorporated in the State of Nevada in October 1987. As of July 10, 2006 we employed, through our operating subsidiaries, 330 persons. Our principal executive offices are located at 28050 US 19 North, Suite 509 Clearwater, Florida 33761. Our telephone number is (727) 324-0046. The address of our website is www.thinkpartnership.com.

Summary Financial Data

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition” and the Consolidated Financial Statements and Notes thereto, included elsewhere in this prospectus.

Statement of Operations Data

	Year Ended December 31,		Three Months Ended March 31,
	2005	2004	2006	2005

Total Revenue	40,440,729	17,621,100	12,050,393	9,172,479
Total Cost of Revenue	13,853,863	4,091,939	3,353,880	3,226,075
Gross Profit	26,586,866	13,529,161	8,696,513	5,946,405
Total Operating Expenses	26,469,247	10,693,804	9,612,067	5,446,593
Income From Operations	117,619	2,835,357	(915,554)	499,812
Net Income/(Loss)	(3,621)	1,773,988	(708,640)	338,558
Net Income/(Loss) Per Share	0.00	0.06	(0.02)	0.01

Balance Sheet Data

	December 31, 2005	March 31, 2006

Cash and Cash Equivalents	2,609,114	1,735,931
Working Capital	1,614,105	(760,626)
Total Assets	57,494,319	78,983,518
Total Current Liabilities	8,794,460	11,542,020
Total Stockholders’ Equity	38,647,530	50,196,947

The Offering

As of July 10, 2006, we had 53,043,695 shares of common stock outstanding and warrants or options, exercisable at various prices, to acquire 14,069,599 additional shares. All of the shares being offered for sale by this prospectus will be sold from time to time by the selling shareholders. We will receive proceeds of approximately $13.6 million if all of the options and warrants are exercised. We expect to use these proceeds for general corporate purposes, including to fund acquisition opportunities. We will not receive any proceeds from the sale of any of the shares, including shares underlying the warrants sold by the selling shareholders.

RISK FACTORS

An investment in our common stock involves a high degree of risk and should be considered only by those persons who are able to afford a loss of their entire investment. In evaluating our business, prospective investors should carefully consider the following risk factors in addition to the other information included in this prospectus.

Our limited operating history and relatively new business model in emerging and rapidly evolving markets make it difficult to evaluate our future prospects. We have only a limited operating history, have lost money during three of the last five years ended December 31, 2005 and during the first quarter of 2006. There is no assurance we will generate net income in future periods. Failure to generate net income could have a material adverse effect on the trading price of our common stock.

We may be unable to successfully integrate acquired businesses or manage the growth of these businesses. Since 2002, we have acquired a total of fourteen companies. There is no assurance we will be able to integrate widely dispersed operations with different corporate cultures, operating margins, competitive environments, computer systems, compensation schemes, business plans and growth potential. Failure to successfully integrate acquired businesses could have a material adverse effect on our results of operations, financial condition and the trading price of our common stock.

If we are unable to successfully restructure or amend our loan agreement with Wachovia Bank, N.A., we may be in default of the terms thereof. Our loan agreement with Wachovia contains a covenant prohibiting us from distributing more than fifty percent of our net income as a dividend and a covenant requiring the minimum net worth amount for any fiscal quarter following the closing date shall exceed the minimum net worth for the immediately preceding fiscal quarter by an amount equal to or greater than $1.00. As noted above, we have lost money during three of the last five years ended December 31, 2005 and there can be no assurance that we will generate sufficient net income such that the payment of dividends on the preferred stock, which we are required to make under the terms of the preferred stock, would not cause a violation of the dividend covenant under the loan agreement. Nor can we assure you that we will be able to generate net worth to meet the minimum net worth covenant. Although we do not believe that Wachovia will object to the violation of these loan covenants there is no assurance that we will receive a formal waiver or otherwise be able to negotiate an acceptable amendment to our loan agreement with Wachovia. Failure to obtain a waiver or an acceptable amendment could cause us to be in default under the Wachovia loan documents entitling Wachovia to exercise its remedies under the documents, including, but not limited to, accelerating all amounts due under the loan documents and prohibiting us from drawing any further amounts under the line of credit, all of which could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

We have agreed, and may agree in the future, to pay additional amounts in connection with acquisitions. As part of the agreements to acquire certain of our operating subsidiaries, we agreed to pay the stockholders of these entities additional consideration, or contingent payments, if the financial performance of these respective entities satisfy certain financial hurdles. As of July 10, 2006, the cash portion of these potential contingent payments totaled approximately

$41.4 million. There is no assurance that we will have cash available to pay these amounts if these financial hurdles are satisfied. Thus, we may have to borrow additional monies or sell additional equity to raise the needed funds, all of which may have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

We lack long-term contracts with clients. Few of our clients retain us under contracts longer than twelve months. As a result, our revenues may be difficult to predict and may vary significantly. Because we sometimes incur costs based on expectations of future revenues, our failure to predict future revenues accurately could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

Our brands are not well known. We have not been able to develop widespread awareness of our brands. Moreover, our brands may be closely associated with the success or failure of some of our Internet clients, some of whom are pursuing unproven business models in competitive markets. Lack of brand awareness or the failure or difficulty of one of our clients may damage our reputation, all of which could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

Our business depends in part on the growth and maintenance of the Internet and telecommunications infrastructure. The success of our business depends in part on the continued growth and maintenance of the Internet and telecommunications infrastructure. This includes maintaining a reliable network backbone with the necessary speed, data capacity and security for providing reliable Internet services. Internet infrastructure may be unable to support the demands placed on it if the number of Internet users continues to increase or if existing or future Internet users access the Internet more often or increase their bandwidth requirements. We have no control over the providers of access services to the Internet. Interruptions, delays or capacity problems with any points of access between the Internet and our websites could adversely affect our ability to provide services to users of our websites. The temporary or permanent loss of all or a portion of our services on the Internet, the Internet infrastructure generally, or our users’ ability to access the Internet, could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

The telecommunications industry is a regulated industry. Amendments to current regulations could disrupt or adversely affect the profitability of our business. In addition, if any of our current agreements with telecommunications providers are terminated, we may not be able to replace the terminated agreement on favorable terms and conditions, if at all. There can be no assurance that we will be able to renew any of our current agreements when they expire or expand our agreements on favorable terms, if at all, all of which could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

Growth of our business depends upon increased adoption of the Internet and the use of search engines as a means for commerce. The growth of our business depends heavily on the continued use and acceptance of the Internet and of search engines as a means for commerce. If commercial use of the Internet and search engines does not continue to grow, or grows more slowly than expected, our business and prospects would be seriously harmed. Individuals and businesses may reject the Internet or search engines as a viable commercial medium or marketing tool. Failure of the Internet and search engines to grow as a means of commerce would have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

We compete with many companies, some of whom are more established and better capitalized than us. We compete with a variety of companies on a worldwide basis both through the Internet and in traditional markets. Some of these companies are larger and better capitalized than us. There are also few barriers to entry in our markets and thus above average profit margins will likely attract additional competitors. Our competitors may develop services that are superior to, or have greater market acceptance than our services. For example, many of our current and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources and larger customer bases than us. These factors may allow our competitors to respond more quickly than we can to new or emerging technologies and changes in customer requirements. Our competitors may engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns and adopt more aggressive pricing policies which may allow them to build larger registrant and membership bases. In addition, current and potential competitors are making, and are expected to continue to make, strategic acquisitions or establish cooperative, and, in some cases, exclusive relationships with significant companies or competitors to expand their businesses or to offer more comprehensive products and services. To the extent these competitors or potential competitors establish exclusive relationships with major portals, search engines and ISPs, our ability to reach potential members through online advertising may be restricted. Any of these competitors could cause us difficulty in attracting and retaining registrants and converting registrants into members and could jeopardize our existing affiliate program and relationships with portals, search engines, ISPs and other Internet properties. Failure to compete effectively including by developing and enhancing our services offerings would have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

Search Engine Optimization may become more difficult or less desirable over time. Search engines generally seek to rank websites based upon their degree of relevancy to the key words in question. The search engines are frequently changing their algorithms and criteria in order to try to prevent their rankings from being manipulated creating a risk that over time the search engines may succeed in limiting the efficacy of our services either through continued refinement of their ranking system or in some other way hindering search engine optimization efforts. The search engine optimization industry is relatively new with limited technological barriers to entry. Increased competition over time may reduce the overall efficiency of our efforts as other competitors produce similar results for their clients. Search engines are increasing the number of “pay per click” listings in their search results, generally lessening the desirability of our SEO services. Although we perform “pay per click” campaign management, there is no assurance that the revenues from “pay per click” campaign management will offset any decline in demand for our SEO services. All of these factors could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

Increasing government regulations or taxation could adversely affect our business. We are affected not only by regulations applicable to businesses generally, but also by federal,

state, local and foreign laws, rules, regulations and taxes directly applicable to electronic communications, telecommunications and the Internet. Laws and regulations related to the Internet are becoming more prevalent, and new laws and regulations are under consideration in various jurisdictions. Many areas of law affecting the Internet remain unsettled, and it may take years to determine whether and how existing laws such as those governing consumer protection, intellectual property, libel and taxation apply to the Internet. New, or amendments to existing laws and regulations, including laws and regulations that govern, restrict, tax or affect things such as user privacy, the pricing and taxation of goods and services offered over the Internet, the content of websites, access to websites, linking of websites, outgoing email solicitations, consumer protection and the characteristics and quality of products and services offered over the Internet could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

We may not be able to complete the sale of our Consumer Services Segment. We have signed a letter of intent to sell our Consumer Services segment, which consists of our online dating businesses and online real estate school business, to Mountains West Exploration Inc. There is no assurance this proposed transaction will be completed on terms acceptable to us, if at all. If we are unable to complete the sale of our Consumer Services segment, we may need to spend additional monies to fund member acquisition costs and to integrate new technologies to improve the speed, performance, features, ease of use and reliability of our consumer services. Additionally, if usage of our websites substantially increases, we may need to purchase additional servers and networking equipment to maintain adequate data transmission speeds, the availability of which may be limited or the cost of which may be significant.

The ability of our online dating business to generate cash flow and operating profits depends on a number of factors that are difficult to predict. The ability of our online dating business to generate cash flow and profits, if any, depends on acceptance of online dating services and our ability to, among other things, (1) create and increase brand awareness and attract and retain a large number of members and subscribers, including converting members into paying subscribers; (2) maintain current, and develop new, relationships with portals, search engines, ISPs and other Internet properties and entities capable of attracting individuals who might subscribe to our fee-generating services; (3) implement expansion plans or integrate newly acquired companies, including controlling the costs associated with expansion or acquisitions; (4) control general infrastructure costs including the amount and timing of operating and capital expenditures; (5) introduce new websites, features and functionality on a timely basis; (6) achieve economies of scale across our various websites; (7) protect our data from loss or electronic or magnetic corruption; (8) provide failure and disaster recovery programs; (9) upgrade our technology and protect our sites from technology failures; and (10) anticipate and adapt to changing Internet business strategies. Failure to accurately predict or respond to these factors could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

We need to attract and retain a large number of paying members on an ongoing basis. Our online dating business must attract and retain a large number of paying members. To do so, we must continue to invest significant resources in order to enhance our existing products and services and to introduce new high-quality products and services. There is no assurance we will have the resources, financial or otherwise, required to enhance or develop services. Further, if we are unable to predict user preferences or industry changes, or if we are unable to modify our products and services on a timely basis, we may lose existing members and may fail to attract new registrants. Failure to enhance or develop services or to respond to the needs of our members in an effective or timely manner could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

Our member acquisition costs may increase significantly. The member acquisition costs of our online dating business depend in part upon our ability to purchase advertising at a reasonable cost. Advertising costs vary over time, depending upon a number of factors, some of which are beyond our control. Historically, we have used online advertising as the primary means of marketing our services. In general, the costs of online advertising have increased substantially and are expected to continue to increase as long as the demand for online advertising remains robust. We may not be able to pass these costs on in the form of higher user fees. Continuing increases in advertising costs could thus have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

Our online dating business must keep pace with rapid technological change to remain competitive because our services are not well-suited to many alternate Internet access devices. Our online dating business operates in a market characterized by rapidly changing technology, evolving industry standards, frequent new product and service announcements, enhancements, and changing customer demands. We must adapt to rapidly changing technologies and industry standards and continually improve the speed, performance, features, ease of use and reliability of our services. Introducing new technology into our systems involves numerous technical challenges, requires substantial amounts of capital and personnel resources, and often takes many months to complete. We may not successfully integrate new technology into our websites on a timely basis, which may degrade the responsiveness and speed of our websites. Technology, once integrated, may not function as expected. In addition, the number of people who access the Internet through devices other than desktop and laptop computers, including mobile telephones and other handheld computing devices, has increased dramatically in the past few years. The lower resolution, functionality and memory currently associated with mobile devices makes the use of our online dating services through mobile devices more difficult and generally impairs the member experience relative to access via desktop and laptop computers. Failure to attract and retain a substantial number of mobile device users to our online dating services, or failure to develop services that are more compatible with mobile communications devices, or failure to generally keep pace with the rapid technological change could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

Our online dating services may be interrupted due to problems with our server, our network hardware and software, or our inability to obtain network capacity. The performance of our server and networking hardware and software infrastructure is critical to our business and reputation and our ability to attract Internet users, advertisers, members and e-commerce partners to our websites and to convert members to subscribers. We have experienced occasional system interruptions as a result of unexpected increases in usage. We cannot assure you we will not incur similar or more serious interruptions in the future. An unexpected or substantial increase in the use of our websites could strain the capacity of our systems, which could lead to a slower response time or system failures. Any slowdowns or system failures could adversely affect the speed and responsiveness of our websites and would diminish the experience for our members and visitors. Further, if usage of our websites substantially increases, we may need to purchase additional servers and networking equipment to maintain adequate data transmission speeds, the availability of which may be limited or the cost of which may be significant. Any system failure that causes an interruption in service or a decrease in the responsiveness of our websites could reduce traffic on our websites and, if sustained or repeated, could impair our reputation and the attractiveness of our brands all of which could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock. Furthermore, we rely on many different hardware and software systems. Failure of these systems or inability to rapidly expand our transaction-processing systems and network infrastructure in response to a significant unexpected increase in usage could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

The failure to establish and maintain affiliate agreements and relationships could limit the growth of our online dating business. We have entered into, and expect to continue to enter into, arrangements with affiliates to increase our member base, increase traffic to our websites and enhance our brands. If any of the current agreements are terminated, we may not be able to replace the terminated agreement with an equally beneficial arrangement. We cannot assure you that we will be able to renew any of our current agreements when they expire on acceptable terms, if at all. We also do not know whether we will be successful in entering into additional agreements or that any relationships, if entered into, will be on terms favorable to us. Failure to establish and maintain affiliate agreements and relationships could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

Our online dating business relies on a number of third-party providers, and their failure to perform or termination of our relationships with them could harm our business. We rely on third parties to provide important services and technologies to our online dating business, including third parties that manage and monitor our onsite data center, Internet services providers and credit card processors. In addition, we license technologies from third parties to facilitate our ability to provide our services. Any failure on our part to comply with the terms of these licenses could result in the loss of our rights to continue using the licensed technology, and we could experience difficulties obtaining licenses for alternative technologies. Furthermore, any failure of these third parties to provide these and other services, or errors, failures, interruptions or delays associated with licensed technologies, could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

Our online dating business may incur liability for information retrieved from or transmitted through its websites or websites linked to it. Because our online dating business publishes or makes various information available on its websites or though linked websites, we may be sued for, or incur liability related to, defamation, civil rights infringement, negligence, copyright or trademark infringement, invasion of privacy, personal injury, product liability or other legal claims. Our online dating business also offers email services subjecting us to liabilities or claims relating to unsolicited email or spamming, lost or misdirected messages, security breaches, illegal or fraudulent use of email or interruptions or delays in email service. Our insurance does not specifically provide coverage for liability or expenses for these types of claims or losses. Liability or expense relating to these types of claims could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

Our online dating business could be significantly impacted by the occurrence of natural disasters such as hurricanes and other catastrophic events. The data center for our online dating business is located in Clearwater, Florida and is therefore susceptible to damage from hurricanes or other tropical storms. We do not have adequate back-up. We may not be able to prevent outages and downtime caused by these storms or other events out of our control, which could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

We must continually seek new members to maintain or increase our current level of revenue. Internet users, in general, and users of online personal services specifically, freely navigate and switch among a large number of websites. We cannot assure you that we will be able to add more members than we lose each month. Failure to increase our membership on a cost-effective basis could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

The display of adult content on our websites could be restricted by regulation. We display adult content on some of our websites. The display of adult content is subject to significant regulation. Changes or increases in these regulations could restrict our ability to provide adult content in various jurisdictions. Any increase in these regulations or restrictions on the content that may be provided on our website could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

We face certain risks related to the physical and emotional safety of the users of our online dating websites. We cannot control the offline behavior of users of our websites. There is a possibility that one or more of the users of our websites could be physically or emotionally harmed following interaction with another user of our websites. We do not screen the users of our websites, and cannot ensure personal safety on a meeting arranged following contact initiated via our websites. If an unfortunate incident were to occur in a meeting of people following contact initiated on one of our websites or a website of one of our competitors, any resulting negative publicity could materially and adversely affect the online dating industry in general and our business in particular and could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock. In addition, the affected users of our websites might initiate legal action against us, which could cause us to incur significant expense, regardless of whether liability is imposed on us which could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock. Further, legislation is currently being considered in various jurisdictions that may require us to conduct background checks on the users of our online dating websites. If legislation requiring us to perform background checks is enacted, we would incur additional costs and expenses to comply with these legislative requirements. These costs and expenses may be material and may have and adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

We may incur liability if we fail to adequately protect personal information. Our online dating business handles personally identifiable information pertaining to our members and visitors residing in the United States as well as foreign countries. Many jurisdictions have adopted privacy, security, and data protection laws and regulations intended to prevent improper use and disclosure of personally identifiable information. In addition, some jurisdictions impose database registration requirements for which significant monetary and other penalties may be imposed for failure to comply. These laws, which are subject to change and may be inconsistent, may impose costly administrative requirements, limit our handling of information, and subject us to increased government oversight and financial liabilities all of which could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

Security breaches and inappropriate Internet use could damage our business. Concerns over the security of transactions conducted on the Internet and the privacy of users may inhibit the growth of the Internet and other online services generally, and online commerce in particular. Failure to successfully prevent security breaches could significantly harm our business and expose us to lawsuits. Anyone who is able to circumvent our security measures could misappropriate proprietary information, including customer credit card and personal data, cause interruptions in our operations, or damage our brand and reputation. Breach of our security measures could result in the disclosure of personally identifiable information and could expose us to legal liability. We cannot assure you that our financial systems and other technology resources are completely secure from security breaches or sabotage. We have experienced security breaches and attempts at “hacking.”  We may be required to incur significant costs to protect against security breaches or to alleviate problems caused by breaches. Further, any well-publicized compromise of our security or the security of any other Internet provider could deter people from using our services or the Internet to conduct transactions that involve transmitting confidential information or downloading sensitive materials, which might adversely affect our online dating business. All of these factors could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

Computer viruses could damage our business. Computer viruses, worms and similar programs may cause our systems to incur delays or other service interruptions and could damage our reputation and ability to provide our services and expose us to legal liability, all of which could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

We are exposed to risks associated with credit card fraud and credit payment. Many of our customers use credit cards to pay for our services. We have suffered losses, and may continue to suffer losses, as a result of membership orders placed with fraudulent credit card data, even though the associated financial institution approved payment. Under current credit card practices, a merchant is liable for fraudulent credit card transactions when the merchant does not obtain a cardholder’s signature. A failure to adequately control fraudulent credit card transactions would result in significantly higher credit card-related costs and could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

We may be unable to protect our intellectual property. We cannot guaranty that we can safeguard or deter misappropriation of our intellectual property. In addition, we may not be able to detect unauthorized use of our intellectual property and take appropriate steps to enforce our rights. If former employees or third parties infringe or misappropriate our trade secrets, copyrights, trademarks or other proprietary information or intellectual property, our business could be seriously harmed. In addition, although we believe that our proprietary rights do not infringe the intellectual property rights of others, other parties may assert infringement claims against us or claim that we have violated their intellectual property rights. These claims, even if not true, could result in significant legal and other costs all of which could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

Our ability to profitably integrate our businesses depends on our ability to retain certain key personnel. Our ability to profitably integrate our businesses depends on our ability to retain certain key personnel, including Scott P. Mitchell, our president and chief executive officer. Although, we have an employment agreement with Mr. Mitchell, we could be required to spend significant time, attention and money in finding a replacement. Although the previous resignations of key personnel, such as Mr. Jacobs, has not materially impaired our business, the resignation or replacement of Mr. Mitchell or others who may become critical to our operations could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

We have experienced significant debt collection issues and bad debt writeoffs in our search engine enhancement business. In connection with our search engine enhancement business, our contracts have typically permitted our customers to pay us for services in equal monthly installments over the life of the contract. This payment structure has involved our search engine enhancement business in significant debt collection issues during the past year, and has resulted in significant bad debt writeoffs. As described herein, we have made changes to the payment terms of the contracts for certain new clients. There can be no assurance, however, that these changes will reduce our debt collection issues or bad debt writeoffs in the future. Additionally, these changes may adversely affect our ability to enter into new contracts for search engine enhancement services. All of these factors may have a material adverse effect on our results of operations, financial condition, business prospects and the trading price of our common stock.

The terms and conditions of any acquisition could require us to take actions that would not require your approval. We may issue additional shares of common or preferred stock, borrow money or issue debt instruments including debt convertible into capital stock to complete future acquisitions. Not all of these actions would require your approval even if these actions dilute your economic or voting interest as a shareholder.

We have not paid dividends since our inception and do not expect to do so in the foreseeable future. We have never paid dividends on our common stock and have no plans to do so for the foreseeable future. We presently anticipate that all earnings, if any, will be retained to develop our business and acquire additional companies and assets.

Certain provisions of Nevada corporate law may limit or discourage actions in your best interest. Certain provisions of Nevada corporate law limit the circumstances under which a person or entity may acquire a controlling interest in the stock of a Nevada corporation or cause a merger, consolidation or other “combination” to occur involving a Nevada corporation. These laws may discourage companies or persons interested in acquiring a significant interest in or control of us, or delay or make an acquisition or transaction more difficult or expensive to consummate, regardless of whether the acquisition or transaction is in the best interest of our stockholders all of which may limit or prevent you from receiving a “control premium” for your common stock.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which are contained principally in the sections entitled “Business” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in this report in greater detail under the heading “Risk Factors.” These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus, and we do not assume any obligation to update any of these statements.

USE OF PROCEEDS

We will receive a maximum of approximately $13.6 million from the issuance of shares if all of the options and warrants held by the selling shareholders described herein are exercised. We expect to use these proceeds for general corporate purposes. We will not receive any proceeds from the sale of shares by any selling shareholder.

BUSINESS

We are a Nevada corporation headquartered in Clearwater, Florida. Through our wholly-owned direct and indirect subsidiaries we provide world class technology solutions to businesses and individuals. Our business is organized into three segments:  Think Technology Services, Think Marketing Services and Think Consumer Services.

We were incorporated in the State of Nevada in October 1987. At our last annual meeting of shareholders, held March 14, 2006, our shareholders formally approved our proposal to change our legal name to Think Partnership Inc. As of June 5, 2006 we employed, through our operating subsidiaries, 330 persons. On May 22, 2006, we relocated our principal executive offices from Northbrook, Illinois to 28050 US 19 North, Suite 509, Clearwater, Florida 33761. Our telephone number is (727) 324-0046. The address of our website is www.thinkpartnership.com.

From 1993 until 1997 we had no operations. In 1997, we acquired two private companies that were subsequently divested. In March 2001, we acquired WorldMall.com which was reincorporated in June 2002 as WebSourced, Inc. and subsequently changed its name to MarketSmart Interactive, Inc. Since 2002 we have acquired a total of fourteen companies which now serve as the platform for all of our business operations. We anticipate continuing to acquire companies that we believe will strategically fit into our business segments.

Summary of Products and Services

Think Technology Services Segment

Our Think Technology Services segment, comprised of our wholly owned subsidiaries Ozona Online Network, Inc., KowaBunga! Marketing, Inc. and Litmus Media, Inc., offers world class technology and marketing solutions to online marketers and advertisers. Ozona Online Network provides start-to-finish web design, customized web-based applications, database systems, managed and shared hosting solutions, e-commerce and high-speed business Internet access. Kowabunga! provides Internet marketing software technologies, including software for affiliate marketing, search engine marketing and opt-in email marketing. In addition, on April 5, 2006 we acquired Litmus Media, Inc. Litmus provides click fraud protected advertising distribution technologies for the performance-based advertising, search marketing, and e-retailing industries through its ValidClick Search Network (http://www.validclick.com). In the merchant solutions arena, Litmus provides online merchants with a unique patent-pending order abandonment recovery technology, called Second Bite, helping online retailers increase sales by automatically following up with abandoned shoppers to help them complete their purchases. See “Recent Developments” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Subsequent Events.”

Think Marketing Services Segment

Our Think Marketing Services segment is comprised of our wholly-owned subsidiaries, MarketSmart Advertising, Inc., MarketSmart Interactive, Inc., PrimaryAds Inc., Morex

Marketing, LLC, Web Diversity Limited and iLead Media, Inc. MarketSmart Advertising is a traditional off-line advertising agency that provides branding, collateral advertising, public relations, television advertising, and radio advertising services in seven states and the District of Columbia. MarketSmart Interactive, Inc. offers interactive marketing solutions to more than 370 clients designed to help businesses increase revenues from their websites by utilizing a variety of interactive marketing channels, such as search engine optimization (SEO), paid search and affiliate marketing. PrimaryAds is a cost-per-action affiliate marketing network that places its clients’ advertisements on partner websites within its affiliate network and generates revenue each time a web user accepts a desired action, such as signing up for an email or filling out a survey. Morex is a life stages lead generation business that focuses on marketing to expectant mothers and new parents. Morex focuses on generating leads both online and over the phone and markets those leads to Consumer Package Goods (CPG) manufacturers and advertisers. Web Diversity Limited provides paid search management and organic search optimization services. iLead provides online home business opportunities for individuals throughout the United States through membership in its programs that provide information and resources for the resale of goods online, and access to overstock and dollar-shop goods through iLead’s inventories and through goods available from drop-ship partners. iLead also generates revenue from the sale of customer leads to third parties, as well as the sale of partner memberships or products.

Think Consumer Services Segment

Our Think Consumer Services segment is comprised of our direct and indirect subsidiaries, Real Estate School Online, Inc., Cherish, Inc., Vintacom Florida, Inc. and Personals Plus, Inc. Real Estate School Online is an online real estate education site, providing accredited real estate licensing courses in Florida and Georgia. Cherish, and its wholly-owned subsidiaries, Personals Plus, and Vintacom offer a wide variety of online dating communities designed to allow individuals to search for friends, partners and future spouses using interactive websites. Users specify the type of person or couple they are looking for by age, gender, hobbies, and location, and then make contact with that individual or individuals in an online environment. Revenues are generated from a monthly membership fee, approximately $25 per month per community, which allows users to obtain complete access to the individual community. Some of Cherish’s websites also display adult content, and encourage the exploration of alternative lifestyles, in addition to providing dating and relationship services. We have entered into a letter of intent to sell our Think Consumer Services segment. Although we are under no pressure to divest ourselves of this segment, after due consideration, we believe that this transaction, if completed, would clarify our business model, and better focus our management time and capital on integration and growth opportunities for our Think Marketing Services and Think Technology Services segments. See “Recent Developments” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Subsequent Events and “Risk Factors – We may not be able to complete the sale of our Consumer Services segment.”

Summary of Sales and Marketing

We use a variety of marketing methods to build awareness of our services and technologies in our target markets and to establish credibility and leadership in the marketplace. These methods include marketing materials, advertising, press coverage and other public relations efforts, direct marketing, trade shows, seminars and conferences, relationships with recognized industry analysts, partner programs and our websites.

Think Technology Services Segment

Sales of services for our Ozona Online Network subsidiary are primarily developed by referrals and a reseller program focused on two market segments: real estate and automobile manufacturing. Ozona Online Network does not advertise. KowaBunga! currently employs three sales people who are focused on selling software products and services and employs one person dedicated to recruiting affiliates. KowaBunga! markets itself through a variety of channels by participating in industry trade shows, producing white papers, newsletters, web seminars with Marketing Sherpa and advertising in niche publications. Litmus currently employs two sales representatives to manage both inbound and outbound sales efforts. Litmus develops leads for the ValidClick Network by “spidering” the Web for potential affiliates that meet criterion that will add value to allow a client to be successful. Second Bite is primarily an outbound sales effort. Leads are developed by examining eCommerce businesses and commensurate relationship development. Litmus hired a marketing director to manage increasing media demands as the reputation of its innovative technology becomes more well-known in the industry. Litmus Media also provides programs to existing clients as incentives for referrals to its network.

Think Marketing Services Segment

MarketSmart Advertising currently employs eight people who are dedicated to facilitating business development and relationship management. MarketSmart Advertising belongs to a variety of state and local advertising, commerce, trade organizations and professional associations. Additionally, it is a licensed vendor for state and local governments.

MarketSmart Interactive employs a staff of approximately twenty-five in-house sales professionals. MarketSmart Interactive compensates its sales force with a commission structure that rewards sales representatives for each new client in order to foster team spirit and encourage additional new sales. MarketSmart Interactive employs an extensive team of account managers who are responsible for maintaining a high level of existing customer satisfaction. In order to help facilitate customer retention, MarketSmart Interactive encourages its account managers and sales professionals to work together closely to identify potential upgrade opportunities. MarketSmart Interactive utilizes a number of marketing channels to promote its services, including participating in trade shows, engaging its employees to speak at typically more than two dozen conferences and seminars annually, advertising online, posting blogs and appearing in articles in various trade magazines.

Morex employs a variety of techniques to develop business. Currently five employees actively sell its products and services to advertisers. Morex markets itself by E-mail, postal list retails, Website banners, category sponsorships, pay-per-click directory marketing and telemarketing.

PrimaryAds has two employees dedicated to developing business for advertising clients (publishers) and two employees devoted to recruiting affiliates to the its network. PrimaryAds participates in various industry trade shows and executes advertising on a limited basis.

Web Diversity currently employs eight people who are Google Adword professionals and are dedicated to facilitating business development and relationship management. Jim Banks, Web Diversity’s chief executive officer, currently sits on the Search Marketing Association (UK) as supplier liaison officer. Web Diversity also belongs to a variety of advertising, commerce, trade organizations and professional associations.

iLead develops business through an Internet Advertising Campaign Development. iLead offers consistently rank among the top performers across all offers currently available from online advertisers by emphasizing conversion statistics and ultimate return on investment for affiliate networks and publishers. Primarily growing the business on a Cost Per Acquisition model, iLead is able to calculate the exact costs of advertising as well as the lifetime value of each customer, ensuring profitability on every advertising dollar spent.

Think Consumer Services

Real Estate School Online currently employs two people who manage incoming leads and sales. Real Estate School Online utilizes extensive online marketing campaigns: keyword rankings, ad words, search engine optimization and banner advertising to develop sales.

Cherish and its subsidiaries employ a staff of four people whose purpose is to foster activity on Cherish’s online dating websites and to provide persons with access to professional relationship and dating guidance, question and answer forums, as well as online games and events. The Cherish team continually strives to keep the online dating community interested and engaged by adding and enhancing products and services. We stress customer care and retention as our number one focus.

Cherish markets its online dating services utilizing SEO and pay-per-click advertising, affiliate marketing, paid advertising, strategic partnerships and partner solutions, and offers custom dating products/services to various niche and vertical markets including newspapers and radio stations across North America.

Overview of Industry

We believe that we offer marketers a variety of ways in which to reach businesses and consumers both online and off-line. We believe the ability to service an  account in both advertising realms provides us with a distinct competitive advantage. The bulk of our businesses focus in the online advertising and marketing areas. The level of expenditure in the online advertising and marketing areas has steadily increased, and is projected to continue to grow in the coming years.

Source:  eMarketer, September 2005

Source:  eMarketer, September 2005

Because of the Internet’s increasing influence on consumers, many companies appear to be increasing the percentage of their online advertising and brand budgets. We believe companies will redirect advertising dollars from direct mail and trade promotions to digital marketing and websites, thus increasing Internet marketing budgets. According to PwC for IAB Internet Advertising Revenue Report/September 2005, many of these companies said integrated marketing, through both physical and digital channels is critical for maximizing the impact of their marketing dollars. Additionally, the majority of companies said they will increase spending on online advertising when research proves that digital marketing creates a sales impact, draws more attention than other media and has a branding impact. Thus, as companies allocate dollars to advertising and branding online, we believe demand for services to implement these programs will increase.

Our Think Marketing Services segment operates in industries designed to maximize marketing dollars by delivering specific product messages to targeted audiences. On the Internet, as opposed to TV, radio or print advertising, the consumer generally controls which advertising or marketing they will view or access. Through our Think Marketing Services segment, we offer products and services designed to reach consumers who are actively searching for specific products and services.

The online dating industry provides services to help people meet others with whom they might be romantically compatible through a wide variety of profiling, search, collaboration and communication features. In our view, a number of pervasive social trends have positioned the industry for continued growth, including an increase in divorce rates, demanding schedules, and dependence on the Internet as a communication tool. According to Jupiter Research, two out of every five singles have tried online dating as a means to meet other singles. According to Jupiter Research, the online dating industry will likely generate $642 million in revenues on an annual basis by 2007. We have entered into a letter of intent with a public company to sell our Think Consumer Services segment which operates in the online dating industry. Although we are under no pressure to divest ourselves of this segment as it is profitable, after due consideration, we believe that this transaction, if completed, would clarify our business model, and better focus our management time and capital on integration and growth opportunities for our Think Marketing Services and Think Marketing Technologies segments. Additionally, if the sale is consummated, we will obtain a considerable ownership interest in the purchaser whose management and acquisition talents are focused solely on their core business segment. See “Recent Developments” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Subsequent Events.”

Competition

We compete with interactive advertising agencies, traditional advertising agencies that perform Internet advertising and marketing as part of their services to clients and other companies that provide marketing services. We also compete in the digital marketing services market with several technology system integrators. Our Think Technology Services and Think Marketing Services segments also compete with third-party advertising companies and campaign management technology companies.

We believe that the competitive factors affecting the Internet advertising market are data analysis capabilities, client service, strategy, ad serving technology, functionality and price. We believe we compete proficiently in each area. Our Think Technology Services and Think Marketing Services segments provide a complete range of services designed to meet the needs of any business wanting to advertise and conduct business on the Internet. In particular, our digital marketing services include sophisticated data modeling techniques and dedicated client service teams that seek to employ the best methods, technologies and approaches to make client programs successful. Through our Think Technology Services segment, we offer advertising agencies and direct advertisers an efficient solution for managing end-to-end online marketing campaigns.

Think Technology Services

The competitive market in which Ozona Online Network operates is vast and very difficult to identify individual competitors. Providers range from small firms of one or two people to advertising agencies with very large staffs located in multiple locations nationally and internationally. In order to differentiate itself, the Ozona Online Network provides “single source” solutions. Ozona Online Network is able to evolve a mere idea into a website with the capability to host and manage hardware. By providing an end-to-end solution, Ozona Online Network is able to capture and retain business that a client might have had to work with multiple independent firms to accomplish.

KowaBunga!’s main competitors are Commission Junction, LinkShare, Share of Sale and Direct Tract. Kowabunga! positions itself among these competitors by providing solution-based products for a full spectrum of clients, from the do-it-yourself market to large clients seeking customized software and managed services tied to affiliate networks.

Litmus’ ValidClick Search Network primarily competes with Infospace, Google AdSense, and search engines such as Miva, LookSmart, and SearchFeed. In the merchant solutions arena, currently Litmus’ Second Bite technology does not have any direct competitors. However, Litmus does compete indirectly with some web analytics companies that offer shopping cart abandonment reporting.

Think Marketing Services

MarketSmart Advertising competes with traditional advertising agencies in seven states and the District of Columbia. MarketSmart Advertising has positioned itself among its competitors by developing long-standing relationships with clients and increasing its business through referrals and new business derived from successful marketing campaigns.

The primary marketing service which MarketSmart Interactive provides is Search Engine Optimization (SEO). SEO has a distinct and competitive environment. It is a fast-growing industry with no real barriers to entry. Each month, new companies proclaim themselves as search engine marketing “experts” and existing web design firms add SEO services to their portfolio. In addition, traditional advertising agencies are realizing that SEO is a valuable service to offer their clients and are either adding these services to their mix or acquiring smaller SEO firms. The lack of any real barriers to entry into the industry allows SEO firms to operate without any specialized training or credentials. We believe that, in this situation, the legitimacy of the SEO industry will be driven by larger SEO companies that are able to show financial strength, proven results, industry recognition and a solid client list. MarketSmart Interactive recently revamped its product offerings to provide clients with specialized products and services based on each client’s needs and marketing plan. Additional products have been developed to facilitate a diversified product base and revenue streams.

Morex owns and operates the Internet website www.babytobee.com. We believe that Babytobee.com is uniquely positioned in the niche marketing industry as the leader in prenatal and new parent E-mail and postal name marketing. We believe Morex’s competitive first mover advantage presents a barrier to entry into this market. We also believe the development of line extensions and new niches will continue to provide Morex with a distinct competitive advantage.

PrimaryAds’ primary competitors include ValueClick, Advertising.com and AzoogleAds. We believe, however, that PrimaryAds is well positioned among these competitors because of its long-standing customer relationships and its commitment to provide superior customer service at competitive prices.

Web Diversity’s primary competitors include Latitude, The Search Works and Guava. We believe, however, that Web Diversity is well positioned among these competitors because of its long-standing customer relationships, its commitment to provide superior customer service at competitive prices and its global and extensive service offering.

iLead’s primary competitors include NeWave, Inc. (OnlineSupplier.com; NWWV.OB), Overstock.com (OSTK), and Education Success, Inc. (ESIOffers.com). iLead’s believes it has a competitive advantage due to the fact that it implements best practices from three unique but related business models (Lead Generation, Home Based Business Training, and Paid Membership Programs) to generate revenue throughout the entire user process (making the purchase of home based business materials, learning the home business program, and implementing fee based tools in carrying out their learned strategy).

Think Consumer Services

Real Estate School Online’s major competitors include Real Estate Express and CompuTaught. Real Estate School Online competes with these other companies by offering significant products and service differentiators, which include access to customer service and support all day, every day of the week, online and CD formats, content that is well-established with a proven track record of success in the industry, a glossary of terms, an outline of the courses, test-taking techniques and 522 online flash cards that help students prepare for the certification exam.

While there are dominant, large brands in the online dating industry, we believe that new entrants can become formidable competitors through innovation in both their offering of products and their target market. The most recent new approaches are psychological matching and social networking. These fresh new approaches have increased the size of the market. Cherish and its subsidiaries compete by offering innovative features and approaches to its customers, as well as customized dating solutions for its partners, all of which allows Cherish to reach untapped markets. Cherish also provides services with advanced search technologies, instant messaging, dating communities and dating-related commentary and advice.

Recent Developments

Announcement to Sell Think Consumer Services Segment

On March 22, 2006, we announced that we signed a letter of intent to sell our Think Consumer Services segment to Mountains West Exploration Inc. for an aggregate of $21.0 million in cash and unregistered common stock of Mountains West valued at $9.0 million at the closing of the transaction. Additionally, Mountains West would be required to assume all of the contingent obligations owed to the former shareholders of the subsidiaries that make up our Think Consumer Services segment. As of June 30, 2006, these obligations totaled approximately $1.45 million on an unaudited basis, which does not include any contingent obligations which may be owed to the former shareholders of our Vintacom subsidiary. Although we are continuing to negotiate with Mountains West, the letter of intent has expired and we have been unable to enter into a definitive agreement. Mountains West is controlled by individuals who are shareholders of ours and who are actively involved in certain other business transactions and companies with members of our management and board of directors. Thus, the closing of the transaction will also be subject to our receipt of an opinion from a qualified independent investment bank regarding the fairness of the terms and conditions of the transaction to our shareholders. There is no assurance we will be able to complete a definitive agreement or close the transaction.

Acquisition of Litmus Media, Inc.

On April 5, 2006, we acquired Litmus Media, Inc. which offers integrated solutions for performance-based advertising, search marketing and e-retailing industries. At the closing of the acquisition, we paid to the shareholders of Litmus, an aggregate of $6.5 million in cash and issue to them an aggregate of 3,250,000 shares of our common stock valued at $2.00 per share. Further, the shareholders of Litmus may receive additional payments of up to $19.9 million in the aggregate based on the aggregate pre-tax earnings of Litmus for the first 12 calendar quarters following the closing. To the extent earned, up to $10.5 million of the additional payments will be paid in shares of our common stock valued at the average closing price per share of the 30 trading days prior to issuance and up to $9.45 million will be paid in cash. A portion of the additional payments are held in escrow to the extent we may have any claims for indemnification under the acquisition agreement. In addition, in the event the shareholders of Litmus are entitled to any additional payments, we agreed to capitalize a bonus pool for the pre-acquisition employees of Litmus in an amount not to exceed $1.05 million.

In addition, at the closing, we: (i) issued to certain shareholders of Litmus warrants to purchase an aggregate of 90,000 shares of our common stock, (ii) established a pool of warrants to purchase up to 40,000 shares of our common stock to be issued to certain employees of Litmus, (iii) granted to the shareholders of Litmus registration rights with respect to shares of our common stock issued as part of the consideration of the acquisition, pursuant to a definitive registration rights agreement, and (iv) entered into employment agreements with certain employees of Litmus.

Issuance of Convertible Preferred Stock

On April 5, 2006, we completed the sale of $26.5 million of Series A Convertible Preferred Shares and warrants to purchase an additional 5.3 million shares of our common stock to a group of accredited investors in a private placement. The holders of the preferred stock have the right to convert their holdings into shares of common stock at a price of $2.00 per share subject to possible adjustments from time to time. If not converted, we will be required to redeem the preferred stock on the second anniversary of its issuance. The holders of the preferred stock will initially be paid dividends on the preferred stock equal to 10% of the face value of the preferred stock. The warrants are exercisable for five years at an initial exercise price of $2.50 per share, subject to certain adjustments. The preferred stock will be subject to mandatory conversion at our option, if among other things, the registration statement is effective, and the closing price of our common stock is $5 or higher for 20 consecutive trading days with an average daily trading volume of at least 100,000 shares during the twenty day period.

We also granted to the investors registration rights pursuant to which we filed a registration statement covering the shares of common stock issuable upon conversion of the preferred stock, and the shares of common stock issuable upon the exercise of the warrants. If the registration statement does not become effective within 120 days following the closing, then the dividend rate on the preferred stock will increase to 15%. The maximum potential damages payable by us in regard to a default, including the increase in the amount of the dividends payable if the registration statement does not become effective within 120 days following the closing, are capped at 10% of the aggregate purchase price of the preferred stock, or $2.65 million. If the registration statement does not become effective within 180 days following the closing, we will be deemed to be in default and the preferred stock will be subject to mandatory redemption at the option of the holders. If the registration statement becomes effective within the required timeframe, the dividend rate on the preferred stock will be reduced to 6% per annum.

Acquisition of Web Diversity Limited

On April 27, 2006, we acquired all of the outstanding capital stock of Web Diversity Limited, a United Kingdom company in the business of paid search management and organic search. As consideration for the acquisition, we paid to the sole shareholder of Web Diversity $1 million in cash and issued to him 500,000 shares of common stock, valued at $2.00 per share. We placed all of the shares of common stock in escrow as security for the shareholder’s obligation to return a portion of the stock consideration in the event that Web Diversity’s audited pre-tax earnings for any four consecutive calendar quarters during the 12 calendar quarter period beginning on July 1, 2006 and ending June 30, 2009 is less than $1 million. Further, the shareholder of Web Diversity may receive a cash earnout payment of up to $2 million based on pre-tax earnings of Web Diversity during the 12 calendar quarter period beginning on July 1, 2006. In addition, we issued to the shareholder and a certain employee of Web Diversity warrants to purchase an aggregate of up to 90,000 shares of common stock. Warrants with respect to 30,000 shares have an exercise price of $3.50 per share; warrants with respect to 30,000 shares have an exercise price equal to the greater of 120% of the closing price per share of our common stock on the trading day immediately preceding April 27, 2007 and $3.50; and warrants with respect to 30,000 shares have an exercise price equal to the greater of 120% of the closing price per share of our common stock on the trading day immediately preceding April 27, 2008 and $3.50.

Acquisition of iLead Media, Inc.

On May 23, 2006, we acquired iLead Media, Inc., a Utah corporation, engaged in the business of online sales lead generation. At the closing of the acquisition, we paid to the shareholders of iLead, an aggregate of $9,206,720 in cash and issued to them an aggregate of 4,649,859 shares of common stock valued at $1.98 per share. Further, the shareholders of iLead may receive earnout payments of up to $18 million in the aggregate based on the aggregate pre-tax earnings of iLead for the first 12 calendar quarters following the closing. To the extent earned, up to $9 million of the earnout payment will be paid in shares of our common stock valued at the average closing price per share for the last five trading days of the first twelve calendar quarters; and up to $9 million will be paid in cash, as such amount may be reduced by the bonus pool amount described herein. To the extent earned, we agreed to contribute to iLead cash in an amount equal to 5% of the earnout payment which will be used to fund a bonus pool for the pre-acquisition employees of iLead. Any amounts contributed to the bonus pool will serve to reduce the amount of the cash portion of the earnout payment on a dollar-for-dollar basis. Additionally, we issued to the shareholders of iLead warrants to purchase an aggregate of up to 135,000 shares of our common stock at the closing of the acquisition. Warrants with respect to 45,000 shares have an exercise price of $2.75 per share; warrants with respect to 45,000 shares have an exercise price equal to the greater of 120% of the closing price per share of our common stock on the trading day immediately preceding May 23, 2007 and $2.75; and warrants with respect to 30,000 shares have an exercise price equal to the greater of 120% of the closing price per share of our common stock on the trading day immediately preceding May 23, 2008 and $2.75. The shareholders will also be entitled to an additional cash payment of $250,000 if, at any time during the five month period after the closing, iLead’s unrestricted cash exceeds certain targets and at the same time its accounts receivable and cash exceed its liabilities by at least $1.00.

Private Sale of Stock

On July 3, 2006, Mr. T. Benjamin Jennings, our former chairman, and a trust established for the benefit of the children of Mr. Gerard M. Jacobs, our former chief executive officer and director, sold a total of approximately 3.2 million shares and warrants to purchase approximately 3.1 million shares, which warrants were immediately exercised by the purchasers, in a private sale to accredited investors. One of our directors, Mr. Geras, purchased an aggregate of 500,000 shares and warrants in this private sale. As previously disclosed, the shares and warrants owned by Mr. Jennings and the trust were pledged to secure a loan made by Mr. Mitchell, our chief executive officer, to Messrs. Jennings and Jacobs. The loan was repaid with a portion of the proceeds from the sale. We agreed to register for resale the shares, warrants, and shares underlying the warrants sold in this transaction.

Changes in Officers and Directors

On May 11, 2006, Gerard M. Jacobs, a director and our former chief executive officer, secretary and treasurer, and T. Benjamin Jennings, a director and executive chairman, submitted their resignations to our board of directors. On May 12, 2006, our board of directors accepted their resignations. Mr. Jacobs was primarily focused on identifying and acquiring companies. Because we are now focusing on integrating our prior acquisitions, rather than acquiring additional companies, our board decided to replace Mr. Jacobs by elevating Scott P. Mitchell to the position of chief executive officer. Mr. Mitchell was also added to our board. Because of our change in focus, we do not believe that Mr. Jacobs’ resignation has had, or will have, a material adverse effect on our business. See, “Risk Factors – Our future growth depends on our ability to retain certain key personnel.”  As a result of these changes, we relocated our principal executive offices to Clearwater, Florida.

On June 5, 2006, Mr. Dominic L. Ragosta resigned as a member of our board of directors. Mr. Ragosta was a member of the audit and nominating committees. On June 23, 2006, Messrs. Robert T. Geras, George A. Mellon and Joshua Metnick were appointed fill the vacancies on our board created by the resignations of Messrs. Jacobs, Jennings and Ragosta.

On July 3, 2006, we promoted George Douaire, our chief operating officer to president of our Think Consumer Services segment. Mr. Stan Antonuk was appointed to succeed Mr. Douaire as our chief operating officer. Additionally, we appointed Mr. John Linden, the chief executive officer of our Litmus Media subsidiary, to the position of chief technology officer.

Properties

On August 30, 2004 we moved our headquarters to 100 N. Waukegan Road, Suite 100, Lake Bluff, Illinois 60044. We signed a one-year office lease for 840 square feet of space at a based rent of $1,260 per month. Due to a fire that damaged the office building in Lake Bluff, in March 2005, we moved our headquarters to 5 Revere Drive, Suite 510, Northbrook, Illinois 60062. We sublet this space pursuant to an oral month-to-month sublease. On May 23, 2006, we moved our headquarters to Clearwater, Florida in a space rented by our Cherish Inc. subsidiary as described below.

Our Cherish subsidiary rents two separate spaces in Clearwater, Florida. It has signed agreements with Colliers Arnold for offices located at 28050 US 19 N Suite 504 and 28050 US 19 N Suite 509. The office spaces are 2,123 and 4,486 square feet, respectively. Suite 504 rents for $3,921 and Suite 509 for $8,733. Both leases expire on November 30, 2008. During 2004, Cherish, Inc. subleased a portion of Suite 509 to its internet provider, Ozona Ozline Network, Inc. Ozona Ozline Network, Inc. subleases 982 square feet for a monthly payment of $1,568.

Our MarketSmart Interactive subsidiary rents space in Morrisville, North Carolina. MarketSmart Interactive, Inc. entered into a lease agreement with Duke Reality Limited Partnership for office space located at 300 Perimeter Park Drive, Morrisville, North Carolina 27560. In September 2005, Duke Reality sold the property to FirstCal Industrial. The rentable space is 30,970 square feet and rents for $26,752 per month. The lease commencement date was March 1, 2004 and extends through February 28, 2014.

MarketSmart Interactive also rented space in Morrisville, North Carolina for $14,171 per month. This lease was for MarketSmart’s previous location and the lease expired February 1, 2006. MarketSmart Interactive put down a deposit of $90,875 for its office space which was used to reduce its yearly rental payments. On February 1st of each year, MarketSmart Interactive received a credit of $20,000 toward its rental payments until the end of the lease on February 1, 2006 at which time the remaining deposit of $20,000 was refunded.

Our MarketSmart Advertising subsidiary rents office space for $9,000 from TLC Properties, LLC. The 11,644 square foot facility is located at 5109 Holly Ridge Drive, Raleigh, North Carolina 27612. The lease commencement date was November 1, 2002 and extends through November 1, 2006.

Our Ozona Ozline Network subsidiary also has a lease agreement with Colliers Arnold for office space, 28050 US 19 N Suite 507, Clearwater, Florida 33761 which expires on November 30, 2008. The office space is 1,882 square feet and the monthly rent is $4,369.

Personals Plus, Inc. has a lease agreement with Colliers Arnold for a 2,700 square feet facility which is located at 2914 Falkenburg Road, Riverview, Florida 33569. The monthly rent is $3,963 and agreement expires in November 30, 2010.

Real Estate School Online, located at 19501 NE 10th Avenue Suite 200, Miami, Florida 33179, leases a 1,058 square feet office space from Skylake Industrial Park. The agreement requires a monthly payment of $1,641 and expires on August 31, 2007.

PrimaryAds rents space at 303 West Main Street, Suite 4, in Freehold, New Jersey for $2,094 per month from Freehold Two, LLC. The agreement for a 1,140 square feet office space expires in September 2010.

KowaBunga! rents office space at 962 North Newburgh Road, in Westland, Michigan for $3,400 per month. The space is approximately 5,600 square feet and the lease expires on December 31, 2006.

Vintacom Media Group leases approximately 10,000 square feet of office space in Edmonton, Alberta on a month-to-month basis at a rate of $8,970 (Canadian) per month. Vintacom also leases approximately 3,000 square feet of co-location space for its data center in Edmonton, Alberta under a three year term that is renewable at a rate of $7,370 (Canadian) per month, which includes connectivity, backup power, air conditioning, among other services.

Morex leases approximately 2,000 square feet of office space in Bethel, Connecticut under a three year term at a monthly rate of $4,000. The lease expires November 2006. Morex also leases approximately 2,000 square feet of office space in Pomona, NY, pursuant to a month-to-month lease at a monthly rate of $2,000. Further, Morex leases approximately 150 square feet of office space in New York, NY, pursuant to a month-to-month lease at a monthly rate of $1,485.

Litmus leases approximately 5,200 square feet of office space in Kansas City, MO. The lease runs from April 2006 through May 31, 2009. The space is rent-free until May 31, 2006. From June 1, 2006 through May 31, 2007, monthly rental payments are $6,500. From June 1, 2007 through May 31, 2008, monthly rental payments are $6,717. From June 1, 2008 through May 31, 2009, monthly rental payments are $6,933.

Web Diversity leases approximately 1,600 square feet of office space in Twickenham, Middlesex, UK. The lease runs from 29th September 2003 through 28th of September 2008. Monthly rental payments are £2,000.

iLead Media, Inc currently leases approx. 2800 square feet of office space and approx. 500 square feet of common area, for $2,800 in Pleasant Grove, Utah, pursuant to a month-to-month lease.

Employees

As of July 10, 2006 we employed, through our operating subsidiaries, 330 persons. None of these persons are covered by a collective bargaining agreement. We believe all relations with our employees are satisfactory.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is listed on the American Stock Exchange under the symbol “THK”. Prior to March 3, 2005, our common stock was quoted on the National Association of Securities Dealers Electronic Bulletin Board (OTCBB) under the symbol “CGIH.OB”. On July 10, 2006 the high and low sales prices for our common stock were $1.81 and $1.75 per share on the

AMEX. Set forth below are the high and low sales prices for our common stock for each quarter during the last two years as quoted on the OTCBB or listed by the AMEX, as applicable.

Period Ended	High Sales Price	Low Sales Price
Quarter Ended June 30, 2006	2.49	1.50
Quarter Ended March 31, 2006	2.42	1.71

Quarter Ended December 31, 2005	2.97	1.40
Quarter Ended September 30, 2005	3.19	1.57
Quarter Ended June 30, 2005	4.75	1.92
Quarter Ended March 31, 2005	6.05	4.20

Quarter Ended December 31, 2004	6.25	2.75
Quarter Ended September 30, 2004	3.70	1.60
Quarter Ended June 30, 2004	4.55	2.30
Quarter Ended March 31, 2004	2.84	0.40

All prices listed herein for the OTCBB market reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. As of July 10, 2006, we had 261 record holders of our common stock. Since inception, we have not paid any dividends on our common stock and do not anticipate paying dividends in the foreseeable future.

The following table presents certain information, as of December 31, 2005, with respect to compensation plans, including individual compensation arrangements, under which equity securities are authorized for issuance:

Plan category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders*	0	0	0
Equity compensation plans not approved by security holders	5,845,158	$1.88	0
Total	5,845,158	$1.88	0

* On March 14, 2006, our shareholders approved our 2005 Long-Term Incentive Plan pursuant to which we may grant options, restricted stock and other stock-based awards with respect to up to 10,000,000 shares of our common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Certain statements in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this prospectus constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future and are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  These forward-looking statements involve numerous risks and uncertainties that could cause our actual results to be materially different from those set forth in the forward-looking statements including, without limitation, our lack of profitable operating history, changes in our business, potential need for additional capital and the other additional risks and uncertainties identified under the caption “Risk Factors,” beginning on page 6 and elsewhere in this prospectus or in any supplement we may file. The following discussion should also be read in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this prospectus.

Change in Accounting

In the third quarter of 2005, we changed our method for recognizing revenues for our WebSourced, Inc. subsidiary relating to our search engine enhancement services. Effective with this change, retroactively applied to all periods that we performed such services, we recognize revenue on the straight line basis over the term of the contract. In the third quarter of 2005, we changed our method for presenting revenues for our PrimaryAds, Inc. subsidiary. Effective with this change, retroactively applied to all periods that we performed such services, we present revenue on a net basis. In the third quarter of 2005, we changed the useful life of the Customer Relations intangible asset for our PrimaryAds, Inc. subsidiary from ten years to five years. We have retroactively applied this change to all periods that we owned this intangible asset. As a result of these changes, on December 30, 2005, we restated our Annual Report on Form 10-KSB for the year ended December 31, 2004 and to our Quarterly Reports on Form 10-QSB for the periods ended June 30, 2005 and 2004, March 31, 2005 and 2004 and September 30, 2004. The following tables summarize the effects the restatements had on our previously issued financial statements:

	Year Ended December 31,
	2003		2004
	Previously Reported	As Amended	Previously Reported	As Amended
Revenue	7,095,101	5,781,946	21,473,565	17,621,100
Net Income(Loss)	319,567	(665,016)	2,939,966	1,773,988

Earnings Per Share
Basic	0.02	(0.04)	0.12	0.07
Fully Diluted	0.01	(0.03)	0.10	0.06

Total Assets	4,219,315	3,700,347	34,133,292	32,404,542
Total Liabilities	2,883,208	3,651,581	4,844,119	5,568,687
Total Shareholder’s Equity	1,336,107	48,766	29,289,174	26,835,855

	Quarter ended March 31, 2005		Quarter Ended June 30, 2005
	Previously Reported	As Amended	Previously Reported	As Amended
Revenue	10,179,157	9,172,479	16,068,658	10,314,806
Net Income(Loss)	879,590	338,558	689,284	224,944

Earnings Per Share
Basic	0.03	0.01	0.02	0.01
Fully Diluted	0.02	0.01	0.02	0.01

Total Assets	45,471,373	42,893,022	51,143,872	48,541,195
Total Liabilities	8,514,574	8,930,574	13,414,334	14,270,347
Total Shareholder’s Equity	36,956,799	33,962,448	37,729,538	34,270,848

	Quarter ended March 31, 2004		Quarter Ended June 30, 2004		Quarter ended September 30, 2004
	Previously Reported	As Amended	Previously Reported	As Amended	Previously Reported	As Amended
Revenue	3,825,431	2,740,023	4,574,005	3,563,090	5,721,669	5,203,780
Net Income(Loss)	638,691	116,332	786,778	278,111	883,008	703,055

Earnings Per Share
Basic	0.03	0.01	0.03	0.01	0.04	0.03
Fully Diluted	0.02	0.00	0.03	0.01	0.03	0.02

Total Assets	8,441,450	4,633,932	10,497,733	5,803,957	17,672,208	16,235,323
Total Liabilities	3,716,651	1,718,833	4,680,528	2,224,081	3,086,051	4,054,236
Total Shareholder’s Equity	4,724,799	2,915,099	5,817,205	3,498,838	14,586,157	12,181,087

	Quarter ended March 31, 2003		Quarter Ended June 30, 2003		Quarter ended September 30, 2003
	Previously Reported	As Amended	Previously Reported	As Amended	Previously Reported	As Amended
Revenue	1,185,361	807,738	1,135,037	1,096,780	2,084,230	1,572,164
Net Income(Loss)	586	(187,848)	21,112	(162,863)	(944,572)	(1,544,170)

Earnings Per Share
Basic	0.00	(0.01)	0.00	(0.01)	(0.05)	(0.08)
Fully Diluted	0.00	(0.01)	0.00	(0.01)	(0.04)	(0.07)

Overview

We are a Nevada corporation headquartered in Clearwater, Florida. Through our wholly-owned direct and indirect subsidiaries we provide world class technology solutions to businesses and individuals. Our business is organized into three segments:  Think Technology Services, Think Marketing Services and Think Consumer Services.

From 1993 until 1997 we had no operations. In 1997, we acquired two private companies that were subsequently divested. In March 2001, we acquired WorldMall.com which was reincorporated in June 2002 as WebSourced, Inc. and subsequently changed its name to MarketSmart Interactive, Inc. Since 2002 we have acquired a total of fourteen companies which now serve as the platform for all of our business operations.

Critical Accounting Policies and Estimates

Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make significant estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. We evaluate estimates, including those related to bad debts, inventories and income taxes, on an ongoing basis. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies, among others, involve more significant judgments and estimates used in the preparation of our financial statements:

•                                          We recognize revenues in accordance with the following principles with respect to our different business services:

•                                          We recognize revenue in accordance with Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition in Financial Statements”. Under SAB, we recognize revenue when the following criteria have been met: persuasive evidence of an arrangement exists, the fees are fixed and determinable, no significant obligations remain and collection of the related receivable is reasonably assured.

•                                          MarketSmart Interactive, Inc.

•                                          Search Engine Enhancement Services. Prior to September 2005, we recognized revenue in the period that they were deemed to be earned and collectible under the accrual method of accounting using the straight-line basis over the term of the contract. Beginning in October 2005, we began selling the services previously packaged as separate products in our Search Engine Enhancement business, and now treat each product as a separate deliverable in accordance with EITF 00-21 “Revenue Arrangements with Multiple Deliverables.”  As such, each deliverable is treated as a separate product or deliverable. We, therefore recognize revenue for each deliverable either on a straight line basis over the term of the contract, or when value is provided to the customer, as appropriate.

•                                          Pay Per Click Management Fees. We recognize revenue on pay per click management services in the month the services are performed.

•                                          Cherish, Inc. We recognize income on monthly and multi- monthly subscription contracts on a straight line basis over the term of the contract.

•                                          Personals Plus, Inc. We recognize revenue on monthly and multi-monthly subscription contracts on a straight-line basis over the term of the contract.

•                                          The MarketSmart Companies. We recognize revenue in the period in which services are performed.

•                                          Kowabunga! Marketing, Inc. We recognize revenue the month in which the software is utilized. Customers are invoiced on the first of the month for the monthly services. All overages for the month are billed at the end of the month and are included in our accounts receivable.

•                                          Ozona Online Networks, Inc. We recognize revenue through a monthly hosting fee and additional usage fees as provided.

•                                          PrimaryAds, Inc.

•                                          Revenue is recognized when the related services are performed.

•                                          Consistent with the provisions of EITF Issue No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent,” we recognize revenue as an agent in affiliate marketing transactions. Accordingly, service fee revenue is recognized on a net basis because any affiliate expenses are the responsibility of our advertising customer.

•                                          Real Estate School Online, Inc. We recognize commission income at the time of sale. We recognize income on the sale of compact disks upon shipment.

•                                          Vintacom Holdings, Inc. Substantially all of our revenues are derived from subscription fees. Revenue is recognized when the related services are performed. Fees collected in advance for subscriptions are deferred and recognized as revenue using the straight line method over the subscription term.

•                                          Morex Marketing Group. Revenue is recognized when the names lists are delivered to the customer.

•                                          Catamount Management. Substantially all of our revenue is recorded at the net amount of its gross billings less pass-through expenses charged to a customer. In most cases, the amount that is billed to customers exceeds the amount of revenue that is earned and reflected in our financial statements, because of various pass-through expenses. In compliance with EITF Issue No 99-19, “Reporting Revenue

Gross as a Principal versus Net as an Agent”, we assess whether we or a third-party supplier is the primary obligor. We have evaluated the terms of our customer agreements and considered other key indicators such as latitude in establishing price, discretion in supplier selection and credit risk to the vendor as part of this assessment. Accordingly, we generally record revenue net of pass-through charges.

•                                          Litmus Media, Inc. We recognize revenue in accordance with Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition in Financial Statements.” Under SAB 104, we recognize revenue when the following criteria have been met: persuasive evidence of an arrangement exists, the fees are fixed and determinable, no significant company obligations remain and collection of the related receivable is reasonably assured. Revenue is recognized when the related services are performed, provided that no significant company obligations remain, the collection of the resulting receivable is reasonably assured and the fees are fixed and determinable. In accordance with Emerging Issues Task Force Issue 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent” (“EITF 99-19”), we record as revenue the gross amount received from advertisers and the amount paid to the publishers placing the advertisements as cost of sales. Revenue from company owned and affiliate networks are based on “per click” basis and is recognized once the action is taken.

•                                          Web Diversity Limited. Net sales are arrived at by deducting discounts and value-added tax from gross sales. In accordance with Emerging Issues Task Force Issue 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent” (“EITF 99-19”), we record “revenue” as the gross amount received from customers for advertising services, and “cost of sales” as the amount paid to the Internet Search Engines for advertising costs.

•                                          iLead Media, Inc. In general, revenue is recognized when the following criteria are met:  evidence of an arrangement between iLead and its customer exists, shipment has occurred or services have been rendered, the sales price is fixed and determinable and collectibility is reasonably assured. Specifically, we recognize revenue from online membership sales only after the member’s credit card is charged successfully and the service date of making membership benefits available has taken place.  For lead sales, our revenue recognition varies depending on the arrangement with the purchaser. Where the arrangement provides for delivery only, revenue is recognized when the lead information is provided to the purchaser. Where the arrangement provides for compensation based on sales generated by the purchaser from the lead, we recognize revenue in the period that the purchasing company makes a sale that was derived from the lead. For product sales, we recognize revenue when the member’s credit card is successfully charged and the goods shipped.

•                                          All assets are depreciated over their estimated useful life using the straight line method. Intangible assets are amortized over their estimated lives using the straight line method.

Goodwill is tested for impairment annually per SFAS No. 142, Goodwill and Other Intangible Assets (“SFAs 142”).

•                                          We reserve for federal and state income taxes on items included in the Consolidated Statements of Operations regardless of the period when the taxes are payable. Deferred taxes are recognized for temporary differences between financial and income tax.

•                                          Additional consideration payable in connection with certain acquisitions, if earned, is accounted for using the following principles:

•                                          In accordance with SFAS No. 141, Business Combinations (“SFAS 141”) contingent consideration is recorded when a contingency is satisfied and additional consideration is issued or becomes issuable. We record the additional consideration issued or issuable in connection with the relevant acquisition when the contingency is satisfied.

•                                          In accordance with EITF Issue No. 95-8, Accounting for Contingent Consideration Paid to the Shareholders of an Acquired Enterprise in a Purchase Business Combination (“EITF 95-8”) and FIN 44, the portion of additional consideration issuable to holders of unrestricted (i.e. not subject to risk of forfeiture) common stock and fully vested options as of the acquisition date is recorded as additional purchase price because the consideration is unrelated to continuing employment with us and is allocated to goodwill.

•                                          In accordance with EITF 95-8, the intrinsic value associated with additional consideration related to stock or options that vest between the acquisition date and the date at which the contingency is satisfied is recorded as an immediate charge to stock-based compensation expense at the time of vesting because the consideration is related to continuing employment with us or the acquired subsidiary.

•                                          We have granted incentive stock options to employees and non-qualified stock options have been granted to employees, non-employee members of the board of directors and other persons. We account for stock-based awards to employees in accordance with Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”) and related interpretations, and have adopted the disclosure-only alternative of SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS 123”) and SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure. The fair value of options granted to non-employees, as defined under SFAS 123, has been expensed in accordance with SFAS 123. In accordance with APB 25, stock-based compensation expense is not recorded in connection with stock options granted with exercise prices equal to or greater than the fair market value of our common stock on the date of grant, unless certain modifications are subsequently made. We record deferred compensation in connection with stock options granted with exercise prices less than the fair market value of our common stock on the date of grant. The amount of such deferred compensation per share is equal to the excess of such fair market value over the exercise price.

Quarter Ended March 31, 2006

Liquidity and Capital Resources

This section describes our balance sheet and liquidity and capital commitments as of and for the period ended March 31, 2006. Our most liquid asset is cash and cash equivalents, which consists of cash and short-term investments. Cash and cash equivalents at March 31, 2006 and December 31, 2005 were approximately $1.7 million and $2.6 million, respectively. Cash and cash equivalents consist of cash and short-term investments with original maturities of 90 days or less. Our cash deposits exceeded FDIC-insured limits by approximately $1.1 million at various financial institutions. We have not experienced any losses in such accounts and believe we are not exposed to any significant credit risk on cash.

We expect that we will continue to invest significant resources in order to enhance our existing products and services and to introduce new high-quality products and services. Further, if we are unable to complete the announced sale of our Consumer Services segment, we may need to expend additional capital resources on member acquisition costs and integrating new technologies to improve the speed, performance, features, ease of use and reliability of our consumer services in order to adapt to rapidly changing industry standards. If usage of our websites substantially increases, we may need to purchase additional servers and networking equipment to maintain adequate data transmission speeds, the availability of which may be limited or the cost of which may be significant.

As part of the agreements to acquire certain of our subsidiaries, we agreed to pay the stockholders of these entities additional consideration, or contingent payments, if the financial performance of these respective subsidiaries satisfies certain financial hurdles. As of March 31, 2006, the cash portion of these potential contingent payments totaled approximately $20.9 million which, if and to the extent earned, will likely become payable starting the third quarter of 2007 through the fourth quarter of 2008. We expect to fund these earnout payments through cash generated from operations. To the extent we do not have sufficient cash flow from operations to fund these payments, we would need to incur indebtedness or issue equity to satisfy these contingent payments.

In January 2006, we entered into a loan agreement with Wachovia Bank, National Association. Pursuant to the loan agreement, on January 20, 2006, we borrowed $15 million from Wachovia, evidenced by a revolving credit promissory note which bears interest at the LIBOR Market Index Rate plus 2.10% as such rate may change from day to day, and $2.5 million, evidenced by a term promissory note which bears interest at the LIBOR Market Index Rate plus 2.15% as such rate may change from day to day. Amounts due under the revolving credit note are payable in consecutive monthly payments of accrued interest only until January 19, 2009, the revolving credit note’s maturity, at which time all principal and any accrued but unpaid interest is due and payable. Amounts due under the term note are payable in 12 consecutive monthly payments of equal principal in the amount of $208,333 plus accrued interest with the final payment due on January 19, 2007, the term note’s maturity. Our obligations under the Loan Agreement and the Notes are secured by a first priority lien, in favor of Wachovia, on all of our assets, including the stock of each of our operating subsidiaries and are subject to certain financial covenants. Further, each of our operating subsidiaries has guaranteed the performance of our obligations under the Loan Agreement and the Notes and the guaranty is secured by a first priority lien on each subsidiary’s assets. In April 2006, we used a portion of the proceeds from our preferred stock offering to repay approximately $14.7 million due to Wachovia on the revolving credit note.

Since 2002 through March 31, 2006, we have acquired a total of eleven companies which now serve as the platform for all of our business operations. We anticipate that we will continue to acquire companies that we believe will strategically fit into our business segments and to grow by expanding our current operations. We expect that we will incur future capital expenditures relating to this growth. For example, certain events occurring subsequent to March 31, 2006 have had, and will have, an impact on our liquidity and capital resources. On April 5, 2006, we sold, in a private placement to accredited investors $26.5 million of Series A Convertible Preferred Stock and warrants to purchase up to 5.3 million shares of our common stock. We used $6.5 million of the proceeds from the private placement to pay the cash portion of the purchase price in our acquisition of Litmus Media, Inc. As part of the agreement to acquire Litmus, we agreed to pay the stockholders of Litmus additional consideration, or contingent payments, if the financial performance of Litmus satisfies certain financial hurdles. For a description of the private placement of the Series A Convertible Preferred Stock and the Litmus acquisition, see “Recent Developments” below.

We used approximately $270,000 in cash from operating activities during the quarter ended March 31, 2006, as compared to approximately $500,000 during the quarter ended March 31, 2005. This decrease in cash flows from operations resulted from a decrease in net income of approximately $1.0 million as compared to the same period in 2005, offset by an increase in non-cash items included in net income of approximately $150,000 and increased cash provided by our operating assets of approximately $2.7 million over the same period last year. Conversely, our operating liabilities used approximately $1.6 million more during the first quarter of 2006 compared to the prior year.

We used cash in investing activities during 2006 and 2005. During the quarters ended March 31, 2006 and 2005 we used approximately $360,000 and $180,000 respectively to acquire fixed assets. We also used approximately $9.0 million to fund an acquisition that occurred in the first quarter of 2006 while we used approximately $5.6 million to fund acquisitions that occurred during the quarter ended March 31, 2005. An additional $500,000 was used for other investing activities including pending acquisitions and the acquisition of databases during the quarter ended March 31, 2006.

We generated approximately $9.2 million in cash from financing activities during the quarter ended March 31, 2006, as compared to utilizing approximately $210,000 during the quarter ended March 31, 2005. The primary source of cash generated from financing activities in 2006 was proceeds, totaling approximately $7.3 million, from draws on our line of credit with Wachovia and proceeds from an installment note with Wachovia totaling $2.5 million. These proceeds were offset by cash used to repay principal on outstanding debt of approximately $570,000. During the same period in 2005, we generated approximately $90,000 in proceeds from sale of common stock. These sources were offset by cash used to repay debt of approximately $300,000.

Material Changes in Financial Condition

Our total assets as of March 31, 2006 were approximately $79 million compared to approximately $57.5 million as of December 31, 2005. Substantially all of the increase in our total assets during the quarter ended March 31, 2006 was the result of an increase in our intangible assets of approximately $20.8 million of which approximately $18.5 million was allocated to goodwill. This increase resulted from our acquisition of Morex Marketing Group LLC in January of 2006. Our total current assets as of March 31, 2006 were approximately $10.8 million, an increase from December 31, 2005 of approximately $375,000.

Our total liabilities as of March 31, 2006 were approximately $28.8 million, compared to approximately $18.8 million at December 31, 2005. The primary increase in our liabilities was our increased debt to fund the acquisition completed in January. Our debt increased from approximately $7.9 million at December 31, 2005 to approximately $17.2 million at March 31, 2006.

Results of Operations

This section describes and compares our results of operations for the three months ended March 31, 2006 and 2005.

Revenue for the quarter ended March 31, 2006 increased $2.9 million to approximately $12 million from the same period in the prior fiscal year. Revenue from our marketing services segment increased approximately $200,000 to $7.4 million from the same period last year. The increase was a result of the activity of PrimaryAds and Morex Marketing Group. These two subsidiaries added an additional $2.0 million during the quarter ended March 31, 2006. These entities were not part of the Company for the quarter ended March 31, 2005. The increased revenue from these entities was offset by reduced revenue at our MarketSmart Interactive subsidiary of approximately $1.8 million. Revenue from this subsidiary has decreased due a decline in clients from increased competition and a shift in the product offerings. Revenue from our consumer services segment increased approximately $1.9 million to approximately $3.8 million from the same period last year. Revenue from this segment increased due to the addition of three companies over the past year. Revenue from our technology services segment increased by approximately $870,000 to approximately $1.1 million. During the first quarter of 2005 we made two acquisitions in this segment. These two acquisitions only contributed to our revenue for the period from the date of acquisition in the first quarter of 2005 while contributing for the entire first quarter of 2006.

The gross profits for the quarter ended March 31, 2006 were approximately $8.7 million (72% of sales). In contrast the gross profits for the equivalent period in 2005 were approximately $5.9 million (65% of sales). The increase in our gross profit as a percentage of revenues was due to the changing revenue mix of our subsidiaries. During 2005 and the first quarter of 2006 we have acquired companies with varying cost structures. The majority of our acquisitions have provided us with subsidiaries that have gross profit percentages higher than our traditional averages.

General and administrative expenses were approximately $9.1 million (75% of sales) for the quarter ended March 31, 2006. For the same period last year, the expenses totaled approximately $5.3 million (57% of sales). The change in our selling, general and administrative expenses in relation to revenue is also due in part to the acquisitions completed over the last twelve months. We currently report revenue for two of our operating subsidiaries net of costs as an agent. Due to this reporting, our selling, general and administrative expense percentage will be higher for these entities and, therefore, has the effect of increasing these expenses as a percentage of revenues. Additionally, our corporate overhead costs increased by approximately $1.2 million during the first quarter of 2006 as compared to the first quarter of 2005. This increase in overhead resulted primarily from increased legal and accounting fees associated with certain acquisitions that did not close, preparation of certain financial statements required for securities filings including our registration statement on Form SB-2, and fees incurred regarding the restatement of our financial statements. We expect these costs to remain higher than historical levels during the second quarter of 2006 but to return to historical levels thereafter. Further, corporate overhead increased due to our implementation of FAS 123R in the first quarter of 2006 which resulted in our expensing certain stock based compensation that were previously only footnote disclosures.

Our net loss for the quarter ended March 31, 2006 was approximately $710,000 compared to a profit of approximately $340,000 for the quarter ended March 31, 2005. Basic loss per common share for the quarter ended March 31, 2006 was ($0.02) versus basic income per common share of $0.01 for the quarter ended March 31, 2005. Fully diluted loss per common share for the quarter ended March 31, 2006 was ($0.02) versus fully diluted income per common share of $0.01 for the quarter ended March 31, 2005.

Segment Analysis

Our operations are divided into operating segments using individual products or services or groups of related products and services. During the Fourth Quarter of 2005, we consolidated certain subsidiaries containing similar products, services and customer classes into three segments. All prior periods have been adjusted for the new presentation. The chief executive officer of each subsidiary reports to the chief executive officer of the Company, who makes decisions about performance assessment and resource allocation for all segments. We had three operating segments as of March 31, 2006 and 2005: Technology Services segment, Marketing Services segment and Consumer Services segment. We evaluate the performance of each segment using pre-tax income or loss from continuing operations.

Listed below is a presentation of sales, operating profit and total assets for all reportable segments. The “corporate” category in the “Pre Tax Profit From Continuing Operations” table consists of expenses not allocated to other segments including corporate legal and accounting expenses, corporate salaries and corporate travel expenses. The “corporate” category in the “Total Assets By Industry Segment” table consists of assets that the Company owns that are not otherwise allocated to a particular segment.

NET SALES BY INDUSTRY SEGMENT

	2006		2005
	Amount	Percent	Amount	Percent
Marketing Services	$7,358,834	61.07	$7,152,012	77.97
Consumer Services	3,793,213	31.48	1,869,944	20.39
Technology Services	1,062,592	8.82	193,236	2.11
Elimination	(164,246)	(1.37)	(42,713)	(0.47)
Total	$12,050,393	100.00	$9,172,479	100.00

PRE TAX (LOSS) PROFIT FROM CONTINUING OPERATIONS

	2006	2005
Marketing Services	$596,369	$608,045
Consumer Services	(31,740)	409,224
Technology Services	(14,127)	(268)
Corporate	(1,705,635)	(473,628)
Total	$(1,155,133)	$543,373

TOTAL ASSETS BY INDUSTRY SEGMENT

	2006		2005
	Amount	Percent	Amount	Percent
Marketing Services	$47,834,336	60.56	$14,368,695	33.50
Consumer Services	26,704,543	33.81	15,024,714	35.03
Technology Services	3,578,803	4.53	3,125,562	7.29
Corporate	865,836	1.10	10,374,051	24.18
Total	$78,983,518	100.00	$42,893,022	100.00

Year Ended December 31, 2005

Liquidity and Capital Resources

This section describes our balance sheet and liquidity and capital commitments. Our most liquid asset is cash and cash equivalents, which consists of cash and short-term investments. Cash and cash equivalents at December 31, 2005 and December 31, 2004 were approximately $2.6 million and $17.2 million, respectively. Cash and cash equivalents consist of cash and short-term investments with original maturities of 90 days or less. Our cash deposits exceeded FDIC-insured limits by approximately $1.6 million at various financial institutions. We have not experienced any losses in such accounts and believe we are not exposed to any significant credit risk on cash.

We expect that we will continue to invest significant resources in order to enhance our existing products and services and to introduce new high-quality products and services. Further, if we are unable to complete the announced sale of our Think Consumer Services segment, we may need to expend additional capital resources on member acquisition costs and integrating new technologies to improve the speed, performance, features, ease of use and reliability of our consumer services in order to adapt to rapidly changing industry standards. If usage of our websites substantially increases, we may need to purchase additional servers and networking equipment to maintain adequate data transmission speeds, the availability of which may be limited or the cost of which may be significant.

As part of the agreements to acquire WebCapades, the MarketSmart Companies, Personals Plus, Ozline, KowaBunga!, PrimaryAds, RESO and Vintacom, we agreed to pay the stockholders of these entities additional consideration, or contingent payments, if the financial performance of these respective entities satisfy certain financial hurdles. As of December 31, 2005, the cash portion of these potential contingent payments totaled approximately $6.65 million which, if and to the extent earned, will likely become payable starting the third quarter of 2007 through the fourth quarter of 2008. We expect to fund these earnout payments through cash generated from operations. To the extent we do not have sufficient cash flow from operations to fund these payments, we would need to incur indebtedness or issue equity to satisfy these contingent payments.

Since 2002 through December 31, 2005, we have acquired a total of ten companies which now serve as the platform for all of our business operations. We anticipate continuing to acquire companies that we believe will strategically fit into our business segments and to grow by expanding our current operations. We expect that we will incur future capital expenditures relating to this growth. For example, certain events occurring subsequent to December 31, 2005 have had, and will have, an impact on our liquidity and capital resources. On January 20, 2006, we acquired Morex for an aggregate of approximately $9.4 million in cash and approximately 5.5 million shares of our common stock. On January 19, 2006, we entered into loan agreements with Wachovia Bank, N.A. pursuant to which we borrowed an aggregate amount of $16.8 million, comprised of a $2.5 million installment loan payable and $14.3 million drawn under a line of credit. We used approximately $7.2 million of the proceeds to repay amounts due Wachovia under our previous line of credit (which was cancelled as a result of the loan agreements) with all of the remaining proceeds used to fund the cash portion of the purchase price of Morex. On April 5, 2006, we sold, in a private placement to institutional investors $26.5 million of Series A Convertible Preferred Stock and warrants. We used $6.5 million of the proceeds from the private placement to pay the cash portion of the purchase price in our acquisition of Litmus Media, Inc. As part of the agreements to acquire Morex and Litmus, we agreed to pay the stockholders of these entities additional consideration, or contingent payments, if the financial performance of these respective entities satisfies certain financial hurdles. The cash portion of these potential contingent payments totaled approximately $23.7 million. For a description of the loan agreement with Wachovia, the acquisition of Morex, the private placement of the Series A Convertible Preferred Stock and the Litmus acquisition, see “Recent Developments” below.

The following table summarizes our Consolidated Statement of Cash Flows for the fiscal years ended December 31, 2005 and 2004, respectively:

	2005	2004
Net cash provided by operating activities	$239,221	$2,575,568
Net cash provided by (used in) investing activities	$(21,326,279)	$(678,446)
Net cash provided by financing activities	$6,535,652	$14,951,549

Cash Flows From Operating Activities

We received approximately $240,000 in cash from operating activities during the fiscal year ended December 31, 2005, as compared to approximately $2.6 million during the fiscal year ended December 31, 2004. This decrease in cash received results from several factors:

•                                          Our net income decreased from approximately $1.8 million to a loss of approximately $3,600. This decrease was due to a $2.2 million increase in expenses incurred at the corporate level and cumulative losses in our Think Technology Services segment of approximately $400,000. The losses from operations of our Think Technology Services segment resulted primarily from increased payroll costs in an effort to expand our capabilities and attract larger customers. Our Think Marketing Services segment also had a decrease in operating profits of $1.7 million from 2004 which was offset by an increase in operating profits of our Think Consumer Services segment of $1.45 million. The decrease in operating profits from our Think Marketing Services segment resulted primarily from increased employee costs at our MarketSmart Interactive subsidiary. The increase in operating profits from our Think Consumer Services segment resulted primarily from the acquisitions of Personals Plus, Inc. in the first quarter of 2005 and Real Estate School Online in July of 2005; and

•                                          Non-cash items affecting cash flow from operating activities included depreciation and amortization which totaled approximately $2.2 million during the year ended December 31, 2005, an increase of approximately $1.9 million over 2004. Amortization of purchased intangible assets accounted for approximately $1.4 million of this increase while the remaining increase of approximately $500,000 was a result of depreciation increase due to the addition of equipment and software caused by our expansion. Deferred income taxes negatively affected cash flows from operations during 2005 in the amount of $73,788 after having a positive effect during 2004 of $872,086. Due to the structure of our acquisitions, the amortization of purchased intangibles is not tax deductible resulting in deferred tax liabilities. Deferred income taxes are the result of timing differences between book and tax depreciation, book and tax amortization of intangible assets, allowance for doubtful accounts and net operating loss carry-forwards; and

•                                          During the year ended December 31, 2005, our accounts receivable increased by approximately $2.3 million of which $1.0 million was the result of internal growth and the remainder due to acquisitions. Also, our refundable corporate income taxes increased by approximately $1.52 million. Our prepaid corporate income taxes increased as we were submitting estimated tax payments throughout the year prior to amending our corporate tax returns from 2002 through 2004 increasing our Net Operating Loss carry-forward to 2005. Deferred revenue also decreased during the same period by approximately $575,000 primarily due to the reduction of clients in our MarketSmart Interactive subsidiary. These decreases in cash flow from operations were partially offset by an approximate $2.7 million increase in our accounts payable of which $1.0 million was from internal growth and the remaining $1.6 million from acquisitions.

Cash Flows From Investing Activities

We used cash in investing activities during 2005 and 2004. During the fiscal year ended December 31, 2005 we used approximately $1.7 million to acquire fixed assets. We also used approximately $19.3 million to fund the acquisitions that occurred in 2005. An additional $308,088 was used for pending acquisitions during 2005.

Cash Flows From Financing Activities

We generated approximately $6.5 million in cash from financing activities during the fiscal year ended December 31, 2005, as compared to approximately $14.95 million during fiscal year ended 2004. The primary source of cash generated from financing activities in 2005 was proceeds, totaling approximately $7.36 million, from draws on our lines of credit with Wachovia. These proceeds were offset by cash used to repay principal on outstanding debt totaling $764,250. During the same period in 2004, we generated approximately $17.15 million in proceeds from sale of common stock. These sources were offset by cash used to repay debt of approximately $2.34 million.

Balance Sheet

Our total assets as of December 31, 2005 were approximately $57.5 million compared to approximately $31.9 million as of December 31, 2004. We have acquired approximately $10.8 million in intangible assets and allocated approximately $25.2 million to goodwill during 2005 relating to certain acquisitions. Our accounts receivable have increased by approximately $2.3 million in 2005. One other factor contributing to the increase in our total assets is the purchase of additional equipment associated with internal growth across all divisions in 2005 totaling $1.7 million. Prepaid corporate income taxes also increased during the year ended December 31, 2005 by approximately $1.46 million. These increases were offset by the decrease in cash during the year, as discussed earlier, by approximately $14.6 million.

Total debt at December 31, 2005 was approximately $7.9 million compared to approximately $1.0 million at December 31, 2004. Our debt increased primarily to fund certain acquisitions throughout the year. The accounts payable increased during 2005, from $706,467 at December 31, 2004 to $3,443,603 on December 31, 2005. This increase was due to our internal growth and acquisitions. Our accrued liabilities also increased substantially due to our internal growth and acquisitions.

The following table presents, as of December 31, 2005, the principal amount of our debt maturing each year, including monthly annual amortization of principal, through December 31, 2010 and thereafter:

2006	$436,864
2007	38,164
2008	37,391
2009	7,361,111
2010	0
Thereafter	32,570
TOTALS	$7,906,100	*

* We entered into a new loan agreement with Wachovia pursuant to which we borrowed a total of $17.5 million and used approximately $7.5 million of the proceeds to repay amounts due Wachovia under our previous line of credit which amounts due are reflected in this table.

Results of Operations

Fiscal Year Ended December 31, 2005

Sales for the fiscal year ended December 31, 2005 increased 129% to approximately $40.4 million from the prior fiscal year. Sales from our Think Marketing Services segment increased from approximately $15.2 million to approximately $29.3 million during this period. This increase was due to two factors, revenue from search engine optimization and pay per click increased approximately $2.4 million and the acquisitions of MarketSmart Advertising, Inc. and PrimaryAds, Inc. contributed approximately $11.7 million of sales during the year. Revenue from our Think Consumer Services segment increased 263% from approximately $2.4 million in 2004 to approximately $8.7 million in 2005. This increase was due to having a full year activity in our online dating subsidiary and the addition of our online education division in July of 2005. During 2005 we also acquired two companies in our Think Technology Services segment which produced revenue of approximately $2.9 million. We expect to continue to grow as we expand our current businesses and acquire and integrate new businesses.

The gross profits for the fiscal year ended December 31, 2005 were approximately $26.6 million (66%). In contrast the gross profits for the equivalent period in 2004 were approximately $13.5 million (77%). The decrease in our gross profit as a percentage of revenues was due to a variety of factors all of which were acquisition related. During 2005 we completed seven acquisitions, two each in our Think Marketing Services and Think Technology Services segments and three in our Think Consumer Services segment. Each of these acquisitions had an effect on our gross profit margins. Our Think Marketing Services segment was the major cause of the decrease in gross profit percentage. This segment showed a decrease in gross profit percentage from 78% of sales in 2004 to 60% for the year ended December 31, 2005. The majority of this was due to the acquisition of MarketSmart Advertising, Inc. in January 2005. MarketSmart Advertising is a traditional off-line advertising Company which has a historical gross profit percentage of approximately 30%. Also, our MarketSmart Interactive, Inc. subsidiary had a 6% decrease in its gross profit margin due to increased staffing levels to service its clients. These two were slightly offset by our other subsidiary in this segment, PrimaryAds, Inc., which has no cost of sales.

General and administrative expenses were approximately $24.9 million (62% of sales) for the fiscal year ended December 31, 2005. For the fiscal year ended December 31, 2004, these expenses totaled approximately $10.6 million (60% of sales). Corporate overhead increased from $376,948 (2.1% of sales) in 2004 to approximately $2.55 million (6.3% of sales) in 2005.

The majority of this increase was due to increased legal and accounting fees resulting from the restatement of our financial statements. We expect to reduce our general and administrative expenses as we expect a decline in our professional fees in 2006 and as we expand our current businesses and acquire and integrate new businesses.

Amortization expense increased to approximately $1.55 million (3.8% of sales) in 2005 from $108,489 (0.6% of sales) in 2004.  This was a direct result of the seven acquisitions that occurred during 2005. We expect this trend to continue as we amortize purchased intangibles over their estimate lives.

Our net income for the fiscal year ended December 31, 2005 was a loss of approximately $3,600 compared to income of approximately $1.8 million for the fiscal year ended December 31, 2004. Basic earnings per common share for the fiscal year ended December 31, 2005 were $0.00 versus $0.07 for the fiscal year ended December 31, 2004. Fully diluted earnings per share for the fiscal ended December 31, 2005 was $0.00 versus $0.06 for the year ended December 31, 2004. The decrease in our earnings per share was due to many of the factors listed above including a substantial increase in the amortization of purchased intangibles and corporate overhead.

Segment Analysis

Our operations are divided into operating segments using individual products or services or groups of related products and services. During the 4th Quarter of 2005, we consolidated certain subsidiaries containing similar products, services and customer classes into three segments. All prior periods have been adjusted for the new presentation. The chief executive officer of each subsidiary reports to the chief executive officer of the Company, who makes decisions about performance assessment and resource allocation for all segments. We had three operating segments as of December 31, 2005: Think Technology Services segment, Think Marketing Services segment and Think Consumer Services segment. We evaluate the performance of each segment using pre-tax income or loss from continuing operations.

Listed below is a presentation of sales, operating profit and total assets for all reportable segments. The “corporate” category in the “Pre Tax Profit From Continuing Operations” table consists of expenses not allocated to other segments including corporate legal and accounting expenses, corporate salaries and corporate travel expenses. The “corporate” category in the “Total Assets By Industry Segment” table consists of assets that the Company owns that are not otherwise allocated to a particular segment.

NET SALES BY INDUSTRY SEGMENT

	2005		2004
	Amount	Percent	Amount	Percent
Marketing Services	$29,324,687	72.51	$15,223,527	86.39
Consumer Services	8,713,538	21.54	2,397,573	13.61
Technology Services	2,864,452	7.08	—	0.00
Elimination	(461,948)	(1.13)	—	0.00
Total	$40,440,729	100.00	$17,621,100	100.00

PRE TAX PROFIT FROM CONTINUING OPERATIONS

	2005	2004
Marketing Services	$988,325	$2,686,642
Consumer Services	1,986,390	528,087
Technology Services	(387,025)	0
Corporate	(2,554,336)	(376,948)
Total	$33,354	$2,837,781

TOTAL ASSETS BY INDUSTRY SEGMENT

	2005		2004
	Amount	Percent	Amount	Percent
Marketing Services	$24,863,779	43.25	$7,106,930	22.26
Consumer Services	26,761,638	46.55	10,016,684	31.38
Technology Services	3,350,124	5.83	0	0.00
Corporate	2,518,778	4.37	14,799,472	46.36
Total	$57,494,319	100.00	$31,923,086	100.00

MANAGEMENT

Executive Officers and Directors

Our directors and executive officers and their ages as of July 10, 2006 are as follows:

Name	Age	Position
Scott P. Mitchell	35	Chief Executive Officer, President and Secretary, Director
Robert T. Geras	68	Director
Xavier Hermosillo	55	Director
Frederick P. Lyte	77	Director
George Mellon	60	Director
Vincent J. Mesolella	56	Director
Joshua Metnick	33	Director
Patrick W. Walsh	41	Director
Jody Brown	35	Chief Financial Officer and Treasurer
George Douaire	43	President – Think Consumer Services Segment
Stan Antonuk	39	Chief Operating Officer
John Linden	28	Chief Technology Officer

On November 30, 2005, S. Patrick Martin ceased serving on our board of directors and the board appointed Frederick P. Lyte to fill the vacancy. Additionally, on November 30, 2005, we appointed Xavier Hermosillo as our senior vice president of investor relations and, in connection therewith, Mr. Hermosillo, a member of our board, resigned from the audit, nominating and compensation committees. On July 9, 2006, we engaged a third-party investor relations firm to handle our investor relations duties and eliminated the position of senior vice president of investor relations. As a result, Mr. Hermosillo continues to serve on our board of directors, but no longer is an employee of ours. On January 31, 2006, James N. Held ceased serving on our board of directors ceased, as well. On February 1, 2006, our board appointed Dominic L. Ragosta to fill the vacancy. On May 11, 2006, Gerard M. Jacobs, a director of ours and our former chief executive officer, secretary and treasurer, and T. Benjamin Jennings, a director of ours and executive chairman, submitted their resignations to our board of directors. On May 12, 2006, our board of directors accepted their resignations and appointed Scott P. Mitchell, our president, to act as interim chief executive officer. On June 5, 2006, Mr. Dominic Ragosta resigned from our board of directors. On June 8, 2006, Scott P. Mitchell was appointed to our board of directors and was named chief executive officer. On June 23, 2006, Messrs. Robert T. Geras, George Mellon and Joshua Metnick were appointed to the board of directors to fill the vacancies created by the resignations of Messrs. Jacobs, Jennings and Ragosta. On July 3, 2006, Mr. Douaire was promoted to president of our Think Consumer Services segment, Mr. Stan Antonuk was appointed to replace Mr. Douaire as our chief operating officer and Mr. John Linden was appointed as our chief technology officer.

Biographical information for our directors and executive officers

Scott P. Mitchell. On June 8, 2006, Scott P. Mitchell was appointed to our board of directors and was named chief executive officer. Since August 2005, Mr. Mitchell has served as our president and since August 2004 as the chief executive officer of Cherish, Inc. Mr. Mitchell launched several successful Internet businesses including HSN.com, RollingStone.com and Tunes.com. In 2004 he merged his online dating company with the Company and formed Cherish, Inc., the Company’s wholly owned online dating subsidiary. Mr. Mitchell holds Bachelor of Science degrees from Illinois State University in Psychology and Economics and a Masters of Business Administration, Masters of Management and Organizational Development and Masters of Management Information Systems from Benedictine University.

Robert T. Geras. In 1978, Mr. Geras founded and has since been President of LaSalle Investments, Incorporated, an early stage Chicago venture capital investment company. In April 2005, Mr. Geras became Interim President, director and CEO of Arryx, Inc., a Chicago nano-technology company which employs holographic laser steering at nano and microscopic levels to expedite groundbreaking research of many kinds. Mr. Geras co-founded and is a director of Merge Healthcare (MRGE) which provides radiology workflow products. He is currently a director of VideoHomeTours, Capital Growth Systems, Exadigm, Think Partnership, Advanced Diamond Technologies, Bias Power, and OrthoScan.

Mr. Geras is a founding member and a director of the Illinois Venture Capital Association which, in December 2004, presented Mr. Geras with the Fellows Award for “Extraordinary leadership in early stage venture funding in Illinois.” Mr. Geras also received the “Angel of the Year-2002” award by the Chicago Software Association at their Annual CityLIGHTS ceremony. On March 1, 2006, Mr. Geras was inducted into the Chicago Area Entrepreneurship Hall of Fame. Mr. Geras and his wife, Dawn founded the Save Abandoned Babies Foundation. Mr. Geras graduated from Northwestern University in 1961.

Xavier Hermosillo. Mr. Hermosillo has served as a director since September 2004. He also served as our senior vice president of investment relations from November 30, 2005 through July 9, 2006, until we eliminated that position and engaged a third-party investor relations firm. Since November 1984, Mr. Hermosillo served as president of CrisisPros, a crisis management and communications firm in Los Angeles, California. Mr. Hermosillo is the former chief of staff to both Democratic and Republican leaders in the California legislature and an award-winning print journalist, television commentator and radio talk show host in Los Angeles. Mr. Hermosillo is the founding chairman of an umbrella coalition of Los Angeles Latino organizations, a former chairman and member of the city-wide Latino community forum for the Los Angeles Police Department, a hearing examiner for the Los Angeles Police Commission, adjudicating discipline matters involving LAPD officers and a civilian advisor to the Los Angeles County Sheriff. Mr. Hermosillo was a member of the board of directors of Metal Management, Inc. Mr. Hermosillo has earned honors degrees in administration of justice, marketing and management.

Frederick P. Lyte. Mr. Lyte has served as our director since December 2005. Mr. Lyte has been the chairman and president of Lyte Enterprises, an economic development consulting and venture capital business located in Pasadena, California for almost 35 years. He has served as vice president and general manager for Retlaw Enterprises, the personal holding company of the Walt Disney Family. Mr. Lyte also served as a consultant and analyst for SRI, the Stanford Research Institute, as well as Booz, Allen & Hamilton. Mr. Lyte sits on the Board of Councilors of the University of Southern California Medical School and is a former chairman of the board of the St. Luke Hospital Foundation. He received a Bachelors Degree in Economics from Stanford

University and a Masters in Business Administration from the Stanford University Graduate Business School.

George Mellon. Mr. Mellon has served as a director since June 2006. Following graduation from college in 1968, Mr. Mellon spent 16 years with INA/CIGNA and in 1984 founded North American Special Risks Associations Inc. (NASRA). NASRA operated as a Managing General Underwriter (MGU) representing several A+ rated insurance companies in the accident and health employee benefits area. Mr. Mellon served as chairman, president and chief executive officer of NASRA. In 1996, NASRA merged with HCC (NYSE) where Mr. Mellon remained active until 2000 serving as chairman, president and chief executive officer of HCCES, a division of HCC. He continued with HCC as a consultant. Mr. Mellon graduated from North Dakota State University in 1968 with a B.S. degree in Economics.

Hon. Vincent J. Mesolella. Mr. Mesolella has served as our director since July 2003. Since 1978, Mr. Mesolella has served as the president of REI, Inc. located in North Providence, Rhode Island. Mr. Mesolella has served as the chairman of the Narragansett Bay Commission, located in Providence, Rhode Island, since 1991. Mr. Mesolella was elected ten times to the Rhode Island House of Representatives, serving as the Deputy Majority whip for eight years, retiring in 1999. Mr. Mesolella has served as a director of The imPossible Dream since 2001, and served as the first chairman of the Rhode Island Underground Storage Tank Financial Review Board starting in 1998. Mr. Mesolella attended Rhode Island Junior College and the University of Rhode Island Extension Division.

Joshua Metnick. Mr. Metnick currently serves as chairman and chief executive officer of Chicago.com, Inc., as well as Managing Member of Associated Cities LLC which he formed with the owners of NewYorkCity.com, Atlanta.com and LosAngeles.com. Mr. Metnick currently serves as Chairman of Heilio, Inc., a Chicago-based network and online security services firm, and is a co-founder of Unified Consulting, Inc., a transactionally oriented Internet services development company started in 1999 and based in Los Angeles, California. In 2000, Mr. Metnick founded ePrairie.com, a news aggregator and blogging website for the Chicago and Midwest technology business community. Mr. Metnick holds a bachelor’s degree in finance from the University of Illinois and is a graduate of the Illinois Institute of Aviation.

Patrick W. Walsh. Since May 2004, Mr. Walsh has served as the director of sales at Chasm Industries, Inc. From 1999 to 2004, Mr. Walsh served as an executive of Avatar Systems Ltd., Chicago, Illinois. From 1997 until 1999, Mr. Walsh served as vice president of marketing and business development for Metal Management, Inc., located in Chicago, Illinois. Mr. Walsh graduated from Miami University (Ohio) in 1986.

Jody Brown. Since August 2004, Mr. Brown has served as our chief financial officer. From January 2001 until August 2004, Mr. Brown was a partner at the accounting firm of Poulos & Bayer, our previous independent registered public accountant. He had worked at Poulos & Bayer since 1995. Mr. Brown graduated from the University of Illinois at Chicago in 1995.

George Douaire. On July 3, 2006 Mr. Douaire was appointed as president of our Think Consumer Services Segment. Prior to that beginning August 2005, Mr. Douaire served as our chief operating officer. Previously, Mr. Douaire served as general manager of e-business and

kodak.com and vice president of marketing for the Eastman Kodak Company. Prior to that, Mr. Douaire was senior vice president at Peapod Interactive. Mr. Douaire began his career at the Chicago Tribune Company in 1984 and served in a number of positions within the company. Mr. Douaire also served on the Tribune Company’s corporate staff, as manager of marketing development. Mr. Douaire holds a Bachelor of Arts degree from Fairfield University in Fairfield, Connecticut and a Masters of Business Administration from the Loyola University Graduate School of Business in Chicago.

Stan Antonuk. Prior to joining us, Mr. Antonuk was part of the leadership team at InterActive Corporation which launched the e-commerce site, HSN.com. In addition to overseeing technology and operations for HSN.com, Mr. Antonuk also oversaw technology for HSN’s Advanced Services business. Prior to HSN.com, Mr. Antonuk spent ten years serving in a variety of leadership positions in engineering, marketing, and technology for National Grid, an electric and gas power company in Upstate, New York.  He received a B.S. degree in Electrical and Computer Engineering from Clarkson University in Potsdam, N.Y. and an MBA from Le Moyne College in Syracuse, NY.

John Linden. Mr. Linden has been Litmus Media’s chief executive officer since early 2005 where he built click fraud protected advertising distribution technologies for the performance-based advertising, search marketing, and e-retailing industries as well as developing its ValidClick search distribution network and its coupon and product comparison distribution systems. Prior to Litmus Media, Mr. Linden was the executive vice president of marketing for Positive Networks, Inc. He has also served as chief technology officer for Adknowledge and Virtumundo, Inc. Mr. Linden founded and was the chief executive officer of Planet Alumni, Inc.

All of our directors are elected annually and serve until the next annual meeting of stockholders or until their successors are elected and qualified. All executive officers serve at the discretion of our board.

Board Committees

Our board has formed three committees:

•                  an audit committee comprised solely of independent directors. Vincent J. Mesolella (chairman) serves as the committee’s financial expert. The other members are Patrick W. Walsh and Frederick P. Lyte;

•                  a nominating committee comprised of Vincent J. Mesolella (chairman), Patrick W. Walsh and Frederick P. Lyte; and

•                  a compensation committee comprised of Vincent J. Mesolella (chairman), Patrick W. Walsh and Frederick P. Lyte.

Indemnification of Officers and Directors

As authorized by the General Corporation Law of Nevada, our by-laws limit the liability of our officers or directors for monetary damages for breach of fiduciary duty as an officer or director. Notwithstanding the foregoing sentence, a director or officer will be liable to the extent that he or she engages in:

•                  acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law; or

•                  we unlawfully pay dividends in violation of Section 78.300 of the General Corporation Law of Nevada.

This provision limits our rights and the rights of our shareholders to recover monetary damages against an officer or director for breach of the fiduciary duty of care except in the situations described above. The provision does not limit our rights or the rights of any shareholder seeking injunctive relief or rescission if an officer or director breaches his or her duty of care. This provision will not alter the liability of officers or directors under federal securities laws. Our by-laws further permit us to indemnify any and all persons who serve as our director, officer, employee or agent to the fullest extent permitted under Nevada law. These provisions may be sufficiently broad to permit indemnification of our officers and directors arising under federal securities law.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which we are required or permitted to provide indemnification. We are also not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Tables

The following table sets forth all compensation awarded to, earned by or paid, on a consolidated basis, to our chief executive officer and any other executive officer earning salary and bonus exceeding $100,000 referred to herein as the named executive officers. Each of the four persons set forth below, Messrs. Jacobs, Mitchell, Brown and Martin, was, or is actually paid by, our subsidiary, MarketSmart Interactive. Our total compensation expense as reflected on our Consolidated Financial Statements includes the compensation expenses for each of our subsidiaries including MarketSmart Interactive. Only two executive officers, other than our chief executive officer, received a salary and bonus exceeding $100,000 for the year ended December 31, 2005.

					Long Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/SARs (#)	LTP Payouts ($)	All Other Compensation ($)
Gerard M. Jacobs,	2005	$294,981	$100,000	0	0	1,000,000	0	0
President and Chief	2004	$225,527	0	0	$0	0	0	0
Executive Officer (1)	2003	$30,000	0	0	$320,000	0	0	0

Scott P. Mitchell,	2005	$216,018	0	0	0	0	0	0
President (2)	2004	$154,130	0	0	0	0	0	0
	2003	0	0	0	0	0	0	0

Jody Brown, Chief	2005	$187,243	0	0	0	0	0	0
Financial Officer, (3)	2004	$46,292	0	0	0	41,431	0	0
	2003	0	0	0	0	0	0	0

S. Patrick Martin,	2005	$243,957	$75,000	0	0	300,000	0	0
MarketSmart	2004	$254,433	0	0	0	0	0	0
Interactive, Inc. (4)	2003	$182,897	$20,625	0	0	0	0	0

(1)                                  In 2003, we granted 3,200,000 shares valued at $320,000 to the Roberti Jacobs Family Trust, which acquired the rights to these shares from Mr. Jacobs. On May 11, 2006, Mr. Jacobs resigned as chief executive officer.

(2)                                  Mr. Mitchell began serving as our president in August, 2005, our interim chief executive officer on May 12, 2006, and on June 8, 2006, was named chief executive officer.

(3)                                  Mr. Brown began serving as our chief financial officer in August, 2004.

(4)                                  Mr. Martin ceased serving as president and chief executive officer of MarketSmart Interactive effective November 30, 2005.

Option/SAR Grants in Last Fiscal Year

The following table sets forth information regarding the number of options granted to each of the named executive officers during the year ended December 31, 2005.

Name	Number of Securities Underlying Options	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)	Expiration Date
Gerard M. Jacobs (1)	1,000,000	47%	$5.25	1/20/2015
Scott P. Mitchell (2)	—	—	—	—
Jody Brown	—	—	—	—
S. Patrick Martin (3)	300,000	14%	$5.25	1/20/2015

(1)                                  Mr. Jacobs resigned as our chief executive officer on May 11, 2006.

(2)                                  Mr. Mitchell was appointed as our interim chief executive officer on May 12, 2006 and on June 8, 2006, was named chief executive officer.

(3)                                  Mr. Martin ceased serving as president and chief executive officer of MarketSmart Interactive effective November 30, 2005.

Value of Securities Underlying Unexercised Options

The following table sets forth information regarding the number and value of securities underlying unexercised options or warrants held by each of the named executive officers at December 31, 2005.

	Share Acquired on Exercise	Value	Number of Securities Underlying Unexercised Options/SARs at December 31, 2005(1)				Value of Unexercised In-the- Money Options/SARs at December 31, 2005 (2)
Name	(#)	Realized ($)	Exercisable		Unexercisable		Exercisable	Unexercisable
Gerard M. Jacobs (3)	—	—	0		1,000,000		0	0
Scott P. Mitchell (4)	—	—	89,285		100,000	(5)	$12,500	$0
Jody Brown			41,431		0		$12,429	$0
S. Patrick Martin (7)	—	—	743,147	(7)	300,000		$1,611,179	$0

(1)             These amounts represent the total number of shares issuable on exercise of warrants held by the named executive officers at December 31, 2005.

(2)             These amounts represent the difference between the exercise price of options or warrants and the closing bid price of our common stock on December 31, 2005.

(3)             Mr. Jacobs resigned as our chief executive officer on May 11, 2006.

(4)             Mr. Mitchell was appointed as our interim chief executive officer on May 12, 2006, and on June 8, 2006, was named chief executive officer.

(5)             Includes warrants to purchase 39,285 shares issued to Scott and Kristi Mitchell Family Limited Partnership.

(6)             Mr. Martin ceased serving as president and chief executive officer of MarketSmart Interactive effective November 30, 2005.

(7)             Among these warrants, 33,147 were granted in 2000 at an exercise price of $2.00 per share which was reduced to $0.45 per share in 2003, 200,000 in 2002 at an exercise price of $0.27 per share, and 510,000 in 2003 at an exercise price of $0.13 per share.

Employment Agreements

Scott P. Mitchell entered into an employment agreement with our indirect wholly-owned subsidiary Cherish, Inc. effective August 19, 2004,  pursuant to which he serves as the President and Chief Executive Officer of Cherish. On August 19, 2005, this agreement was amended to provide that Mr. Mitchell will serve as our President as well. The employment agreement, as amended, provides for the following: (i) an employment term ending on December 31, 2008; (ii) base salary equal to $250,000 per annum; (iii) other benefits that are generally available to the vice presidents of our MarketSmart Interactive subsidiary; (iv) a non-competition and non-solicitation covenant during the term of the employment agreement and for a period of two years thereafter; (v) termination of the employment agreement (A) by us for cause or the disability of Mr. Mitchell, (B) automatically upon the death of Mr. Mitchell, or (C) by Mr. Mitchell if he is asked to relocate to a different geographic area, does not accept such relocation, and a suitable position cannot be arranged at his current location; and (vi) severance equal to all amounts that would have become due and owing through December 31, 2007 if we terminate the employment agreement other than for cause or the death or disability of Mr. Mitchell. The employment agreement defines “cause” to include Mr. Mitchell’s: (1) repeated gross neglect of or negligence in the performance of his duties; (2) failure or refusal to follow instructions given to him by our board of directors, our chief executive officer, or the board of directors of our Cherish subsidiary; (3) repeated violation of any provision of our bylaws or of Cherish’s other stated policies, standards, or regulations; (4) being investigated by a government authority, indicted, convicted or plea bargaining in regard to any criminal offense, other than minor traffic violations; (5) violation or breach of any material term, covenant or condition contained in the employment agreement; or (6) failure to perform his assignments and duties hereunder at a level that is deemed to be acceptable by our chief executive officer, which failure continues for more than thirty (30) days following receipt of written notice from our chief executive officer.

S. Patrick Martin entered into an employment agreement with our MarketSmart Interactive subsidiary, pursuant to which he served as the chief executive officer of MarketSmart Interactive, effective as of January 1, 2004. The term of the agreement was to continue until December 31, 2008, unless sooner terminated in accordance with the agreement. Under the agreement, Mr. Martin received a base salary of $240,000 per year, subject to increases and bonuses granted in the discretion of the board of directors of MarketSmart Interactive. If MarketSmart Interactive terminated the agreement prior to the expiration of the term other than “for cause,” then Mr. Martin would have been entitled to all amounts of his annual base salary that would have become due and owing through December 31, 2008, as if Mr. Martin’s employment had not been terminated prior thereto. The employment agreement contained non-compete and non-solicitation provisions during the term of the agreement and for a period of one year thereafter.

On December 2, 2005, we entered into a Separation Agreement and General Release with S. Patrick Martin, pursuant to which Mr. Martin ceased serving as the president and chief executive officer of our MarketSmart Interactive, Inc. subsidiary effective November 30, 2005. Additionally, Mr. Martin ceased serving on the board of directors and the board’s executive committee. Further, Mr. Martin ceased serving as an employee, officer, director or committee member of any subsidiary of the Company on which he had served.

We agreed to pay to Mr. Martin an aggregate of $105,000 over a period of twelve months beginning December 15, 2005. Additionally, we agreed to pay, in one lump sum, an amount representing all of the Company’s obligations for salary, sick and vacation pay due to Mr. Martin. Also pursuant to this agreement, we agreed to amend the terms of certain vested options or warrants previously granted to Mr. Martin, which otherwise would have terminated within thirty days following the separation date, to provide that Mr. Martin may exercise such options or warrants during the period beginning January 1, 2006 and ending November 30, 2006.

Compensation of Directors

Each independent member of our board of directors receives $2,000 per month, plus reimbursement for travel and lodging expenses for serving as an independent director. Each independent director serving as chairman of a board committee is paid an additional retainer equal to $2,000 per month. Further, each committee chairman is paid a per diem fee equal to $900 for each day spent by a committee chairman on Company business, provided that in no case, may the per diem fees paid to a committee chairman exceed $60,000 per annum. All of our directors are eligible for grants of warrants or options to purchase our common stock as determined from time to time by our board of directors in its discretion. In connection with serving as an independent director during 2004, in January 2005, we granted to each of our independent directors options to purchase 25,000 shares of our common stock at an exercise price of $5.25 per share. The options become exercisable in 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table shows the amount of common stock beneficially owned (unless otherwise indicated) by our directors, our executive officers and the directors and executive officers as a group and each person known to us to be the beneficial owner of more than five percent (5%) of our common stock, based on a review of filings with the Securities and Exchange Commission. The beneficial ownership percentages are based on a total of 53,043,695 shares outstanding as of July 10, 2006.

Beneficial Owner	Number of Shares of Common Stock Beneficially Owned As of July 10, 2006	Percent of shares of Common Stock Outstanding
Brady Whittingham	3,629,887	6.8%
Scott P. Mitchell (1), (2)	1,955,952	3.7%
Robert T. Geras (1)(3)	1,285,988	2.4%
John Linden (1)	955,500	1.8%
Vincent J. Mesolella (1)(4)	264,056	*
Patrick W. Walsh (1)(5)	200,000	*
Jody Brown (1)(6)	41,431	*
George Mellon (1)(7)	37,500	*
Xavier Hermosillo (1)(8)	20,000	*
Frederick P. Lyte (1)	—	—
Joshua Metnick (1)	—	—
George Douaire (1)	—	—
Stan Antonuk (1)	—	—

All Directors and Executive Officers as a Group (12 persons)	4,760,427	9.0%

* Less than 1%.

(1)             Executive Officer or Director.

(2)             Includes 71,429 shares of common stock and 39,285 warrants to purchase common stock at $4.12 per share owned by the Scott and Kristi Mitchell Family Limited Partnership, of which Mr. Mitchell has voting and dispositive power. Also includes 50,000 warrants to purchase common stock at $2.10 per share. Also includes 100,000 warrants to purchase common stock at $0.13 per share which were transferred to Mr. Mitchell from the Roberti Jacobs Family Trust and T. Benjamin Jennings pursuant to the terms of a loan made by Mr. Mitchell to Mr. Gerard M. Jacobs and Mr. T. Benjamin Jennings.

(3)             Includes warrants to purchase 181,264 shares of our common stock at $4.12 per share.

(4)             Includes warrants to purchase 200,000 shares of our common stock at $0.13 per share.

(5)             Consists of warrants to purchase 200,000 shares of common stock at $0.13 per share.

(6)             Includes warrants to purchase 41,431 shares of our common stock at $2.05 per share.

(7)             Includes warrants to purchase 12,500 shares of our common stock at $2.05 per share.

(8)             Consists of warrants to purchase 20,000 shares of our common stock at $2.05 per share.

Compliance with Section 16(a) of the Securities Exchange Act of 1934, as amended

Our executive officers, directors and shareholders beneficially owning more than 10% of our common stock are required, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to file reports of ownership of our common stock with the Securities and Exchange Commission. Based solely upon a review of the copies of reports furnished to us and written representations that no other reports were required, we believe that, except as described below, our executive officers, directors and stockholders beneficially owning more than 10% of our common stock, have complied with the requirements during the year ended December 31, 2005. Mr. George Douaire, our Chief Operating Officer, and Mr. Scott Mitchell, our President, and Mr. Frederick Lyte, a director, failed to file within the prescribed 10-day time frame, a Form 3 announcing that each had become a reporting person. Each has subsequently filed the required Form 3. In addition, Mr. Lyte failed to file within the prescribed time frame a Form 4 announcing that, on December 7, 2005, he had been granted options to purchase 25,000 shares of our common stock for joining our board. Mr. Lyte has subsequently filed the required Form 4.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As part of our acquisition of WebCapades, Inc. on August 19, 2004, we issued notes payable totaling $1.2 million to the former shareholders of WebCapades. These notes are being repaid in level monthly installments over twenty-four months without interest. The former shareholders of WebCapades were also issued shares of our common stock as part of the acquisition, and Scott Mitchell, a former WebCapades shareholder, is currently a director, our president, chief executive officer and secretary and the president of our Cherish, Inc. subsidiary.

SELLING SHAREHOLDERS

The following table sets forth the name of each selling shareholder, the aggregate number of shares of common stock beneficially owned by each selling shareholder as of July 10, 2006 (including shares that are issuable on exercise of options or warrants within sixty days of the date of this prospectus), and the aggregate number of shares of common stock (including shares issuable on exercise of warrants regardless of whether they may be exercised within sixty days of the date of this prospectus) registered hereby that each selling shareholder may offer and sell pursuant to this prospectus. Because the selling shareholders may offer all or a portion of the shares at any time and from time to time after the date hereof, no estimate can be made of the number of shares that each selling shareholder may retain upon completing the offering. Assuming all of the shares offered hereunder are sold by the selling shareholder, then unless otherwise noted, after completing the offering, none of the selling shareholders will own more than one percent of the shares of common stock outstanding. Of the shares offered hereby, 18,316,252 shares are issued and outstanding as of the date of this prospectus, and an aggregate of 5,309,049 shares have been reserved for issue by the Company to certain of the selling shareholders upon exercise of warrants or options. Beneficial ownership after the offering will depend on the number of shares sold by each selling shareholder. The table set forth below does not include any additional number of shares which may be issued on exercise of warrants or options to prevent dilution resulting from stock splits, stock dividends or similar events, all of which shares, to the extent permitted under Rule 416 of the Securities Act, are being offered by this prospectus.

Unless noted in the table and the footnotes below, the shares of our common stock being offered herein relate to the following offerings:

On March 9, 2004, we completed a private placement of common stock. We sold a total of  1,718,750  shares  of our  common  stock  to a group  of  accredited investors at a price of $1.60 per share,  resulting  in gross  proceeds of $2.75 million.

On June 4, 2004, MarketSmart Interactive acquired the assets of Engine Studio, Inc. In the acquisition, the stockholders of Engine Studio, Inc. received 40,000 shares of our common stock, and have the right to receive an additional 60,000 shares if the acquired assets achieve certain revenue milestones during the next two years. The stockholders met these milestones and as such received the additional 60,000 shares of our common stock.

On  August  19,  2004,  we  acquired,  through a  wholly-owned  subsidiary, WebCapades,  Inc.,  for $3.5  million  in cash,  1,904,762  shares of our common stock, $1.2 million in two-year  promissory notes payable by us and a contingent earn out of $500,000. Scott Mitchell and Kristine E. Mitchell, the principal stockholders of WebCapades, each signed three-year employment agreements with WebCapades, Inc. and Cherish. We also granted Scott Mitchell warrants to purchase 150,000 shares of our common stock, 50,000 at an exercise price of $2.10 per share, 50,000 at an exercise price of $2.40 per share (the market price on the first anniversary of the closing of the WebCapades acquisition) and 50,000 at an exercise price equal to the market price on the second anniversary of the closing of the WebCapades acquisition. Certain other employees of WebCapades were also granted warrants to purchase an aggregate of 90,600 shares of our common stock at an exercise price of $2.10 per share.

On August 19, 2004 we completed a private  placement of 2,049,813 shares of our  common  stock at a price  of  $2.05  per  share,  to a group of  accredited investors  resulting  in gross  proceeds  of  $4,202,104. We also  granted  the purchasers  warrants  to  purchase  512,457  shares  of our  common  stock at an exercise price of $2.05 per share.

On December 6, 2004,  we  completed  an offering of $4.3  million  units at $3.50 per unit, with each unit comprised of one share of common stock, par value $0.001  per  share and one  warrant  to  purchase  0.55  share of  common  stock resulting in gross proceeds of $15,050,000.

As described herein, as part of the sale of 3,229,726 shares and warrants to purchase 3,130,000 shares by Mr. Jennings and the Roberti Jacobs Family Trust, we agreed to register for resale the shares, warrants, and shares underlying the warrants sold in this transaction. The purchasers exercised the warrants immediately following the transfer resulting in receipt by us of proceeds of $371,300.

Selling Shareholders	Shares Beneficially Owned	Shares Being Offered		Shares to be Beneficially Owned After Offering(1)
	Number			Number	Percent
Advanced Physicians Group, S.C. (C)	66,428	66,428	(2)	—	—
Richard H. Albright, Jr. (F)	124,300	82,867		41,433	*
Michael Balkin (H)	300,000	300,000		—	—
Raymond Bourque (C)	22,143	22,143	(4)	—	—
BTG Investments, LLC (I)	611,826	611,826	(63)	—	—
CEOcast, Inc.	25,000	25,000	(62)	—	—
Michael J. Choate (A)	2,000	2,000		—	—
Clayton Blehm Living Trust 1997 (A)(B)	156,250	156,250	(5)	—	—
Sandra Consaul (F)	994	994	(3)	—	—
Shannon Consaul (F)	662	662	(3)	—	—
Core Business Solutions	12,826	8,551	(3)	4,275	*
Crestview Capital Master LLC (B)	915,000	915,000	(6)	—	—
Marion D’Andrea (C)	3,987	3,987	(7)	—	—
Nicholas A. D’Andrea (C)	13,287	13,287	(8)	—	—
Rosalie D’Andrea (C)	13,287	13,287	(8)	—	—
Katherine Dennison (D)	19,048	19,048		—	—
Paul W. Doll, Jr.	157,000	12,000	(3)	145,000	*
Jason Dowdell (E)	100,000	100,000		—	—
Thomas M. Dwyer III and Lucia Ann Dwyer (F)	3,311	1,325	(3)	1,986	*
G. Frederick Edmiston (A)(B)(C)	176,965	176,965	(9)	—	—
John C. Esrey (A)	46,875	46,875		—	—
William T. Esrey, Jr. (A)	46,875	46,875		—	—
Elizabeth F. Fogarty (F)	1,988	1,988	(3)	—	—
Francis M. (Frank) Fogarty (F)	6,960	6,960	(3)	—	—
Karen Fogarty (F)	4,970	1,988	(3)	2,982	*
Fort Mason Master LP (I)	1,807,628	493,028	(64)	1,314,600	2.5%
Form Mason Partners LP (I)	117,372	31,972	(64)	85,400	*
Robert Geras (A)(C)(I)	1,285,988	1,042,085	(10)	243,903	*

Selling Shareholders	Shares Beneficially Owned		Shares Being Offered		Shares to be Beneficially Owned After Offering(1)
	Number				Number		Percent
Gill, Devine and White PC – Escrow Account	190,476		190,476	(60)	—		—
John Giura (G)	2,371,344		510,000	(11)	1,861,344		4.18%
Mitchell D. Goldsmith (A)(B)(C)	60,679		60,679	(12)	—		—
Dirk Gothe (B)	5,460		5,460	(13)	—		—
Granite Capital Investors LP –Series 1 (A)(C)	1,641,072		1,641,072	(14)	—		—
Carl Greer Trust Dated 8/24/82 (C)	221,428		221,428	(15)	—		—
Charles E. Hanus (C)	2,657		2,657	(16)	—		—
Jeffrey B. Hecktman Trust (C)	775,000		775,000	(17)	—		—
James N. Held (G)	300,000		200,000	(18)	100,000		*
Xavier Hermosillo (G)	20,000		20,000	(19)	—		—
Edwin Hufsmith (F)	894		596	(3)	298		*
Douglas P. Hutchison IRA (C)	11,072		11,072	(20)	—		—
InfoPoint, Inc.	100,000		50,000	(21)	50,000		*
Iroquois Capital L.P. (C)	221,428		221,428	(22)	—		—
JDW Partners, Inc. (C)	71,429		71,429	(23)	—		—
James N. Jennings	50,000		50,000	(59)	—		—
T. Benjamin Jennings (C)(G)	260,390		75,000	(24)	185,390		*
Bruce Johnson (B)	18,750		18,750	(25)	—		—
Kellogg Capital Group, LLC (A)(C)	633,928		633,928	(26)	—		—
Charles K. Kellogg (A)	312,500		312,500		—		—
Lee Kellogg (A)	312,500		312,500		—		—
Benton Kendig (F)	13,258		13,258		—		—
Richard Kubinski (C)	45,172		45,172	(27)	—		—
LaSalle Properties, Inc. Profit Sharing Plan (B)	304,879		304,879	(28)	—		—
Richard A. Levy (H)	500,000		500,000		—		—
David J. Lies (B)(C)(I)	458,000		458,000	(29)	—		—
LLH Partnership (B)	6,099		6,099	(30)	—		—
Mike Lobb (F)	82,862		82,862		—		—
LTHS Revocable Trust (C)	110,715		110,715	(31)	—		—
Management Systems and Training, Inc.	167,724		165,724	(3)	2,000		*
Magnetar Capital Master Fund, Ltd. (I)	4,375,200	(65)	4,200,000	(66)	2,776,695	(67)	4.99%
Joseph M. Marconi (A)(B)(C)	71,179		71,179	(32)	—		—
James A. Martin (F)	13,258		13,258		—		—
S. Patrick Martin (F)(G)	1,893,451		743,147	(33)	1,150,854		2.59%
Nicholas Masterpole, Jr. (F)	9,943		6,629	(3)	3,314		*
Matrix USA, LLC (C)	10,000		10,000	(23)	—		—
George Mellon (B)	62,500		62,500	(34)	—		—
Mellon Enterprises (C)	38,750		38,750	(35)	—		—
Vincent J. Mesolella (G)	264,056		255,556	(36)	8,500		*
John Meyer (A)(B)(C)	137,000		137,000	(37)	—		—
Scott and Kristi Mitchell (D)	1,845,238		1,945,238	(38)	—		—
Scott and Kristi Mitchell Holdings FLP (C)	110,715		110,715	(31)	—		—
Daniel J. Murphy (B)	6,100		6,100	(39)	—		—
David Nelson (B)	25,000		25,000	(40)	—		—

Selling Shareholders	Shares Beneficially Owned	Shares Being Offered		Shares to be Beneficially Owned After Offering(1)
	Number			Number	Percent
Cristin Obsitnik (C)	13,285	13,285	(41)	—	—
Louis Orenstein (B)(C)	106,060	106,060	(42)	—	—
Patrick Investments LLC (C)(I)	207,500	159,400	(43)	48,100	*
PCMG Trading Partners V (A)	62,500	62,500	(61)	—	—
David L. Pedigo (B)	12,500	12,500	(44)	—	—
Gary Perinar (C)	45,172	45,172	(27)	—	—
Justin M. Rapp (F)	13,258	13,258	(3)	—	—
Richard J. Rizzo (A)(B)(C)	152,500	152,500	(45)	—	—
David J. Rubis (B)(C)	81,785	81,785	(47)	—	—
John Scheidt NQRP IRA (C)	8,857	8,857	(48)	—	—
Carol Schmidt (F)	200,000	200,000		—	—
Joseph Serena (C)	66,428	66,428	(2)	—	—
George F. Stofan (A)(B)	20,398	20,398	(49)	—	—
Douglas J. Stukel (A)(B)(C)	263,243	263,243	(50)	—	—
Joseph R. Stukel IRA Custodial Account with City Securities Corp. (B)(C)	44,535	44,535	(51)	—	—
Shari Tenzer-Urtz (F)	4,970	1,988	(3)	2,982	*
Michael J. Terrell (B)(I)	112,500	112,500	(52)	—	—
Patrick Terrell (B)(C)(I)	416,500	416,500	(53)	—	—
Christopher A. Thompson and Sandra Thompson (B)	15,245	15,245	(54)	—	—
Jeffrey A. Thompson (B)	62,500	62,500	(55)	—	—
Tiger Technology Management, LLC (C)	2,214,285	2,214,285	(56)	—	—
Dean A. Tomich (A)(B)(C)	92,719	92,719	(57)	—	—
Patrick Walsh (G)	200,000	200,000	(18)	—	—
Lee Wiskowski (A)(B)(C)	263,243	263,243	(58)	—	—
Debbie Wyatt (F)	400	400		—	—

* less than 1%.

(A)                              Shares being offered include shares purchased in our March 9, 2004 private placement.

(B)                                Shares being offered include shares and/or warrants purchased in our August 19, 2004 private placement to investors.

(C)                                Shares being offered include shares and/or warrants purchased in our December 6, 2004 private placement.

(D)                               Shares being offered include shares and warrants issued in our acquisition of WebCapades, Inc.

(E)                                 Shares being offered include shares issued in our acquisition of Engine Studio, Inc.

(F)                                 Shares being offered include warrants and shares issued in the course of employment with the Company issued in 2000.

(G)                                Shares being offered include warrants issued for serving as a director of the Company at the time of issuance.

(H)                               Shares being offered include shares issued to the selling shareholder upon the exercise of warrants that were granted to the selling shareholder in connection with a loan made to the Company in 2002.

(I)                                    Shares being offered include shares purchased in the July 3, 2006 private sale by Mr. Jennings and the Roberti Jacobs Family Trust.

(1)                                  Assumes all shares being registered would be sold; actual number to be sold, if any, is in the sole discretion of the holder in question.

(2)                                  Consists of 42,857 shares of common stock and shares of common stock underlying warrants to purchase 23,571 shares of common stock at $4.12 per share. Mr. Richard Vallandigham has voting and dispositive power with respect to the shares to be resold by Advanced Physicians Group, S.C.

(3)                                  Consists of shares of common stock underlying warrants to purchase common stock at $1.00 per share. Mr. Archie Neisz has voting and dispositive power with respect to the shares to be resold by Core Business Solutions. Mr. Bradford L. Smith has voting and dispositive power with respect to the shares to be resold by Management Systems and Training, Inc. The warrants were issued to Core Business Solutions and Management Systems and Training Inc. in 2000 as partial consideration for services performed on behalf of the Company. The warrants were issued to Mr. Doll in 2004 in connection with a loan made to the Company by Mr. Doll.

(4)                                  Mr. Bourque’s ownership consists of 14,286 shares of common stock and shares of common stock underlying warrants to purchase 7,857 shares of common stock at $4.12 per share.

(5)                                  The Clayton Blehm Living Trust 1997’s ownership consists of 131,250 shares of common stock and 25,000 shares of common stock underlying warrants to purchase common stock at $2.05 per share. Clayton Blehm has voting and dispositive power with respect to the shares to be resold by The Clayton Blehm Living 1997.

(6)                                  Crestview Capital Master, LLC’s ownership consists of 732,000 shares of common stock and shares of common stock underlying warrants to purchase 183,000 shares of common stock at $2.05 per share. Mr. Stewart R. Flink has voting and dispositive power with respect to the shares to be resold by Crestview Capital Master, LLC.

(7)                                  Marion D’Andrea’s ownership consists of 2,572 shares of common stock and shares of common stock underlying warrants to purchase 1,415 shares of common stock at $4.12 per share.

(8)                                  Consists of 8,572 shares of common stock and shares of common stock underlying warrants to purchase 4,715 shares of common stock at $4.12 per share.

(9)                                  Mr. Edmiston’s ownership consists of 146,429 shares of common stock and shares of common stock underlying warrants to purchase common stock in the amounts, at the exercise prices and on the terms as set forth herein: 18,750 shares at $2.05 per share; and 11,786 shares at $4.12 per share.

(10)                            Mr. Geras’ ownership includes shares of common stock underlying warrants to purchase 181,264 shares of common stock at $4.12 per share.

(11)                            Mr. Giura’s ownership consists of shares of common stock underlying warrants to purchase common stock in the amounts, at the exercise prices and on the terms as set forth herein:  150,000 shares at $3.50 per share; 150,000 shares at $4.50 per share, both of which issuances were made pursuant to a settlement agreement, which warrants are not obligated to be delivered unless and until Mr. Giura performs fully under this settlement agreement; and 210,000 shares at $0.13 per share.

(12)                            Mr. Goldsmith’s ownership consists of 51,085 shares of common stock and shares of common stock underlying warrants to purchase common stock in the amounts, at the exercise prices and on the terms as set forth herein:  4,879 shares at $2.05 per share; and 4,715 shares at $4.15 per share.

(13)                            Mr. Gothe’s ownership consists of 4,368 shares of common stock and shares of common stock underlying warrants to purchase 1,092 shares of common stock at $2.05 per share.

(14)                            Granite Capital Investors, LP’s ownership consists of 1,169,643 shares of common stock and shares of common stock underlying warrants to purchase 471,429 shares of common stock at $4.12 per share. Mr. Walter McCormack has voting and dispositive power with respect to the shares to be resold by Granite Capital Investors, LP.

(15)                            The Carl Greer Trust’s ownership consists of 142,857 shares of common stock and shares of common stock underlying warrants to purchase 78,571 shares of common stock at $4.12 per share.

(16)                            Mr. Hanus’ ownership consists of 1,714 shares of common stock and shares of common stock underlying warrants to purchase 943 shares of common stock at $4.12 per share.

(17)                            The Jeffrey B. Hecktman Trust’s ownership consists of 500,000 shares of common stock and shares of common stock underlying warrants to purchase 275,000 shares of common stock at $4.12 per share. Jeffrey B. Hecktman has voting and dispositive power with respect to the shares to be resold by The Jeffrey B. Hecktman Trust.

(18)                            Consists of shares of common stock underlying warrants to purchase 200,000 shares of common stock at $0.13 per share.

(19)                            Mr. Hermosillo’s ownership consists of shares of common stock underlying warrants to purchase 20,000 shares of common stock at $2.05 per share.

(20)                            The Douglas P. Hutchison IRA’s ownership consists of 7,143 shares of common stock and shares of common stock underlying warrants to purchase 3,929 shares of common stock at $4.12 per share. Mr. Douglas P. Hutchison has voting and dispositive power with respect to the shares to be resold by the Douglas P. Hutchison IRA.

(21)                            Mr. Donald F. Steiny has voting and dispositive power with respect to the shares to be resold by InfoPoint. On March 20, 2001, we issued  InfoPoint an option to purchase  100,000 shares of common stock at a price of $0.001 per share in connections with services performed by InfoPoint. InfoPoint  exercised the option on April 14, 2004.

(22)                            Iroquois Capital, L.P.’s ownership consists of 142,857 shares of common stock and shares of common stock underlying warrants to purchase 78,571 shares of common stock at $4.12 per share. Mr. Joshua Silverman has voting and dispositive power with respect to the shares to be resold by Iroquois Capital, L.P.

(23)                            Consists of shares of common stock underlying warrants to purchase shares of common stock at $4.12 per share. Mr. Justin Weil has voting and dispositive power with respect to the shares to be resold by JDW Partners, Inc. Mr. John C. VanClief III has voting and dispositive power with respect to the shares to be resold by Matrix USA, LLC.

(24)                            T. Benjamin Jennings’ ownership includes warrants to purchase 75,000 shares at $4.12 per share.

(25)                            Mr. Johnson’s ownership consists of 15,000 shares of common stock and shares of common stock underlying warrants to purchase 3,750 shares of common stock at $2.05 per share.

(26)                            Kellogg Capital Group, LLC’s ownership consists of 555,357 shares of common stock and 78,571 shares of common stock underlying warrants to purchase common stock at an exercise price of $4.12 per share. Mr. Matthew Brand has voting and dispositive power with respect to the shares to be resold by Kellogg Capital Group, LLC.

(27)                            Consists of 29,143 shares of common stock and shares of common stock underlying warrants to purchase 16,029 shares of common stock at $4.12 per share.

(28)                            LaSalle Properties, Inc. Profit Sharing Plan’s ownership consists of 243,903 shares of common stock and shares of common stock underlying warrants to purchase 60,976 shares of common stock at $2.05 per share. Mr. Robert T. Geras has voting and dispositive power with respect to the shares to be resold by LaSalle Properties, Inc. Profit Sharing Plan.

(29)                            Mr. Lies’ ownership consists of 160,000 shares of common stock and shares of common stock underlying warrants to purchase common stock in the amounts, at the exercise prices and on the terms as set forth herein:  25,000 shares at $2.05 per share; and 33,000 shares at $4.12 per share.

(30)                            LLH Partnership’s ownership consists of 4,879 shares of common stock and shares of common stock underlying warrants to purchase 1,220 shares of common stock at $2.05 per share. Mr. Mitchell D. Goldsmith has voting and dispositive power with respect to the shares to be resold by LLH Partnership.

(31)                            Consists of 71,429 shares of common stock and shares of common stock underlying warrants to purchase 39,286 shares of common stock at $4.12 per share. Mr. Theodore G. Schwartz has voting and dispositive power with respect to the shares to be resold by LTHS Revocable Trust. Mr. Scott Mitchell has voting and dispositive power with respect to the shares to be resold by Scott and Kristi Mitchell Holdings, FLP.

(32)                            Mr. Marconi’s ownership consists of 57,858 shares of common stock and shares of common stock underlying warrants to purchase common stock in the amounts, at the exercise prices and on the terms as set forth herein:  6,250 shares at $2.05 per share; and 7,071 shares at $4.12 per share.

(33)                            Mr. S. Patrick Martin’s ownership consists of shares 200,000 shares of common stock and common stock underlying warrants to purchase common stock in the amounts, at the exercise prices and on the terms as set forth herein:  510,000 shares at $0.13 per share; and 33,147 shares at $0.45 per share.

(34)                            Mr. Mellon’s ownership consists of 50,000 shares of common stock and shares of common stock underlying warrants to purchase 12,500 shares at $2.05 per share.

(35)                            Mellon Enterprise’s ownership consists of 25,000 shares of common stock and shares of common stock underlying warrants to purchase 13,750 shares of common stock at $4.12 per share. Mr. George Mellon has voting and dispositive power with respect to the shares to be resold by Mellon Enterprises.

(36)                            Mr. Mesolella’s ownership consists of 55,556 shares of common stock and shares of common stock underlying warrants to purchase 200,000 shares of common stock at $0.13 per share.

(37)                            Mr. Meyer’s ownership consists of 105,000 shares of common stock and shares of common stock underlying warrants to purchase common stock in the amounts, at the exercise prices and on the terms as set forth herein:  10,000 shares at $2.05 per share; and 22,000 shares at $4.12 per share.

(38)                            Scott and Kristi Mitchell’s ownership consists of 1,695,238 shares of common stock held as joint tenants and shares of common stock underlying warrants to purchase shares of common stock in the amounts, at the exercise prices and on the terms as set forth herein:  50,000 shares exercisable at $2.40, which warrants vest on August 19, 2006; 50,000 shares exercisable at the closing price per share on the last trading day prior to August 19, 2006, which warrants vest August 19, 2007; 50,000 shares exercisable at $2.10 per share, which warrants vested on August 19, 2005; and 100,000 shares exercisable at $0.13 per share which warrants were acquired from T. Benjamin Jennings and the Roberti Jacobs Family Trust pursuant to the terms of a loan made by Mr. Mitchell to Messrs. Jacobs and Jennings.

(39)                            Mr. Murphy’s ownership consists of 4,880 shares of common stock and shares of common stock underlying warrants to purchase 1,220 shares at $2.05 per share.

(40)                            Mr. Nelson’s ownership consists of 20,000 shares of common stock and shares of common stock underlying warrants to purchase 5,000 shares at $2.05 per share.

(41)                            Ms. Obsitnik’s ownership consists of 8,571 shares of common stock and shares of common stock underlying warrants to purchase 4,714 shares of common stock at $4.12 per share.

(42)                            Mr. Orenstein’s ownership consists of 76,970 shares of common stock and shares of common stock underlying warrants to purchase 11,037 shares at $2.05 per share; and 18,053 shares at $4.12 per share.

(43)                            Patrick Investment LLC’s ownership includes shares of common stock underlying warrants to purchase 16,500 shares of common stock at $4.12 per share. Mr. Patrick Terrell has voting and dispositive power with respect to the shares to be resold by Patrick Investments LLC.

(44)                            Mr. Pedigo’s ownership consists of 10,000 shares of common stock and shares of common stock underlying warrants to purchase 2,500 shares at $2.05 per share.

(45)                            Mr. Rizzo’s ownership consists of 115,000 shares of common stock and shares of common stock underlying warrants to purchase 10,000 shares at $2.05 per share; and 27,500 shares at $4.12 per share.

(46)                            [reserved]

(47)                            Mr. Rubis’ ownership consists of 58,571 shares of common stock and shares of common stock underlying warrants for 7,500 shares at $2.05 per share; and 15,714 shares at $4.12 per share.

(48)                            The John Scheidt NQRP IRA’s ownership consists of 5,714 shares of common stock and shares of common stock underlying warrants to purchase 3,143 shares of common stock at $4.12 per share.

(49)                            Mr. Stofan’s ownership consists of 18,568 shares of common stock and shares of common stock underlying warrants to purchase 1,830 shares at $2.05 per share. Mr. Stofan, an affiliate of a registered broker-dealer, acquired the shares and warrants in the ordinary course of business and at the time of the acquisition had no understandings or arrangements with any other person, either directly or indirectly, to distribute the securities.

(50)                            Mr. Stukel’s ownership consists of 181,126 shares of common stock and shares of common stock underlying warrants to purchase 29,430 shares at $2.05 per share; and 52,687 shares at $4.12 per share.

(51)                            The Joseph R. Stukel IRA Custodial Account with City Securities Corp.’s ownership consists of 33,571 shares of common stock and shares of common stock underlying warrants to purchase 6,250 shares at $2.05 per share; and 4,714 shares at $4.12 per share. Mr. Joseph R. Stukel has voting and dispositive power with respect to the shares to be resold by the Joseph R. Stukel IRA Custodial Account with city Securities Corp.

(52)                            Mr. M. Terrell’s ownership includes shares of common stock underlying warrants to purchase 12,500 shares at $2.05 per share.

(53)                            Mr. P. Terrell’s ownership includes shares of common stock underlying warrants to purchase 50,000 shares at $2.05 per share; and 16,500 shares at $4.12 per share.

(54)                            Christopher A. Thompson and Sandra Thompson’s ownership consists of 12,196 shares of common stock and shares of common stock underlying warrants to purchase 3,049 shares of common stock at $2.05 per share.

(55)                            Mr. J. Thompson’s ownership consists of 50,000 shares of common stock and shares of common stock underlying warrants to purchase 12,500 shares of common stock at $2.05 per share.

(56)                            Tiger Technology Management, LLC’s ownership consists of 1,428,571 shares of common stock and shares of common stock underlying warrants to purchase 785,714 shares of common stock at $4.12 per share. Mr. C.P. Coleman III has voting and dispositive power with respect to the shares to be resold by Tiger Technology Management LLC.

(57)                            Mr. Tomich’s ownership consists of 72,425 shares of common stock and shares of common stock underlying warrants to purchase common stock in the amounts, at the exercise prices and on the terms as set forth herein:  10,294 shares at $2.05 per share; and 10,000 shares at $4.12 per share.

(58)                            Mr. Wiskowski’s ownership consists of 181,126 shares of common stock and shares of common stock underlying warrants to purchase common stock in the amounts, at the exercise prices and on the terms as set forth herein:  29,430 shares at $2.05 per share; and 52,687 shares at $4.12 per share.

(59)                            Consists of 50,000 shares of common stock underlying warrants to purchase common stock at $0.13 per share. The warrants were issued to Mr. Jennings on July 31, 2003 in connection with serving as our general counsel at the time of issuance.

(60)                            Mr. Michael Gill has voting and dispositive power with respect to the shares to be resold by Gill, Devine and White PC. These shares were issued as a placement fee in connection with our acquisition of WebCapades.

(61)                            Ms. Julie C. Esrey has voting and dispositive power with respect to the shares to be resold by PCMG Trading Partners V.

(62)                            Includes shares issued August 19, 2004 for services performed by CEOcast. Michael Wachs has voting and dispositive power with respect to the shares to be resold by CEOcast, Inc.

(63)                            Each of Byron Roth and Gordon Roth has voting and dispositive power with respect to the shares to be resold by BTG Investments LLC. BTG Investments LLC, an affiliate of a broker-dealer, acquired the securities included for registration herein in the ordinary course of business, and at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(64)                            Includes 939,000 and 61,000 shares of common stock which may be issued to Fort Mason Master, L.P. and Fort Mason Partners, L.P., respectively upon the conversion of Series A Convertible preferred stock. Also includes warrants to purchase 275,600 and 24,400 shares of common stock owned by Fort Mason Master, L.P. and Fort Mason Partners, L.P., respectively. Under the terms of the certificate of designations of the Series A convertible preferred and the warrants, each of Fort Mason Master, L.P. and Fort Mason Partners, L.P. may not convert shares of Series A convertible preferred stock or exercise those warrants to the extent such conversion or exercise would cause such selling shareholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such conversion or exercise, excluding for purposes of such determination shares of common stock issuable upon conversion of the convertible preferred shares which have not been converted and upon exercise of the warrants which have not been exercised. The number of shares beneficially owned prior to the offering listed in the second column does not reflect this limitation. The shares listed herein are owned by Fort Mason Master, L.P. and Fort Mason Partners, L.P., respectively (collectively, the Fort Mason Funds”). Fort Mason Capital, LLC serves as the general partner of each of the Fort Mason Funds and, in such capacity, exercises sole voting and investment authority with respect to such shares. Mr. Daniel German serves as the sole managing member of Fort Mason Capital, LLC. Fort Mason Capital, LLC and Mr. German each disclaim beneficial ownership of such shares, except to the extent of its or his pecuniary interest therein, if any.

(65)         Excludes (i) 2,500,000 shares of common stock which are issuable upon conversion of the shares of Series A Convertible Preferred Shares and (ii) 1,000,000 shares of common stock issuable upon exercise of warrants, in each case, held by Magnetar Master Fund (as defined below). The terms of such Series A Convertible Preferred Shares and such warrants each contain a blocker provision (the “Blocker”) under which the holder thereof does not have the right to convert such shares or exercise such warrants to the extent that such conversion or exercise would result in beneficial ownership by the holder thereof of more than 4.99% of the shares of common stock then issued and outstanding. Without such Blockers, 7,875,200 shares of common stock would be beneficially owned.

(66)         Magnetar Financial LLC is the investment advisor of Magnetar Capital Master Fund, Ltd (“Magnetar Master Fund”) and consequently has voting control and investment discretion over securities held by Magnetar Master Fund.  Magnetar Financial LLC disclaims beneficial ownership of the shares held by Magnetar Master Fund.  Alec Litowitz has voting control over Supernova Management LLC, the general partner of Magnetar Capital Partners LP, the sole managing member of Magnetar Financial LLC.  As a result, Mr. Litowitz may be considered the beneficial owner of any shares deemed to be beneficially owned by Magnetar Financial LLC. Mr. Litowitz disclaims beneficial ownership of these shares.

(67)         Excludes an aggregate of 898,505 shares of common stock which are issuable upon (i) conversion of shares of Series A Convertible Preferred Shares and (ii) exercise of warrants, in each case, held by Magnetar Master Fund.  The terms of such Series A Convertible Preferred Shares and such warrants each contain a blocker provision (the “Blocker”) under which the holder thereof does not have the right to convert such shares or exercise such warrants to the extent that such conversion or exercise would result in beneficial ownership by the holder thereof of more than 4.99% of the shares of common stock then issued and outstanding. Without such Blockers, 3,675,200 shares of common stock would be beneficially owned.

Messrs. Walsh, Hermosillo, Mesolella, Mellon, Mitchell and Geras are members of the board of directors and selling shareholders.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized common stock consists of 200,000,000 shares of common stock, $0.001 par value. As of July 10, 2006, there were 14,069,599 shares of common stock subject to outstanding options and warrants, 11,419,600 of which are currently exercisable. The exercise prices of the options and warrants range from a low of $.13 per share to a high of $5.30 per share. The holders of our common stock are entitled to one vote per share on all matters to be voted on by our stockholders and are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of funds legally available therefor. In the event of the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are fully paid and nonassessable. Our articles of incorporation do not provide for cumulative voting. Therefore, shareholders do not have the right to aggregate their votes for the election of directors and, accordingly, shareholders holding more than fifty percent of our outstanding common stock can elect all of the directors.

Preferred Stock

We are authorized to issue up to 5,000,000 shares of preferred stock, $0.001 par value, without consent of the holders of our common stock, from time to time in one or more series for such consideration and with such relative rights, privileges and preferences as the board of directors may determine. We have 500,000 authorized shares of preferred stock designated Series One Preferred Stock with the rights described in our Articles of Incorporation, none of which are issued or outstanding.  We also have 26,500 authorized shares of preferred stock designated as Series A Convertible Preferred Stock, all of which are issued and outstanding, with the rights described below. The board of directors is authorized to issue such shares in one or more series and to fix the rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights and rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any vote or action by the shareholders. Any preferred stock to be issued could rank prior to the common stock with respect to dividend rights and rights on liquidation. Our board of directors, without shareholder approval, may issue preferred stock with voting and conversion rights which could adversely affect the voting power of holders of common stock and discourage, delay or prevent a change in control of us.

The holders of the Series A Preferred Stock have the right to convert their holdings into shares of common stock at a price of $2.00 per share subject to possible adjustments from time to time. If not converted, we will be required to redeem the preferred stock on the second anniversary of its issuance. The holders of the Series A Preferred Stock will initially be paid dividends on the preferred stock equal to 10% of the face value of the preferred stock. If we are in default of any provision of the preferred stock, the dividend rate will increase to 15% of the face value of the preferred stock. We also granted to the holders of the Series A Preferred Stock registration rights pursuant to which we are obligated to file, within 45 business days following the closing of the sale, a registration statement covering the shares of common stock issuable upon conversion of the Series A Preferred Stock. If we fail to timely file the registration statement or if the registration statement does not become effective within 120 days following the closing, we will be deemed to be in default and the Series A Preferred Stock will be subject to mandatory redemption at the option of the holders and the dividend rate will increase to 15%. Additionally, we will be required to pay each holder an amount equal to 1% of the purchase price of such holder’s preferred stock on the day of the failure and every thirtieth day thereafter until the failure is cured; provided that the maximum potential damages that we are obligated to pay in the aggregate, including the increase in the amount of dividends, is capped at 10% of the aggregate purchase price or $2.65 million. If the registration statement becomes effective within the required timeframe, the dividend rate on the Series A Preferred Stock will be reduced to 6% per annum.

The Series A Preferred Stock is subject to mandatory conversion at our option, if among other things, the registration statement is effective, and the closing price of our common stock is $5 or higher for twenty consecutive trading days with an average daily trading volume of at least 100,000 shares during the twenty day period.

Transfer Agent

Colonial Stock Transfer Co., Inc., Salt Lake City, Utah, serves as transfer agent for the shares of common stock.

PLAN OF DISTRIBUTION

Resales by selling shareholders

We are registering the resale of the shares on behalf of the selling shareholders. The selling shareholders may offer and resell the shares from time to time, either in increments or in a single transaction. They may also decide not to sell all the shares they are allowed to resell under this prospectus. The selling shareholders will act independently of us in making decisions with respect to the timing, manner, and size of each sale.

Donees and pledgees

The term “selling shareholders” includes persons who receive shares from a selling shareholder after the date of this prospectus by gift. The term also includes persons who, upon contractual default by a selling shareholder, may seize shares which the selling shareholder pledged to such person. If a selling shareholder notifies us that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

Costs and commissions

We will pay all costs, expenses, and fees in connection with the registration of the shares. The selling shareholders will pay all brokerage commissions and similar selling expenses, if any, attributable to the sale of shares. These discounts, concessions or commissions as to a particular broker, dealer, underwriter or agent might be greater or less than those customary in this type of transaction.

Underwriters

The selling shareholders and any brokers, dealers or other agents that participate in the distribution may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, commissions or concessions received by the selling shareholders and any brokers, dealers or other agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling shareholder can presently estimate the amount of any compensation. We know of no existing arrangements between any selling shareholder and any other selling shareholder, broker, dealer or other agent relating to the sale or distribution of the shares.

Types of sale transactions

The selling shareholders may sell the shares in one or more types of the following types of transactions (which may include block transactions):

•                  in the over-the-counter market;

•                  in negotiated transactions;

•                  through put or call option transactions;

•                  through short sales;

•                  any combination of such methods of sale; or

•                  any other method permitted pursuant to applicable law.

The shares may be sold at market prices prevailing at the time of sale or at negotiated prices. These transactions may or may not involve brokers or dealers. The selling shareholders have informed us that they have not entered into any agreements, understandings, or arrangements with any underwriters or broker-dealers regarding sale of the shares. They have also informed us that no one is acting as underwriter or coordinating broker in connection with the proposed sale of shares.

The selling stockholders may pledge or grant a security interest in some or all of the warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee or transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

Prospectus delivery requirements

Because they may be deemed underwriters, the selling shareholders may be required to deliver this prospectus and any supplements to this prospectus in the manner required by the Securities Act. Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of any of the shares may not simultaneously engage in market activities with respect to our common stock for the applicable period under Regulation M, to the extent applicable, prior to commencing the distribution. In addition, and without limiting the foregoing, the selling shareholders will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-5 and, to the extent applicable, Regulation M, which may limit the timing of purchases and sales of any of the shares by the selling shareholders. All of the foregoing may affect the marketability of the shares offered hereby.

State requirements

Some states require that any shares sold in that state only be sold through registered or licensed brokers or dealers. In addition, some states require that the shares have been registered or qualified for sale in that state, or that an exemption from the registration or qualification requirement exist and that the registrant has complied with the exemption.

Sales under Rule 144

Selling shareholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act. To do so, they must meet the criteria and conform to the requirements of Rule 144.

Distribution arrangements with broker-dealers

If a selling shareholder notifies us that any material arrangement has been entered into with a broker-dealer for the sale of shares through:

•                  a block trade;

•                  special offering;

•                  exchange distribution or secondary distribution; or

•                  a purchase by a broker or dealer,

We will then file, if required, a supplement to this prospectus under Rule 424(b) under the Securities Act. The supplement will disclose:

•                  the name of each such selling shareholder and of the participating broker-dealer(s);

•                  the number of shares involved;

•                  the price at which such shares were sold;

•                  the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•                  that such broker-dealer(s) did not conduct any investigation to verify the information in this prospectus; and

•                  any other facts material to the transaction.

The SEC may deem the selling shareholders and any underwriters, broker-dealers or agents that participate in the distribution of the shares of common stock to be “underwriters” within the meaning of the Securities Act. The SEC may deem any profits on the resale of the shares of common stock and any compensation received by any underwriter, broker-dealer or agent to be underwriting discounts and commissions under the Securities Act. Each selling shareholder has purchased the shares of common stock in the ordinary course of its business, and at the time the selling shareholder purchased the shares of common stock, it was not a party to any agreement or other understanding to distribute the securities, directly or indirectly.

LEGAL MATTERS

Certain legal matters in connection with the offering will be passed on for us by Shefsky & Froelich Ltd. Two of the shareholders of Shefsky & Froelich own less than 1% of our outstanding shares. These individuals are included herein as selling shareholders.  The validity of the shares of common stock offered hereby has been passed on for us by Rosenfeld Roberson Johns & Durrant, Las Vegas, Nevada.

EXPERTS

Our consolidated financial statements for the years ended December 31, 2005 and 2004, the financial statements of Morex Marketing Group, LLC for the years ended December 31, 2005 and 2004, the financial statements of Catamount Group, LLC, Catamount Management, LLC and Plan Bee, LLC for the years ended December 31, 2005 and 2004, the consolidated financial statements of Litmus Media, Inc. and Subsidiary for the years ended December 31, 2005 and 2004, and the financial statements of iLead Media, Inc. for the year ended December  31, 2005 have been audited by Blackman Kallick Bartelstein LLP, as set forth in its report with respect thereto and are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.  The financial statements for iLead Media, Inc. for the year ended December 31, 2004 have been audited by Consent of Hansen, Bradshaw, Malmrose & Erickson, as set forth in its report with respect thereto and are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

Our chief financial officer, Jody Brown, was formerly a partner with Poulos & Bayer, Chicago, Illinois, our previous independent registered public accountants, until August 2004. On August 30, 2004, we received written notification that due to this hiring, in accordance with

Section 10A of the Exchange Act, by Section 206 of the Sarbanes-Oxley Act of 2002, Poulos & Bayer had withdrawn from serving as the Company’s independent registered public accountants for one year. Because the action was initiated by Poulos & Bayer, no action was required or taken by our board of directors.

For the period that Poulos & Bayer served as our independent registered public accountants, their reports did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. Also, there were no disagreements between us and Poulos & Bayer on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure, which would have caused it to make reference to the subject matter of the disagreement in connection with its reports. We provided Poulos & Bayer with a copy of our disclosure on September 8, 2004. Poulos & Bayer provided us and the Securities and Exchange Commission with a letter, dated September 8, 2004, which stated that Poulos & Bayer agreed with our disclosures. On September 29, 2004, our audit committee engaged Blackman Kallick Bartelstein, LLP to serve as our new independent registered public accountants. Blackman Kallick Bartelstein, LLP audited all of the periods covered by the financial statements filed as part of this registration statement.

WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US

We have filed with the Securities and Exchange Commission a registration statement as amended, of which this prospectus is a part, on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement. We have omitted portions of this information as allowed by the rules and regulations of the Commission. Statements contained in this prospectus as to the content of any contract or other documents are not necessarily complete. To gain a complete understanding of any these contracts or other documents, you should read the copies which are filed as exhibits to the registration statement.

For further information regarding us and the securities we are offering, you may read the registration statement, including all amendments, and the exhibits and schedules which may be obtained from the Commission in Room 1024 of the Commission’s main offices at 450 Fifth Street, N.W., Washington, DC 20549. You can inspect this material for free at the Commission’s offices, and you can make copies of the material if you pay fees established by the Commission. The Commission’s phone number is 1-800-SEC-0330 (1-800-732-0330).

The Commission maintains a website that contains registration statements, reports, proxy material and other information regarding registrants that file electronically with the Commission. The address for the website is http: //www.sec.gov.

We are subject to the reporting requirements of the Exchange Act, and furnish our shareholders annual reports containing financial statements audited by our independent accountants and make available quarterly reports containing unaudited financial statements for each of the first three quarters of each fiscal year.

Statement of Operations and Retained Earnings for the years ended December 31, 2005 and 2004
Statement of Cash Flows for the years ended December 31, 2005 and 2004
Notes to Consolidated Financial Statements
Financial Statements of iLead Media, Inc.
Balance Sheet as of as of March 30, 2006 and 2005 (unaudited)
Statement of Operations and Retained Earnings for the three months March 31, 2006 and 2005 (unaudited)
Statement of Cash Flows for the three months ended March 31, 2006 and 2005 (unaudited)
Notes to Consolidated Financial Statements
Pro Forma Financial Information of Think Partnership Inc.
Combined Pro Forma Balance Sheet as of March 31, 2006 (unaudited)
Combined Statements of Operations for the year ended December 31, 2005 and the three months ended March 31, 2006

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Think Partnership Inc.

We have audited the accompanying consolidated balance sheets of Think Partnership Inc. as of December 31, 2005 and 2004 and the related consolidated statements of operations, shareholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Think Partnership Inc. as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Blackman Kallick Bartelstein, LLP
Chicago, Illinois
March 24, 2006

Think Partnership Inc.
Consolidated Balance Sheet
December 31, 2005 and 2004

	2005	2004
Assets
Current Assets
Cash and Cash Equivalents	$2,609,114	$17,160,520
Restricted Cash	828,804	427,153
Accounts Receivable	4,256,879	1,975,356
Allowance for Doubtful Accounts	(33,280)	(138,275)
Notes Receivable — Related Party	280,175	280,175
Refundable Corporate Income Taxes	1,526,968	0
Deferred Tax Asset	205,361	906,777
Prepaid Expenses and Other Current Assets	734,544	626,805
Total Current Assets	10,408,565	21,238,511
Property And Equipment, Net	3,253,078	1,307,398
Other Assets
Deferred Tax Asset	0	308,351
Goodwill	32,959,252	7,717,068
Intangible Assets	10,300,248	1,100,626
Other Assets	573,176	251,132
Total Other Assets	43,832,676	9,377,177
Total Assets	$57,494,319	$31,923,086

Liabilities And Shareholders’ Equity
Current Liabilities
Notes Payable — Related Party	$429,761	$571,773
Accounts Payable	3,443,603	706,467
Deferred Revenue	2,831,656	2,207,422
Client Prepaid Media Buys	774,877	554,562
Accrued Expenses and Other Current Liabilities	1,314,563	449,045
Total Current Liabilities	8,794,460	4,489,269

Long-Term Liabilities	10,052,329	597,962
Shareholders’ Equity
Preferred Stock, $.001 Par Value:
Authorized Shares — 5,000,000 — None Issued Or Outstanding	0	0
Common Stock, $.001 Par Value:
Authorized Shares — 100,000,000
Issued Shares — 38,222,030 in 2005 and 33,984,023 In 2004
Outstanding Shares — 35,722,030 In 2005 And 31,484,023 In 2004	38,222	33,983
Additional Paid In Capital	42,375,320	30,658,267
Accumulated Deficit	(3,320,016)	(3,316,395)
Accumulated Other Comprehensive Income	94,004	0
Treasury Stock	(540,000)	(540,000)
Total Shareholders’ Equity	38,647,530	26,835,855
Total Liabilities And Shareholders’ Equity	$57,494,319	$31,923,086

The accompanying notes to the consolidated financial statements are an integral part of these statements.

Think Partnership Inc.
Consolidated Statement of Operations
Years Ended December 31, 2005 and 2004

	2005	2004
Net Revenue	$40,440,729	$17,621,100
Cost of Revenue	13,853,863	4,091,939
Gross Profit	26,586,866	13,529,161
Operating Expenses
Selling, General and Administrative	24,922,388	10,585,315
Amortization of Purchased Intangibles	1,546,859	108,489
Income from Operations	117,619	2,835,357
Other Income(Expense)
Interest Income	78,140	22,164
Interest Expense	(172,704)	(44,603)
Other Income, Net	10,299	24,863
Income Before Income Taxes	33,354	2,837,781
Income Tax Expense	36,975	1,063,793
Net (Loss) Income	(3,621)	1,773,988
Other Comprehensive Income
Unrealized Gain on Securities	94,004	0
Comprehensive Income	$90,383	$1,773,988

Net Income Per Share
Basic	$0.00	$0.07
Fully Diluted	$0.00	$0.06

Weighted Average Shares (Basic)	33,809,371	24,332,967
Weighted Average Shares (Fully Diluted)	39,467,062	30,264,304

The accompanying notes to the consolidated financial statements are an integral part of these statements.

Think Partnership Inc
Consolidated Statement of Shareholders’ Equity

					Accumulated
			Additional		Other		Total
	Common Stock		Paid in	Accumulated	Comprehensive	Treasury	Shareholders’
	Shares	Stock	Capital	Deficit	Income	Stock	Equity
Balance January 1, 2004	20,889,458	$23,389	$5,655,760	$(5,090,383)	$0	$(540,000)	$48,766

Exercise of Stock Options and Warrants, Net	366,240	366	61,923				62,289

Sale of Common Stock, Net	8,223,563	8,223	20,665,677				20,673,900

Purchase Transactions, Net	2,004,762	2,005	4,274,907				4,276,912

Net Income 2004				1,773,988			1,773,988

Balance, December 31, 2004	31,484,023	33,983	30,658,267	(3,316,395)	0	(540,000)	26,835,855

Exercise of Stock Options and Warrants, Net	489,711	490	255,204				255,694

Purchase Transactions, Net	3,748,296	3,748	11,461,849				11,465,597

Other Comprehensive Income					94,004		94,004

Net Loss 2005				(3,621)			(3,621)

Balance, December 31, 2005	35,722,030	$38,222	$42,375,320	$(3,320,016)	$94,004	$(540,000)	$38,647,530

The accompanying notes to the consolidated financial statements are an integral part of these statements.

Think Partnership Inc.
Consolidated Statement Of Cash Flows
Years Ended December 31, 2005 and 2004

	2005	2004
Operating Activities
Net (Loss) Income	$(3,621)	$1,773,988
Adjustments to Reconcile Net Income to Net Cash provided by Operating Activities:
Depreciation and Amortization	2,226,462	297,961
Provision for Doubtful Accounts	646,530	638,769
Deferred Taxes	(73,788)	872,086
Interest Earned on Deposit	0	(374)
Loss on Deposit	0	100,000
Change in Operating Assets and Liabilities:
Restricted Cash	(323,414)	(327,945)
Accounts Receivable	(1,668,784)	(2,007,960)
Prepaid Expenses and Other Assets	156,562	(514,534)
Refundable Corporate Income Taxes	(1,524,588)	0
Accounts Payable	1,159,916	167,631
Deferred Revenue	(574,714)	518,241
Other Accrued Expenses and Current Liabilities	218,660	1,057,705
Net Cash Provided by Operating Activities	239,221	2,575,568

Investing Activities
Purchases of Property and Equipment	(1,702,401)	(1,203,136)
Acquisition of Companies, net of cash acquired	(19,315,790)	535,995
Other	(308,088)	(11,305)
Net Cash Used in Investing Activities	(21,326,279)	(678,446)

Financing Activities
Principal Payments Made	(764,250)	(2,337,717)
Net proceeds from Line of Credit	7,361,111	0
Proceeds from Notes Payable	0	140,000
Net proceeds from issuance of common stock, net of issuance costs	(61,209)	17,149,266
Net Cash Provided by Financing Activities	6,535,652	14,951,549
Net Cash Change	(14,551,406)	16,848,671
Cash and cash equivalents Balance, January 1	17,160,520	311,849
Cash and cash equivalents Balance, December 31	$2,609,114	$17,160,520

Supplemental Information
Interest Paid	$172,704	$44,603
Income Taxes Paid	$1,637,816	$174,827

The accompanying notes to the consolidated financial statements are an integral part of these statements.

Non Cash Investing and Financing Activities

On June 4, 2004, the Company entered into an asset purchase agreement in which it issued 100,000 shares of the Company’s common stock valued at $262,500.

On August 19, 2004 the Company purchased the stock of WebCapades, Inc. The purchase was financed by the sale of 2,178,813 shares of common stock for $3,935,604 in a private placement to provide for the $3,500,000 cash portion of the transaction, the issuance of 1,904,762 shares of common stock valued at

$4,000,000, the issuance of 150,000 stock options valued at $14,412 and notes payable of $1,151,413. The Company received net tangible assets of $11,723 and intangible assets totaling $8,697,474.

On August 30, 2004 the Company issued 25,000 shares of restricted common stock valued at $43,550 for a six month contract with CEOcast, Inc.

On January 14, 2005, the Company purchased the stock of MarketSmart Advertising, Inc., Right Stuff, Inc. d/b/a Bright Idea Studio and CheckUp Marketing, Inc. (the “MarketSmart Companies”). $3,000,000 of the purchase price was paid utilizing the Company’s common stock along with options valued at $150,000. The Company received net intangible assets of $6,528,041 and net tangible liabilities of ($378,041).

On February 21, 2005, the Company purchased the stock of the Personals Plus, Inc. $2,262,500 of the purchase price was paid utilizing the Company’s common stock along with options valued at $67,800. The Company received net intangible assets of $5,059,455 and net tangible liabilities of ($390,071).

On February 21, 2005, the Company purchased the stock of the Ozona Online Networks, Inc. $400,000 of the purchase price was paid utilizing the Company’s common stock along with options valued at $67,800. The Company received net intangible assets of $922,877 and net tangible liabilities of ($134,639).

On March 11, 2005, the Company purchased the stock of the Kowabunga! Marketing, Inc. $750,000 of the purchase price was paid utilizing the Company’s common stock. The Company received net intangible assets of $1,599,990 and net tangible liabilities of ($312,816).

On April 22, 2005, the Company purchased the stock of PrimaryAds, Inc. The Company received net intangible assets of $11,040,853 and net tangible liabilities of ($709,669). The Company paid for this acquisition with cash and options valued at $66,600.

On July 15, 2005, the Company purchased the stock of the Real Estate School Online, Inc. $2,200,000 of the purchase price was paid utilizing the Company’s common stock along with options valued at $31,200. The Company received net intangible assets of $4,950,620 and net tangible liabilities of ($417,365).

On December 2, 2005, the Company purchased the stock of the Vintacom Holdings, Inc. $2,285,000 of the purchase price was paid utilizing the Company’s common stock along with options valued at $36,600. The Company received net intangible assets of $5,866,957 and net tangible liabilities of ($617,296).

Think Partnership Inc.
Footnotes to Consolidated Financial Statements
December 31, 2005 and 2004

Nature of Business and Summary of Significant Accounting Policies

The Company

The Company is a Nevada corporation headquartered in Northbrook, Illinois, a suburb of Chicago. Through their wholly-owned direct and indirect subsidiaries the Company provides world class technology solutions to businesses and individuals. The Company is organized into three segments:  Think Technology Services, Think Marketing Services and Think Consumer Services.

The Company was incorporated in the State of Nevada in October 1987. At the Company’s last annual meeting of shareholders, held March 14, 2006, the shareholders formally approved the Company’s proposal to change the legal name to Think Partnership Inc. As of March 17, 2006 the Company employed, through its operating subsidiaries, 287 people. At the end of 2005 the Company was operating in nine locations across the United Sates and one location in Canada. The Company’s principal executive offices are located at 5 Revere Drive, Suite 510, Northbrook, Illinois 60062. The Company’s telephone number is (847) 562-0177. The address of its website is www.thinkpartnership.com.

Products and Services

Think Technology Services Segment

The Company’s Think Technology Services segment offers world class technology and marketing solutions to online marketers and advertisers. The Company operates its Think Technology Services segment through its wholly-owned subsidiaries, Ozona Online Network, Inc. and KowaBunga! Marketing, Inc.

Ozona Online Network, Inc.

Ozona Online Network provides start-to-finish web design, customized web-based applications, database systems, managed and shared hosting solutions, e-commerce and high-speed business Internet access.

Kowabunga! Marketing, Inc.

Kowabunga! provides Internet marketing software technologies, including software for affiliate marketing, search engine marketing and opt-in email marketing.

Think Marketing Services Segment

The Company operates its Think Marketing Services segment through its wholly-owned subsidiaries, MarketSmart Advertising, Inc., MarketSmart Interactive, Inc., and PrimaryAds Inc.

MarketSmart Advertising, Inc.

MarketSmart Advertising is a traditional off-line advertising agency that provides branding, collateral advertising, public relations, television advertising, and radio advertising services in seven states and the District of Columbia.

MarketSmart Interactive, Inc.

MarketSmart Interactive, Inc. offers interactive marketing solutions to more than 500 clients designed to help businesses increase revenues from their websites by utilizing a variety of interactive marketing channels, such as search engine optimization (SEO), paid search and affiliate marketing.

PrimaryAds, Inc.

PrimaryAds is a cost-per-action affiliate marketing network that places its clients’ advertisements on partner websites within its affiliate network and generates revenue each time a web user accepts a desired action, such as signing up for an email or filling out a survey.

Think Consumer Services Segment

The Company operates its Think Consumer Services segment through its subsidiaries, Real Estate School Online, Inc., Cherish, Inc., Vintacom Florida, Inc. and Personals Plus, Inc.

Real Estate School Online, Inc.

Real Estate School Online is an online real estate education site, providing accredited real estate licensing courses in Florida and Georgia.

Cherish, Inc./Vintacom/Personals Plus, Inc.

Cherish, Inc. and its wholly-owned subsidiaries, Personals Plus, Inc. and Vintacom Florida, Inc. offer a wide variety of online dating communities designed to allow individuals to search for friends, partners and future spouses using interactive websites. Users specify the type of person or couple they are looking for by age, gender, hobbies, and location, and then make contact with that individual or individuals in an online environment. Revenues are generated from a monthly membership fee, approximately $25 per month per community, which allows users to obtain complete access to the individual community. Some of Cherish’s websites also display adult content, and encourage the exploration of alternative lifestyles, in addition to providing dating and relationship services.

Basis of Presentation

The consolidated statements include the accounts of the Company and its subsidiaries. All inter-company accounts and transactions have been eliminated in consolidation.

Reclassification

For comparability, the 2004 financial statements reflect reclassifications where appropriate to conform to the financial statement presentation used in 2005.

Use of Estimates

The preparation of financial statements in accordance with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of net revenue and expenses in the reporting period. The Company regularly evaluates estimates and assumptions related to allowances for doubtful accounts, goodwill and purchased intangible asset valuations and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and on various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from management’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Revenue Recognition

The Company recognizes revenue in accordance with Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition in Financial Statements.”  Under SAB 104, the Company recognizes revenue when the following criteria have been met:  persuasive evidence of an arrangement exists, the fees are fixed and determinable, no significant Company obligations remain and collection of the related receivable is reasonably assured.

Think Technology Services Segment

For the Kowabunga subsidiary, the Company recognizes revenue the month in which the software is utilized. Customers are invoiced on the first of the month for the monthly services. All overages for the month are billed at the end of the month and are included in our accounts receivable. For the Ozline subsidiary we recognize revenue through a monthly hosting fee and additional usage fees as provided.

Think Marketing Services Segment

MarketSmart Interactive, Inc.

Search Engine Enhancement Services. Prior to September 2005, the Company recognized revenue in the period that they were deemed to be earned and collectible under the accrual method of accounting using the straight-line basis over the term of the contract. Beginning in October 2005, the Company started selling the services previously packaged as separate products in its Search Engine Enhancement business, and now meet the criteria of EITF 00-21 “Revenue Arrangements with Multiple Deliverables.” As such, each deliverable is treated as a separate product or deliverable. The Company recognizes revenue for each deliverable either on a straight line basis over the term of the contract, or when value is provided to the customer, as appropriate.

Pay Per Click Management Fees. We recognize revenue on pay per click management services in the month the services are performed.

MarketSmart Advertising, Inc.

Advertising. The Company is a full-service advertising agency offering primarily management services to manage the promotion of a customer’s marketing communication, which can include in-house creative and production services. Management service is recognized through a monthly management fee. In-house creative and production service revenue is recognized in the period in which the services are provided.

PrimaryAds, Inc.

Affiliate Marketing. The Company recognizes revenue when the related services are performed. Additionally, consistent with the provisions of EITF Issue No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent,” the Company recognizes revenue as an agent in affiliate marketing transactions. Accordingly, service fee revenue is recognized on a net basis as any affiliate expenses are the responsibility of the Company’s advertising customer.

Think Consumer Services Segment

Cherish, Inc./Vintacom Holdings, Inc./Personals Plus, Inc

Online Dating. The Company recognizes income on monthly and multi-monthly subscription contracts on a straight line basis over the term of the contract.

Real Estate School Online, Inc.

Online Education. The Company records commission income at the time of sale. The Company records income on the sale of compact disks upon shipment.

Allowance For Doubtful Accounts

The Company evaluates the collectibility of accounts receivable based on a combination of factors. The Company recognizes allowances for doubtful accounts based on the length of time the receivables are past due, the current business environment and the Company’s historical experience. Receivables are considered past due after 60 days.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and short-term investments with original maturities of 90 days or less. The Company’s cash deposits exceeded FDIC-insured limits on December 31, 2005 by $1,569,656 at various financial institutions. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash.

Fair Value of Financial Instruments

The fair value of certain of the Company’s financial instruments, including cash and cash equivalents, receivables, prepaid expenses and other current assets, accounts payable and other accrued liabilities, approximate their carrying amounts because of the short-term maturity of these instruments.

Concentration of Credit Risk

Financial instruments that potentially expose the Company to concentrations of risk consist primarily of cash and cash equivalents and accounts receivable, which are generally not collateralized. The Company’s policy is to place its cash and cash equivalents with high credit quality financial institutions in order to limit the amount of credit exposure. The Company does not require collateral from its customers, but its credit extension and collection policies include monitoring payments and aggressively pursuing delinquent accounts. The Company maintains allowances for potential credit losses.

Impairment of Long-Lived Assets

The Company assesses potential impairment to long-lived assets and certain identifiable intangible assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted net cash flows that are expected to be generated by an asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Capitalized Software Costs

The Company capitalizes certain costs related to the acquisition and development of software and amortizes these costs using the straight-line method over the estimated useful life of the software. Certain development costs not meeting the criteria for capitalization are expensed as incurred.

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are expensed using the straight-line method over each asset’s estimated remaining useful life, ranging from four to seven years. Depreciation of leasehold improvements is computed using the shorter of the lease term or the economic life using the straight-line method. The net carrying value of property and equipment at December 31, 2005 and 2004 was:

	2005	2004
Furniture & Fixtures	$520,524	$410,830
Equipment	2,182,380	597,520
Software	1,252,328	392,893
Leasehold Improvements	204,544	133,249
Subtotal	$4,159,775	$1,534,492
Accumulated Depreciation and Amortization	906,697	227,094
Net Property & Equipment	$3,253,078	$1,307,398

Goodwill and Purchased Intangible Assets

Goodwill is recorded as the difference, if any, between the aggregate consideration paid for an acquisition and the fair value of the net tangible and intangible assets acquired. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), the Company tests goodwill for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis in the fourth quarter or more frequently if the Company believes indicators of impairment exist. The performance of the test involves a two-step process. The first step of the impairment test involves comparing the fair values of the applicable reporting units with their aggregate carrying value, including goodwill. The Company generally determines the fair value of its reporting units using the income approach methodology of valuation that includes the discounted cash flow method as well as other generally accepted valuation methodologies. If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, the Company performs the second step of the goodwill impairment test to determine the amount of impairment loss. The second step of the goodwill impairment test involves comparing the implied fair value of the affected reporting unit’s goodwill with the carrying value of that goodwill.

During the third quarter of 2005, the goodwill associated with the acquisition of Webcapades, Inc. was tested for impairment. Also, on December 31, 2005, goodwill associated with acquisitions that occurred during the first quarter of 2005 was tested for impairment including MarketSmart Advertising, Inc., Kowabunga! Inc., Personals Plus, Inc. and Ozona Online Networks, Inc. The Company determined that it did not have an impairment of goodwill associated with any of these acquisitions. The goodwill associated with remaining acquisitions of 2005 will be tested throughout 2006.

The Company amortizes its identifiable intangible assets, which result from acquisitions accounted for under the purchase method of accounting, using the straight-line method over their estimated useful lives.

Stock-Based Compensation

The Company has granted incentive stock options to employees and non-qualified stock options to employees, non-employee members of the board of directors and other persons not employed by the Company or its subsidiaries. The Company currently has no formal plan and no authorized shares. The vesting periods range from immediate to a period of three years. The maximum term of the various outstanding options is ten years. The Company accounts for stock-based awards granted to employees in accordance with Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”) and related interpretations, and has adopted the disclosure-only alternative of SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS 123”) and SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure.

In accordance with APB 25, stock-based compensation expense is not recorded in connection with stock options granted with exercise prices equal to or greater than the fair market value of the Company’s common stock on the date of grant, unless certain modifications are subsequently made. No compensation expense was recorded under the Company’s option arrangements with employees in 2005 and 2004.

The following table summarizes information about stock options activity during the years ended December 31, 2005 and 2004.

	2005		2004
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Outstanding at Beginning of Year	4,531,140	$0.78	4,138,026	$0.23
Granted	1,970,000	$4.81	501,256	$3.36
Forfeited	(375,654)	$3.55	(9,230)	$0.75
Exercised	(280,328)	$0.48	(98,912)	$0.31
Outstanding at End Of Year	5,845,158	$1.88	4,531,140	$0.78

The weighted average grant date fair value of options granted during 2005 and 2004 was $1.01 and $0.54, respectively.

The following table summarizes information about stock options outstanding at December 31, 2005.

	Options Outstanding
Range Of Exercise Prices	Options Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
$0.13 - $0.13	2,830,000	7.58	$0.13
$0.14 - $2.35	944,014	3.11	$0.86
$2.36 - $5.24	671,144	4.35	$3.66
$5.25 - $5.30	1,400,000	9.08	$5.25
	5,845,158	6.85	$1.88

The following table compares the options exercisable on December 31, 2005 and 2004.

OPTIONS EXERCISABLE
Range Of Exercise Prices	Options Exercisable	Weighted Average Exercise Price
$0.13 - $0.13	2,830,000	$0.13
$0.14 - $2.35	894,014	$0.77
$2.36 - $5.24	143,994	3.91
$5.25 - $5.30	0	n/a
Total 2005 Options Exercisable	3,868,008	$0.42
Total 2004 Options Exercisable	3,789,954	$0.27

The per share fair values of stock awards granted in connection with stock incentive plans and rights granted in connection with the employee stock purchase plan have been estimated with the following weighted average assumptions:

	2005	2004
Expected Life(in years)	3.36	2.90
Volatility	0.49	0.61
Risk Free Interest Rate	3.47%	3.33%
Dividend Yield	0.00%	0.00%

The following table compares net income and earnings per share as reported to the pro forma amounts that would be reported had compensation expense been recognized for our stock-based compensation plans on a fair value basis for the years ended December 31, 2005 and 2004:

	2005	2004
Net (Loss) Income, as reported	$(3,621)	$1,773,988
Deduct: Stock-Based Employee Compensation Expense determined under fair value based method for all awards, net of tax	(524,096)	(79,136)
Pro Forma Net (Loss) Income	$(527,717)	$1,694,852
(Loss) Earnings Per Share, as reported:
Basic	$0.00	$0.07
Fully Diluted	$0.00	$0.06
Pro Forma (Loss) Earnings Per Share:
Basic	$(0.02)	$0.07
Fully Diluted	$(0.01)	$0.06

For purposes of this illustration, the value of each stock award has been estimated as of the date of grant using the Black-Scholes model, which was developed for use in estimating the value of traded options that have no vesting restrictions and that are freely transferable. The Black-Scholes model considers, among other factors, the expected life of the option and the expected volatility of the Company’s stock price. Because it does not consider other factors important to stock-based awards, such as continued employment and periodic vesting requirements and limited transferability, the fair value generated by the Black-Scholes option pricing model may not be indicative of the actual fair value of the Company’s stock-based awards. For pro forma illustration purposes, the Black-Scholes value of the Company’s stock-based awards is assumed to be amortized on a straight-line basis over their respective vesting periods.

Warrants

As of December 31, 2005 and 2004, the Company has outstanding warrants for the potential issuance of 5,894,791 and 5,623,429 shares of common stock, respectively. These warrants were primarily issued in connection with private placements and debt issuances (see significant equity transactions). Warrants issued in 2004 and 2005 are primarily exercisable in 2-3 years. Warrants issued in prior years are primarily exercisable over a ten year period ending in the year 2010 through 2013. Exercise price ranges from $0.001 to $4.50. The weighted average grant date fair value of warrants issued during 2005 and 2004 was $0.00 and $0.56, respectively.

Income Taxes

The Company utilizes the liability method of accounting for income taxes as set forth in SFAS No. 109, Accounting for Income Taxes (“SFAS 109”). Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities. A valuation allowance is recorded when it is more likely than not that some of the deferred tax assets will not be realized.

Contingent Consideration

In connection with certain of the Company’s acquisitions, if certain future internal performance goals are later satisfied, the aggregate consideration for the respective acquisition will be increased. As of December 31, 2005, all additional consideration, if earned, will be paid in the form of cash and stock. Any additional consideration paid will be allocated to goodwill and stock-based compensation expense. The measurement, recognition and allocation of contingent consideration are accounted for using the following principles:

Measurement and Recognition

In accordance with SFAS No. 141, Business Combinations (“SFAS 141”) contingent consideration is recorded when a contingency is satisfied and additional consideration is issued or becomes issuable. The Company records the additional consideration issued or issuable in connection with the relevant acquisition when a specified internal performance goal is met.

Amount Allocated to Goodwill

In accordance with EITF Issue No. 95-8, Accounting for Contingent Consideration Paid to the Shareholders of an Acquired Enterprise in a Purchase Business Combination (“EITF 95-8”) and FIN 44, the portion of additional consideration issuable to holders of unrestricted (i.e., not subject to risk of forfeiture) common stock and fully vested options as of the acquisition date is recorded as additional purchase price, as the consideration is unrelated to continuing employment with the Company. Such portion is allocated to goodwill.

Amount Allocated to Stock-Based Compensation Expense

In accordance with EITF 95-8, the value associated with additional consideration related to stock or options that vest between the acquisition date and the date at which the contingency is satisfied is recorded as an immediate charge to stock-based compensation expense at the time of vesting because the consideration is related to continuing employment with the Company.

Litigation and Settlement Costs

From time to time, the Company is involved in disputes, litigation and other legal actions. In accordance with SFAS 5, the Company records a charge equal to at least the minimum estimated liability for a loss contingency when both of the following conditions are met: (i) information available prior to issuance of the financial statements indicates that it is probable that an asset had been impaired or a liability had been incurred at the date of the financial statements and (ii) the range of loss can be reasonably estimated.

Net Income (Loss) Per Share

Net income per share (basic) is calculated by dividing net income by the weighted average number of shares of common stock outstanding during the year. Net income per share (diluted) is calculated by adjusting outstanding shares, assuming any dilutive effects of options and warrants using the treasury stock method.

The following reconciles the denominators of basic and fully diluted earnings per share:

	2005	2004
Denominator — Shares
Basic Weighted-Average Shares	33,809,371	24,332,967
Effectof Dilutive Securities	5,657,691	5,931,337
Fully Diluted Weighted-Average Shares	39,467,062	30,264,304

Impact of New Accounting Standards Recent Accounting Pronouncements

SFAS No. 123 (Revised 2004), Share-Based Payment, issued in December 2004, is a revision of FASB Statement 123, Accounting for Stock-Based Compensation and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. The Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123 (Revised 2004) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions) with the cost recognized over the period during which an employee is required to provide service in exchange for the award. This statement is effective as of the beginning of the first interim or annual reporting period that begins after December 15, 2005 and the Company will adopt the standard in the first quarter of fiscal 2006. The Company has not determined the impact, if any, that this statement will have on its consolidated financial position or results of operations.

On March 29, 2005, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 107 (SAB 107) regarding the Staff’s interpretation of SFAS 123(R). This interpretation expresses the views of the Staff regarding the interaction between SFAS 123(R) and certain SEC rules and regulations and provides the Staff’s views regarding the valuation of share-based payment arrangements by public companies. In particular, this SAB provides guidance related to share-based payment transactions with non-employees, the transition from nonpublic to public entity status, valuation methods, the accounting for certain redeemable financial instruments issued under share-based payment arrangements, the classification of compensation expense, non-GAAP financial measures, first-time adoption of SFAS 123(R) in an interim period, capitalization of compensation cost related to share-based payment arrangements, the accounting for income tax effects of share-based payment arrangements upon adoption of SFAS 123(R), the modification of employee share options prior to adoption of SFAS 123(R) and disclosures in Management’s Discussion and Analysis subsequent to adoption of SFAS 123(R). The Company will adopt SAB 107 in connection with its adoption of SFAS 123(R). The Company has not determined the impact, if any, that this statement will have on its consolidated financial position or results of operations.

In May 2005, FASB issued SFAS No. 154, Accounting Changes and Error Corrections, which establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. The statement provides guidance for determining whether retrospective application of a change in accounting principle is impracticable. The statement also addresses the reporting of a correction of error by restating previously issued financial statements. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 14, 2005. The Company will adopt SFAS No. 154 in the first quarter of 2006. The Company does not expect adoption of this statement to have a material impact on its consolidated financial condition or results of operations.

Notes Receivable — Related Party and Other

On September 2, 2002, the Company sold 100% of the common stock of Safe Environment Corp. of Indiana to GMP, L.L.C. As part of the sale the Company received a note receivable in the amount of $175,000 that was payable on November 30, 2002. Also, as part of this transaction, the purchaser acknowledged that the Company had contributed $200,000 to an escrow account established in regard to an ongoing construction project in St. Ann, Missouri, and that these funds would be returned to the Company from the escrow account following the completion of the project. The Company also sold its contractual interest in Acadian Builders, LLC to GMP, L.L.C. for a $470,000 note receivable, which was payable quarterly at $35,000 beginning on December 31, 2002. On December 31, 2002, GMP, L.L.C. was in default on both of its notes receivable with the Company. The Company received partial payments on the $175,000 note receivable and its balance at December 31, 2002 was $126,884. The Company had not received any payments related to the $470,000 note receivable and the Company believed that GMP, L.L.C. did not have the resources to meet this obligation and therefore they decided to write off the note receivable in 2002.

During the course of 2003, the Company received additional partial payments on the $175,000 note receivable and its balance at December 31, 2003 was $68,870. The funds in the escrow account established in regard to the ongoing construction project in St. Ann, Missouri were verified by the Company at year end to satisfy the opinion that the $200,000 receivable which will be satisfied from the proceeds of the escrow account was not impaired. As a result, the notes receivable balance at December 31, 2003 included a total of $268,870 due from GMP, L.L.C. and a $100,000 note receivable from The Voice and Data Group, Inc. for a total balance of $368,870.

During 2004, the Company also incurred expenses on behalf of GMP, L.L.C. increasing the balance due from GMP, L.L.C. at December 31, 2004 to $280,175. The Company is currently not charging or receiving any interest on these amounts due from GMP, L.L.C. Pursuant to certain agreements including an agreement with John Giura effective August 31, 2004, in which John Giura represents, warrants and guarantees that the Company shall receive $300,000 from an escrow fund established in regard to an ongoing construction project in St. Ann, Missouri. It is the Company’s understanding that the St. Ann’s project has been completed and a total of approximately $230,000 is remaining in the St. Ann’s escrow account to be distributed. The Company believes that it will recover the remaining funds owed from GMP and Mr. Giura.

During 2004, The Voice and Data Group, Inc. defaulted on its $100,000 note receivable and, as a result, the Company wrote off the entire amount.

The Company also expects to receive a total of $200,000 in regard to the sale of certain houses being constructed in St. Charles, Missouri, pursuant to various agreements with GMP, L.L.C. and the developer of those houses.

Restricted Cash and Client Prepaid Media Buys

The Company’s MarketSmart Interactive, Inc. subsidiary entered into contracts to perform Pay Per Click (PPC) Management services. Prior to the month of service, the clients are invoiced for their respective estimated PPC spend for the month plus a nominal management fee. The amount of funds that are designated for PPC spend are placed into non-interest bearing escrow accounts allocated to each client for use in paying their respective PPC spend for the month. These funds totaled $628,064 and $327,945 as of December 31, 2005 and 2004, respectively. These funds are listed as Restricted Cash on the balance sheet with the offsetting Client Prepaid Media Buys in the liability section.

The Company’s Cherish subsidiary also has restricted cash in an interest bearing escrow account controlled by Cherish’s credit card processor. This amounted to $200,740 and $99,208 at December 31, 2005 and 2004, respectively.

Intangible Assets and Goodwill

During 2004 and 2005, the Company entered into nine purchase agreements in which it allocated a total of $44,914,847 of the purchase price to intangible assets. The following is a schedule of the Company’s intangible assets, by segment, as of December 31, 2005:

Technology Services Segment

	Term	Initial Value	Accumulated Amortization	Net Carrying Value
Employment Agreements	3-4 Years	$471,011	$116,635	$354,376
Website Code and Development	5 Years	580,000	92,313	487,687
Goodwill		1,471,856	0	1,471,856
Totals		$2,522,867	$208,948	$2,313,919

Marketing Services Segment

	Term	Initial Value	Accumulated Amortization	Net Carrying Value
Employment Agreements	4 Years	$710,000	$162,917	$547,083
Customer Relations	5-8 Years	4,890,000	636,250	4,253,750
Trademarks	Indefinite	790,000	0	790,000
Software Tools	5 Years	175,000	55,417	119,583
Goodwill		11,252,474	0	11,252,474
Totals		$17,817,474	$854,584	$16,962,890

Consumer Services Segment

	Term	Initial Value	Accumulated Amortization	Net Carrying Value
Employment Agreements	3-4 Years	$179,000	$13,566	$165,434
Customer Relations	6 months to 5 Years	494,000	128,458	365,542
Website Code	5 Years	2,135,584	302,812	1,832,772
Client Lists	7 Years	416,000	69,024	346,976
Vendor Relations	3 Years	82,000	12,528	69,472
Tradenames	Indefinite	462,000	0	462,000
Reference Materials	4 Years	571,000	65,427	505,573
Goodwill		20,234,922	0	20,234,922
Totals		$24,574,506	$591,815	$23,982,691

COMPANY TOTALS

	Initial Value	Accumulated Amortization	Net Carrying Value
Goodwill	$32,959,252	$0	$32,959,252
Indefinite Life Intangibles	1,252,000	0	1,252,000
Other Intangibles	10,703,595	1,655,347	9,048,248

The following is a schedule of the Company’s intangible assets, by segment, as of December 31, 2004:

Consumer Services Segment

	Term	Initial Value	Accumulated Amortization	Net Carrying Value
Goodwill		$7,663,360	$0	$7,663,360
Client List	7 years	260,000	12,381	247,619
Website Code and Development	5 years	729,114	48,607	680,507
Client Relations	6 months	45,000	30,000	15,000
Totals		$8,697,474	$90,988	$8,606,486

Marketing Services Segment

	Term	Initial Value	Accumulated Amortization	Net Carrying Value
Web Application Tools	5 years	$175,000	$17,500	$157,500
Goodwill		53,708	0	53,708
Totals		$228,708	$17,500	$211,208

COMPANY TOTALS

	Initial Value	Accumulated Amortization	Net Carrying Value
Goodwill	$7,717,068	$0	$7,717,068
Other Intangibles	1,209,114	108,488	1,100,626

The Company’s amortization expense over the next five years is as follows:

2006	$2,101,230
2007	2,094,480
2008	1,996,623
2009	1,598.513
2010	735,069
Thereafter	522,333
Total	$9,048,248

Advertising Costs

Advertising costs are expensed when incurred, and were $1,933,423 in 2005 and $1,030,037 in 2004.

Treasury Stock

The Company has 2,500,000 shares of stock in its treasury at a combined total cost of $540,000. The cost method was used in recording the purchase of the treasury stock.

Notes Payable

The following table summarizes the Company’s notes payable balance as of December 31, 2005 and 2004:

Lender	Subsidiary	Due Date	Interest Rate	2005	2004
AmSouth Bank — Line of Credit	Ozona	Open	Prime + 1.5%	32,570	0
Wachovia Bank — Line of Credit(2)	WebSourced	05/06	1-month LIBOR + 2.0%	0	0
Wachovia Bank — Line of Credit(1)	CGI	05/06	1-month LIBOR + 2.0%	7,361,111	0
Lessor of Office Space	Kowabunga	4/07	8.00%	7,103	0
Totals				7,400,784	0
Less: Current portion of long-term debt included in other current liabilities				(5,262)	0
Non-Current Portion				7,395,522	0

Notes Payable — Related Parties

The following table summarizes the Company’s notes payable to related parties as of December 31, 2005 and 2004:

	Due Date	Interest Rate	2005	2004

WebCapades Former owners	08/06	Imputed 4.0%	$394,066	$965,839
Scott Mitchell, unsecured	07/08	5.5%	54,623	0
Scott Mitchell, unsecured	10/08	8.0%	56,627	0
Totals			$505,316	$965,839
Less: Current Portion			(429,761)	(571,773)
Non-Current Portion			$75,555	$394,066

In 2004, the Company repaid $710,000 of loans payable to the Roberti Jacobs Family Trust, a Trust controlled by a family member of one of the Company’s officers.

Principal Payments Due

Principal payments due for the next five years are as follows:

2006	$436,864
2007	38,164
2008	37,391
2009	7,361,111
2010	0
Thereafter	32,570
TOTALS	$7,906,100

Notes Payable — Wachovia Line of Credit

(1) The Company has a line of credit with Wachovia Bank of up to $7,500,000. The interest rate is equal to 1-month LIBOR + 2.00% which was 6.291% as of December 31, 2005. The balance as of December 31, 2005 was $7,361,111. The note matures on May 5, 2006, is reviewed and renewable annually and is secured by the general assets of the Company. At December 31, 2005 the Company was in the process of refinancing the line of credit. On January 19, 2006, the Company completed a refinancing with the bank and the terms are outlined in subsequent events.

(2) The Company’s WebSourced, Inc. division currently has a line of credit with Wachovia Bank. This line of credit has a maximum of $500,000. The interest rate is equal to 1-month LIBOR + 2.00% which was 6.291% as of December 31, 2005. There was no outstanding balance as of December 31, 2005. The note matures on May 5, 2006 and is reviewed and renewable annually. This note is secured by the general assets of Websourced, Inc. At December 31, 2005 the Company was in the process of refinancing the line of credit. On January 19, 2006, the Company completed a refinancing with the bank and the terms are outlined in subsequent events resulting in a reclassification of the line of credit from current to long-term.

Long-Term Liabilities

The long-term liabilities consist of the following as of December 31, 2005 and 2004:

	2005	2004
Note Payable — Line of Credit	$7,395,522	$0
Notes Payable — Related Party — Net of Current Portion	75,555	394,066
Capital Lease — Net of Current Portion	11,737	0
Deferred Income Tax Payable, Net of Deferred Tax Asset	2,307,853	0
Deferred Rent	261,662	202,598
Deposits	0	1,298
Total	$10,052,329	$597,962

Significant Equity Transactions

On March 9, 2004, the Company completed a private placement of common stock. The Company sold a total of 1,718,750 shares of its common stock to a group of accredited investors at a price of $1.60 per share, resulting in gross proceeds of $2.75 million. No fees or warrants were paid or issued by the Company.

On August 19, 2004 the Company completed a private placement of 2,049,813 shares of its common stock at a price of $2.05 per share, to a group of accredited investors resulting in gross proceeds of $4,202,104. The Company also granted the purchasers warrants to purchase 512,457 shares of its common stock at an exercise price of $2.05 per share. In addition, the Company issued 130,000 shares of its common stock valued at $266,500 for services in connection with this placement.

On December 6, 2004, the Company completed an offering of $4.3 million units at $3.50 per unit, with each unit comprised of one share of common stock, par value $0.001 per share and one warrant to purchase 0.55 share of common stock resulting in gross proceeds of $15,050,000. Potential shares issuable under the warrants are 2,365,000. Such warrants have a term of three years. In addition, the Company issued 161,429 warrants for the purchase of its common stock with an exercise price of $4.12 per share and a term of three years.

In addition to options issued in accordance with acquisitions and other transactions, 153,656 were issued to employees throughout the year.

See Acquisitions for additional equity transaction disclosures.

Leasing Commitments

The Company leases certain office space and equipment. While most of the leases are operating leases, some equipment is leased under capital leases. As leases expire, it can be expected that, in the normal course of business, certain leases will be renewed or replaced.

Rent expense was $853,295 and $447,670 for the years ended December 31, 2005 and 2004 respectively.

Minimum lease payments under non-cancelable operating leases for the next five years are:

2005	$781,452
2006	636,481
2007	615,695
2008	446,127
2009	429,420
Thereafter	1,016,573
Total	$3,925,749

Deferred Income Taxes

Deferred income taxes are the result of timing differences between book and tax depreciation, amortization of intangibles, allowance for doubtful accounts and net operating loss carry-forwards.

The following is a schedule of the deferred tax assets and liabilities at December 31, 2005 and 2004 :

	2005	2004
Deferred Tax Assets
Net Operating Loss Carry-Forwards	$959,656	$957,527
Intangible Assets	557,989	607,546
Deferred Rent	102,326	78,109
Allowance for Doubtful Accounts	12,853	53,402
Other Acquisition Related	50,791	0
Total	1,683,615	1,696,584
Less: Current portion	1,008,060	1,011,897
Non-Current portion	$675,555	$684,687
Deferred Tax Liabilities
Depreciation	$211,124	$129,670
Intangibles	3,574,983	351,786
Total	3,786,107	481,456
Less: Current portion	802,699	105,120
Non-Current portion	$2,983,408	$376,336
Total (liabilities) assets	$(2,102,492)	$1,215,128

For balance sheet presentation the Company nets it current deferred tax assets and liabilities and non-current deferred tax assets and liabilities. The following table summarizes the presentation:

	2005	2004

Total Deferred Tax Assets	$1,683,615	$1,696,584

Current Portion	$1,008,060	$1,011,897
Non-Current Portion	$675,555	$684,687

Total Deferred Tax Liabilities	$3,786,107	$481,456

Current Portion	$802,699	$105,120
Non-Current Portion	$2,983,408	$376,336

Balance Sheet Presentation
Net current deferred tax asset	$205,361	906,777

Net other deferred tax asset	0	308,351

Net current deferred tax liability	0	0

Net long-term deferred tax liability	2,307,853	0

At December 31, 2003, the Company had a net operating loss carry-forward in the amount of $5,398,995. Under the Internal Revenue Code of 1986, as amended, these losses can be carried forward twenty years. The Company utilized $2,607,028 of the total available loss carry-forward in 2004 and $205,951 in 2005.

Provision for Income Taxes

The provision for income taxes consists of the following:

	2005	2004
Current Tax Provision	$110,763	$191,707
Deferred Tax(Benefit) Provision	(73,788)	872,086
Total Tax Provision	$36,975	$1,063,793

The reconciliation between the U.S. federal statutory income tax rate of 35% and our effective tax rate is shown below for calendar years 2005 and 2004:

	2005	2004
Income Tax Provision at U.S. Federal Statutory Rates	$10,575	$899,666
State Income Taxes	2,251	191,707
Other	24,149	(27,580)
Recorded Income Tax Provision	$36,975	$1,063,793

Acquisitions

On August 19, 2004, the Company acquired 100 percent of the outstanding voting common shares of WebCapades, Inc. WebCapades, Inc. was formed in 1998 and its primary focus is to provide online dating and matchmaking services tailored to specific interests. The Company is located in Clearwater, Florida and operates websites that have been ranked as some of the most popular in the world, including www.eroticy.com. The Company’s primary reasons for the acquisition were to expand its market share in the relevant online dating market, reduce the time required to develop new technologies and bring them to market, incorporate enhanced functionality into its existing websites, and to enhance its technological capabilities. The aggregate purchase price was $8,709,199, comprised of $3,543,374 in cash, notes payable of $1,151,413, common stock valued at $4,000,000 and 150,000 options at $2.10 per share valued at $14,412. The number of shares issued was determined based on the closing market price on the day preceding the consummation of the acquisition

On January 14, 2005, the Company completed its acquisition of the MarketSmart Companies, Raleigh, North Carolina. The MarketSmart Companies provide advertising, public relations, marketing, branding and shopping evaluation services and has been assigned to the Marketing Services segment. The Company acquired 100 percent of the voting common stock of the MarketSmart Companies through three mergers. As a result of the mergers, the former shareholders of the MarketSmart Companies received an aggregate of $3 million in cash and one million shares of the Company’s common stock valued at $3 million. In addition, the former shareholders of the MarketSmart Companies may receive an aggregate of up to $100,000 based on the pre-tax earnings of the MarketSmart Companies for the first four full calendar quarters following the closing. In addition, the Company issued options to purchase an aggregate of 150,000 shares of its common stock to the MarketSmart shareholders valued at $150,000. The

Company’s primary reason for the acquisition was to help it develop into a full service marketing agency encompassing both on-line and off-line advertising capabilities.

On February 21, 2005, the Company completed its acquisition of Personals Plus, Inc. (PPI), Apollo Beach, Florida, by acquiring 100 percent of the voting common stock of PPI in a merger. PPI is in the business of owning and operating online dating and relationship websites, including www.swappernet.com and has been assigned to the Consumer Services segment. Immediately following the merger, the Company contributed all of the stock of PPI to its Cherish, Inc. subsidiary. As consideration for the merger, the former shareholder of PPI received $2,262,500 in cash and 426,244 shares of Company common stock, valued at $2,262,500. In addition, the Company issued to the former shareholder of PPI options to purchase an aggregate of 60,000 shares at of Company common stock valued at $67,800. Further, the former shareholder of PPI may receive an aggregate earnout payment of up to $450,000 based on the pre-tax earnings of PPI for the first eight full calendar quarters following the closing. The Company’s primary reasons for the acquisition were to expand its market share in the relevant online dating market.

On February 21, 2005, the Company completed its acquisition of Ozona Online Network, Inc., (“Ozline”), Clearwater, Florida, by acquiring 100 percent of the voting common stock of Ozline in a merger. Ozline is in the business of providing online services including web design, custom web-based applications, database systems, managed and shared hosting solutions, e-commerce and high-speed business Internet access and has been assigned to the Technology Services segment. As consideration for the merger, the former shareholders of Ozline received an aggregate of $300,000 in cash and 75,538 shares of Company common stock valued at $400,000. In addition, the Company issued options to purchase an aggregate of 60,000 shares of Company common stock valued at $67,800. Further, the former shareholders of Ozline may receive an aggregate earnout payment of up to $200,000 based on the pre-tax earnings of Ozline for the first eight full calendar quarters following the closing. Upon acquiring Ozline during the first quarter of 2005, the Company’s Cherish division no longer receives payments of rent from Ozline under its sublease agreement. The Company completed this acquisition to provide its existing entities with website site hosting and for Ozline’s website and systems development capabilities.

On March 11, 2005 the Company completed its acquisition of KowaBunga! Marketing, Inc. (“KowaBunga!”) by acquiring 100 percent of the voting common stock of KowaBunga! in a merger, for an aggregate of $500,000 cash and 127,818 shares of the Company’s common stock valued at $750,000. In addition, the Company issued to the former shareholder and employees of KowaBunga! options to purchase an aggregate of 140,000 shares of Company common stock. In addition, the former shareholder of KowaBunga! may receive as aggregate earnout payment of up to $2,250,000 in cash and shares of common stock valued at $2,700,000, based on the pre-tax earnings of KowaBunga! for the first twelve full calendar quarters following the closing. KowaBunga! is in the business of producing and selling software services related to the marketing of products and services of its customers over the Internet and has been assigned to the Technology Services segment. The Company completed this acquisition to help in the development of the Company’s affiliate marketing strategy.

On March 24, 2005 the Company’s WebSourced, Inc. subsidiary acquired the assets of Smart Interactive Ltd. (“Smart Interactive”), which provides search engine marketing advice to companies throughout Great Britain and Europe. WebSourced paid a total of $19,871 for these assets. Based in Newcastle, England, Smart Interactive is led by world-renowned search engine expert, Mike Grehan. He is the author of the popular book “Search Engine Marketing” and one of Europe’s most recognized and sought-after search engine marketing speakers. The acquisition of Smart Interactive has provided WebSourced with a UK office.

On April 22, 2005, the Company acquired 100 percent of the voting common stock of PrimaryAds Inc(“PrimaryAds”) in a merger. PrimaryAds is an affiliate marketing company specializing in cost per action Internet advertising. As consideration for the merger, the former shareholders of PrimaryAds received an aggregate of $9,975,000 in cash. In addition, the Company issued to the former shareholders and employees of PrimaryAds warrants, valued at $66,600, to purchase an aggregate of 146,000 shares of Company common stock. Further, the former shareholders of PrimaryAds may receive an aggregate earnout payment of up to $16,000,000 based on the pre-tax earnings of PrimaryAds for the first twelve full calendar quarters following the closing. The first $10,000,000 of the earnout, to the extent earned, will be paid in shares of Company common stock. The remainder of the earnout, to the extent earned, will be paid 50% in cash and 50% in shares of the Company’s common stock. The Company completed this acquisition to further enter the affiliate marketing sector of Internet advertising. PrimaryAds has been assigned to the Marketing Services segment.

On July 15, 2005, the Company acquired 100 percent of the voting common stock of Real Estate School Online, Inc.(“Real Estate School Online”) in exchange for $2.2 million in cash and 1,023,256 shares of the Company’s common stock valued at $2.2 million. The former shareholder of Real Estate School Online will also be entitled to a one-time cash payment of up to $500,000 if the pre-tax earnings of Real Estate School Online exceed specified targets during the first twelve full calendar quarters following the closing. In addition, the Company issued to the former shareholder Real Estate School Online warrants to purchase an aggregate of 60,000 shares of Company common stock valued at $31,200. The earnout, to the extent earned, will be paid 50% in cash and 50% in shares of the Company’s common stock. The Company completed this transaction to enter into growing field of online education and assigned it to the Consumer Services segment.

On December 2, 2005, the Company acquired 100 percent of the voting common stock of Vintacom Holdings, Inc., an online dating company based in Alberta, Canada. As consideration for the acquisition, the Company paid to the shareholders of Vintacom, an aggregate of $2,750,000 U.S. in cash and issued to them an aggregate of 1,095,616 shares of the Company’s common stock valued at $2,750,000. The Company held back $465,000 U.S. from the cash portion of the purchase price in connection with certain amounts for which Vintacom may become liable pursuant to the Excise Tax Act (Canada). In addition, the Company issued to the president of Vintacom, warrants to purchase an aggregate of 60,000 shares of Company common stock valued at $36,600. Further, the shareholders of Vintacom may receive an aggregate earnout payment equal to the difference between (A) four times the average quarterly pre-tax earnings of Vintacom for the first twelve full calendar quarters following the closing, and (B) $1.1 million U.S. (the “Earnout Payment”). The Earnout Payment, to the extent earned, will be paid 50% in cash and 50% in shares of Company common stock. The Company granted to the Shareholders of Vintacom certain registration rights with respect to the shares of the Company’s common stock issued in connection with the acquisition. The Company’s primary reasons for the acquisition were to expand its market share in the relevant online dating market and for the extensive software platform developed by Vintacom. The Company assigned this acquisition to the Consumer Services segment.

The results of operations for the above acquisitions are included from the date of acquisition in the consolidated financial statements of the Company.

The Company calculated the fair value of the tangible and intangible assets acquired to allocate the purchase prices in accordance with SFAS 141. Based upon those calculations, the purchase price for each of the acquisitions was allocated as follows:

	Net Assets (Liabilities) Assumed	Goodwill and Purchased Intangibles	Net Deferred Tax Asset/(Liability)	Total Consideration
Market Smart Companies	$767,416	$6,528,041	$(959,087)	$6,336,370
PPI	(355,595)	5,059,455	(34,476)	4,669,384
Ozline	(15,692)	922,877	(118,947)	788,238
KowaBunga!	9,589	1,599,990	(322,405)	1,287,174
Smart Interactive	—	19,871	—	19,871
PrimaryAds	470,248	11,040,853	(1,179,917)	10,331,184
Real Estate School Online	50,000	4,950,620	(467,365)	4,533,255
Vintacom Media	(308,087)	5,866,957	(309,209)	5,249,661

The Company is in the process of valuing certain intangible assets related to these acquisitions and thus the allocation of the purchase price has not been completed.

Accounting for Contingent Consideration

In connection with its prior acquisitions, the merger consideration may be increased as the former shareholders of each entity are entitled to earn payments in cash or stock contingent upon the satisfaction of certain future internal performance goals set forth in the applicable merger agreement. Future consideration which may be earned by the former shareholders of each entity will be treated as additional purchase price and allocated to goodwill. The respective maximum amounts of such future consideration which may be earned by the former shareholders of the acquired entities are as follows:

	Maximum Future Cash Consideration	Maximum Future Stock Consideration	Maximum Earnout Consideration

Acquired Entity
WebCapades	$500,000	$—	$500,000
Ozline	200,000	—	200,000
PPI	450,000	—	450,000
KowaBunga!	2,250,000	2,700,000	4,950,000
PrimaryAds	3,000,000	13,000,000	16,000,000
Real Estate School Online	250,000	250,000	500,000
Vintacom Holdings, Inc.	****
Totals	$6,650,000	$15,950,000	$22,600,000

In addition, the former shareholders of the above acquisitions were granted a total of 480,000 options which if and when vested will be charged to stock based compensation expense (see stock based compensation).

**** The shareholders of Vintacom may receive an aggregate earnout payment equal to the excess over (A) four times the average quarterly pre-tax earnings of Vintacom for the first twelve full calendar quarters following the closing, and (B) $1.1 million U.S. (the “Earnout Payment”). The Earnout Payment, to the extent earned, will be paid 50% in cash and 50% in shares of Company common stock

Pro Forma Financial Information (Unaudited)

The pro forma results are not indicative of the results of operations had the acquisition taken place at the beginning of the year (or future results of the combined companies).

These pro forma statements of operations include the activities of all acquisitions as if they had occurred on January 1, 2004.

	Twelve Months Ended December 31, 2005		Twelve Months Ended December 31, 2004
	Historical	Pro Forma Combined	Historical	Pro Forma Combined
Revenues	$40,440,730	$51,023,621	$17,621,100	$58,162,540
Net Income(Loss)	$(3,621)	$932,726	$1,773,988	$4,615,091

Net Income(Loss) Per Share
Basic	$0.00	$0.03	$0.07	$0.13
Fully Diluted	$0.00	$0.02	$0.06	$0.11

Segment Analysis

The Company’s operations are divided into operating segments using individual products or services or groups of related products and services. During the fourth quarter, the Company consolidated certain subsidiaries containing similar products, services and customer classes into three segments. All prior periods have been adjusted for the new presentation. The Chief Executive Officer of each Company’s subsidiaries reports to the Chief Executive Officer of the Company, who makes decisions about performance assessment and resource allocation for all segments. The Company had three operating segments as of December 31, 2005 and 2004: technology servcies, marketing services, consumer services. The Company evaluates the performance of each segment using pre-tax income or loss from continuing operations.

Listed below is a presentation of sales, operating profit and total assets for all reportable segments. The “corporate” category in the “Pre Tax Profit From Continuing Operations” table consists of corporate expenses not allocated to any segments. The “corporate” category in the “Total Assets By Industry Segment” table consists of assets that the Company owns that are not otherwise allocated to a particular segment.

NET SALES BY INDUSTRY SEGMENT

	2005		2004
	Amount	Percent	Amount	Percent
Marketing Services	$29,324,687	72.51	$15,223,527	86.39
Consumer Services	8,713,538	21.54	2,397,573	13.61
Technology Services	2,864,452	7.08	—	0.00
Elimination	(461,948)	(1.13)	—	0.00
Total	$40,440,729	100.00	$17,621,100	100.00

PRE TAX PROFIT FROM CONTINUING OPERATIONS

	2005	2004
Marketing Services	$988,325	$2,686,642
Consumer Services	1,986,390	528,087
Technology Services	(387,025)	0
Corporate	(2,554,336)	(376,948)
Total	$33,354	$2,837,781

TOTAL ASSETS BY INDUSTRY SEGMENT

	2005		2004
	Amount	Percent	Amount	Percent
Marketing Services	$24,863,779	43.25	$7,106,930	22.26
Consumer Services	26,761,638	46.55	10,016,684	31.38
Technology Services	3,350,124	5.83	0	0.00
Corporate	2,518,778	4.37	14,799,472	46.36
Total	$57,494,319	100.00	$31,923,086	100.00

Subsequent Events

Acquisition of Morex

On January 20, 2006, the Company acquired 100 percent of the members interest in Morex Marketing Group, LLC, a New York limited liability company (“Morex”), an online marketing company specializing in gathering mother and father-to-be names and presenting them with baby related offers based in New York. As consideration for the acquisition, the Company paid to the members of Morex, an aggregate of $9,438,778 in cash and issued to them an aggregate of 5,785,632 shares of common stock, valued at $2.18 per share. The Company held back 675,688 shares of common stock as security for the members’ obligation to return a portion of the stock consideration in the event Morex’s audited pre-tax earnings for the 12 months ended September 30, 2005 is less than Morex’s internally prepared pre-tax earnings for the same period. Further, the members of Morex may receive earnout payments (each, an “Earnout Payment”) to be paid in 2006, 2007, 2008 and 2009. Each year’s earnout payment shall be equal to the excess over between (A) four times the aggregate earnings of Morex for the previous calendar year and (B) the aggregate amount of merger consideration previously paid by the Company (including any Earnout Payments); provided, however, in no event shall the total aggregate merger consideration (including the Earnout Payments) payable to the members of Morex exceed $50 million. Each Earnout Payment, to the extent earned, will be paid 50% in cash and 50% in shares of the Company’s common stock valued at the average of the closing prices for shares of the Company’s common stock on the last day on which such shares were traded for each quarter of the calendar year on which the particular Earnout Payment is based, provided that, in the Company’s sole discretion, the Company may pay to the members in cash any Earnout Payment that is otherwise required to be paid in shares of common stock (“Earnout Stock”), if the delivery of shares of the Earnout Stock would cause the total merger consideration paid by the Company in the form of common stock to exceed 7,674,305 shares. The Company entered into this transaction to expand its capabilities in its Marketing Services segment by adding lead generation and list management enterprises.

Wachovia Line of Credit

On January 19, 2006, the Company entered into a loan agreement with Wachovia Bank, National Association (“Wachovia”). Pursuant to the loan agreement, on January 20, 2006, the Company borrowed $15 million from Wachovia, evidenced by a revolving credit promissory note (the “Revolving Credit Note”), and $2.5 million, evidenced by a term promissory note (the “Term Note”). The Company’s obligations under the Loan Agreement and the Notes are secured by a first priority lien, in favor of Wachovia, on all of the assets of the Company, including the stock of each of the Company’s operating subsidiaries and are subject to certain financial covenants. Further, each of the Company’s operating subsidiaries has guaranteed the performance of the Company’s obligations under the Loan Agreement and the Notes (each, a “Guarantor”) and the guaranty is secured by a first priority lien on each Guarantor’s assets. Interest on the unpaid principal balance of the Revolving Credit Note accrues at the LIBOR Market Index Rate plus 2.10% as such rate may change from day to day. Amounts due under the Revolving Credit Note are payable in consecutive monthly payments of accrued interest only until maturity at which time all principal and any accrued but unpaid interest is due and payable. The Revolving Credit Note matures on January 19, 2009. Interest on the unpaid principal balance of the Term Note accrues at the LIBOR Market Index

Rate plus 2.15% as such rate may change from day to day. Amounts due under the Term Note are payable in 12 consecutive monthly payments of equal principal in the amount of $208,333 plus accrued interest with the final payment due on January 19, 2007, the Term Note’s maturity. The Company used $7.5 million of the proceeds to repay amounts due Wachovia under its previous line of credit (which was cancelled as a result of entering into the Loan Agreement) with substantially all of the remaining proceeds used to fund the cash portion of the purchase price for the acquisition of Morex.

Litmus Media, Inc.

On February 17, 2006, the Company entered into an agreement to acquire 100 percent of the voting common stock of Litmus Media, Inc., a Missouri corporation (“Litmus”), through a merger, with Litmus becoming a wholly owned subsidiary of the Company’s following the closing of the merger. Litmus is engaged in the business of offering integrated solutions for performance-based advertising, search marketing and e-retailing industries. The Company amended the agreement on March 17, 2006. The description herein summarizes the agreement as amended.

At the closing of the acquisition, the Company will pay to the shareholders of Litmus, an aggregate of $6,500,000 in cash and issue to them an aggregate of 3,250,000 shares of common stock. Further, the shareholders of Litmus may receive earnout payments of up to $19,950,000 in the aggregate based on the aggregate pre-tax earnings of Litmus for the first 12 calendar quarters following the closing. To the extent earned, up to $10,500,000 of the earnout payment will be paid in shares of common stock valued at the average closing price per share of the 30 trading days prior to issuance and up to $9,450,000 will be paid in cash. Pursuant to the acquisition agreement, at the closing the parties will enter into an escrow agreement pursuant to which a portion of the earnout payment will be held in escrow to the extent the Company may have any claims for indemnification under the acquisition agreement. In addition, in the event the shareholders of Litmus are entitled to any earnout payments, the Company agreed to capitalize a bonus pool for the pre-acquisition employees of Litmus in an amount not to exceed $1,050,000.

Pursuant to the acquisition agreement, the Company agreed to, at the closing: (i) issue to certain shareholders of Litmus warrants to purchase an aggregate of 90,000 shares of our common stock, (ii) establish a pool of warrants to purchase up to 40,000 shares of the Company’s common stock to be issued to certain employees of Litmus, (iii) grant to the shareholders of Litmus registration rights with respect to shares of common stock issued as part of the consideration of the acquisition, pursuant to a definitive registration rights agreement, and (iv) enter into employment agreements with certain employees of Litmus.

The closing of the merger is subject to, among other things, the Company (i) raising $6,500,000 which is necessary for the cash portion of the closing consideration, and (ii) obtaining the approval of the American Stock Exchange to list the shares issued to the Litmus shareholders as part of the merger consideration. Additionally, Litmus must demonstrate, that as of the date of the acquisition agreement, Litmus and its subsidiaries have aggregate cash of at least $200,000 and their receivables with an age of less than 60-days (“60-day Receivables”) exceeds their liabilities by at least $1.00, and that as of the closing date, the sum of the 60-day receivables and the amount by which cash is less than $200,000 exceeds $1.00. The agreement will terminate if the closing does not occur by April 5, 2006. As a result, there can be no assurances that the Company will be able to complete the acquisition of Litmus in accordance with the terms described herein, if at all.

Approval of 2005 Long-Term Incentive Plan

On March 14, 2006, the Company’s shareholders approved the Company’s 2005 Long-Term Incentive Plan pursuant to which the Company may grant options, restricted stock and other stock-based awards with respect to up to 10,000,000 shares of Company common stock.

Agreement to Issue Convertible Preferred Stock

On March 20, 2006, the Company entered into a definitive Securities Purchase Agreement with institutional investors, to sell in a private placement, $26.5 million of Series A Convertible Preferred Shares and warrants.

As described below, the preferred stock is convertible into shares of the Company’s common stock upon the occurrence of certain events. If not converted, the Company will be required to redeem the preferred stock on the second anniversary of its issuance. The holders of the preferred stock will initially be paid dividends on the preferred stock equal to 10% of the face value of the preferred stock. The holders of the preferred stock will have the right to convert their holdings into shares of common stock at a price of $2.00 per share subject to possible adjustments from time to time. The Company anticipates filing the Certificate of Designations for the preferred stock with the State of Nevada at or immediately prior to the closing of the transactions contemplated by the Securities Purchase Agreement.

In connection with the preferred stock offering, the Company will also issue warrants to the institutional investors, exercisable for five years, to purchase up to 5,300,000 shares of common stock at an initial exercise price of $2.50 per share, subject to adjustments from time to time if the Company issues common stock, other than in connection with acquisitions or pursuant to a shareholder-approved incentive plan, at a price less than $2.50 per share.

In connection with the Securities Purchase Agreement, the Company also granted to the institutional investors registration rights pursuant to a definitive Registration Rights Agreement. Under the Registration Rights Agreement, the Company will be obligated to file, within 45 business days following the closing of the transactions contemplated by the Securities Purchase Agreement, a registration statement covering the shares of common stock issuable upon conversion of the preferred stock, and the shares of common stock issuable upon the exercise of the warrants. If the registration statement does not become effective within 120 days following the closing, then the dividend rate on the preferred stock will increase to 15%. The maximum potential damages payable by the Company in regard to a default, including the increase in the amount of the dividends payable if the registration statement does not become effective within 120 days following the closing, are capped at 10% of the aggregate purchase price of the preferred stock, or $2.65 million. If the registration statement does not become effective within 180 days following the closing, the Company will be deemed to be in default and the preferred stock will be subject to mandatory redemption at the option of the holders. If the registration statement becomes effective within the required timeframe, the dividend rate on the preferred stock will be reduced to 6% per annum.

The preferred stock will be subject to mandatory conversion at the Company’s option, if among other things, the registration statement is effective, and the closing price of the Company’s common stock is $5 or higher for twenty consecutive trading days with an average daily trading volume of at least 100,000 shares during the twenty-day period.

The Company intends to use the net proceeds of the private placement, estimated to be $24.8 million, to complete the previously announced purchase of Litmus Media, Inc., to pay down the current line of credit with Wachovia and for general corporate purposes. The closing of the transactions contemplated by the Securities Purchase Agreement is subject to approval of the AMEX to list the common stock issuable upon conversion of the preferred stock and the shares of common stock issuable upon the exercise of the warrants, as well as customary closing conditions. As a result, there can be no assurances that the transactions contemplated by the Securities Purchase Agreement and described herein will close on the terms described herein, if at all.

The Company is currently reviewing accounting literature related to redeemable and convertible instruments to determine the correct balance sheet classification of the instrument. During initial review, it appears this instrument will be classified as debt on the Company’s balance sheet.

Announcement to Sell Think Consumer Services Segment

On March 22, 2006, the Company announced that it signed a letter of intent to sell its online dating and online education businesses to Mountains West Exploration Inc. (“MWXI”).

If the transaction is completed, the Company would sell its wholly-owned online dating subsidiary Cherish, Inc., Clearwater, Fla. (“Cherish”), including Cherish’s direct and indirect subsidiaries Personals Plus, Inc., Apollo Beach, Fla. (“PPI”), and Vintacom Media Group, Inc., Edmonton, Alberta, Canada (“Vintacom”), and the Company’s wholly-owned online education subsidiary Real Estate School Online Inc., Miami, Fla. (“RESO”), to MWXI for an aggregate of $21,000,000 in cash and unregistered common stock of MWXI valued at $9,000,000 at the closing of the transaction (the “MWXI Shares”). If the transaction is completed, the Company would expect to pay taxes on a significant portion of the purchase price at the Company’s statutory tax rate.

The Company cannot provide any assurance whatsoever that this proposed transaction will be completed in a timely fashion, if at all. The Company has signed a letter of intent with MWXI, but significant issues remain to be negotiated and agreed upon before mutually acceptable definitive agreements could be executed. These issues include, among other things: issues relating to the willingness of the executives and the former shareholders of Cherish, PPI, Vintacom and RESO (collectively, the “Affected Subsidiaries”) to cooperate with and consent to the transaction in a number of respects including the assumption by MWXI of all earnout obligations and other payments now or in the future owed to such former shareholders; and issues relating to the future contractual obligations of MWXI and its subsidiaries to employ the Company’s subsidiaries as the exclusive provider of a variety of services in regard to online and off-line advertising, marketing, web hosting, and other matters.

In addition, MWXI is a publicly traded “shell” corporation which does not currently have the capital needed to complete this transaction. The Company cannot provide any assurance whatsoever regarding MWXI’s ability to raise the capital needed to complete this transaction.

In addition, the transaction will be subject to the receipt by the Company of an opinion from a qualified, independent investment bank regarding the fairness of the terms and conditions of the transaction to the Company’s shareholders, in light of the fact that MWXI is currently controlled by individuals who are shareholders of the Company, and who are actively involved in certain other business transactions and companies with members of the Company’s management and Board of Directors.

If the transaction is completed, due to the illiquid nature of MWXI’s common stock which to date has rarely traded, the Company cannot provide any assurance whatsoever regarding the potential market value of the MWXI Shares, if any.

The Company acquired the Affected Subsidiaries during the past two years, for an aggregate of $10,772,500 in cash, $11,212,500 worth of shares of the Company’s common stock, and $1,200,000 in notes, or a total of $23,125,000. MWXI will assume all of the Company’s contingent obligations in regard to any earnout obligations or other payments owed to the former shareholders of the Affected Subsidiaries.

Closing of the transaction is subject to a number of conditions including, among other things, MWXI’s ability to finance the cash portion of the purchase price as well as the Company’s satisfactory due diligence investigation of MWXI and MWXI’s satisfactory due diligence investigation of the Affected Subsidiaries, negotiation and execution of definitive agreements, cooperation and consent of the executives and former shareholders of the Affected Subsidiaries, Board of Director approvals, and receipt of the fairness opinion.

MWXI has paid us a deposit of $250,000 to be credited against the purchase price if the transaction is completed. The $250,000 deposit will be returned to MWXI if the Company fails to consummate the contemplated transaction as a result of a competing offer from a third party to acquire the Affected Subsidiaries. In that circumstance, the Company has also agreed to pay MWXI a breakup fee of $250,000.

If the transaction is completed, until the later of three years after the closing or the date when the Company is no longer the largest stockholder of MWXI, the Company will have the right to appoint not less than 40% of the Board of Directors of MWXI. It is anticipated that Gerard M. Jacobs will join the Board of Directors of MWXI while continuing to serve as the Company’s CEO and as a member of its Board of Directors. It is also anticipated that Scott Mitchell will join the Board of Directors of MWXI as Chairman, while continuing to serve as the Company’s president.

THINK PARTNERSHIP INC
CONSOLIDATED BALANCE SHEET
March 31, 2006 and December 31, 2005

	March 31, 2006	December 31, 2005
Assets
Current Assets
Cash and Cash Equivalents	$1,735,931	$2,609,114
Restricted Cash	421,186	828,804
Accounts Receivable	6,119,307	4,256,879
Allowance for Doubtful Accounts	(46,060)	(33,280)
Notes Receivable — Related Party	280,175	280,175
Refundable Corporate Income Taxes	951,968	1,526,968
Deferred Tax Asset	264,699	205,361
Prepaid Expenses and Other Current Assets	1,054,188	734,544
Total Current Assets	10,781,394	10,408,565
Property and Equipment, net	3,595,787	3,253,078
Other Assets
Goodwill	51,571,911	32,959,252
Intangible Assets	12,528,340	10,300,248
Other Assets	506,086	573,176
Total Other Assets	64,606,337	43,832,676
Total Assets	$78,983,518	$57,494,319

Liabilities and Shareholders’ Equity
Current Liabilities
Notes Payable —Current Portion	$2,087,741	$0
Note Payable — Related Party	283,214	429,761
Accounts Payable	4,635,348	3,443,603
Deferred Revenue	2,421,002	2,831,656
Client Prepaid Media Buys	394,440	774,877
Accrued Expenses and Other Current Liabilities	1,720,275	1,314,563
Total Current Liabilities	11,542,020	8,794,460

Long-Term Liabilities	17,244,551	10,052,329
Shareholders’ Equity
Preferred Stock, $.001 par value:
Authorized Shares — 5,000,000 — none issued or outstanding	0	0
Common Stock, $.001 par value:
Authorized Shares — 200,000,000
Issued Shares — 43,801,836 as of March 31 and 38,222,030 as of December 31
Outstanding Shares — 41,301,836 as of March 31 and 35,722,030 as of December 31	43,801	38,222
Additional Paid in Capital	54,632,778	42,375,320
Accumulated Deficit	(4,028,656)	(3,320,016)
Accumulated Other Comprehensive Income	89,024	94,004
Treasury Stock	(540,000)	(540,000)
Total Shareholders’ Equity	50,196,947	38,647,530
Total Liabilities and Shareholders’ Equity	$78,983,518	$57,494,319

The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

THINK PARTNERSHIP INC
CONSOLIDATED STATEMENT OF OPERATIONS
Three Months Ended March 31, 2006 and 2005

	2006	2005
Net Revenue	$12,050,393	$9,172,479
Cost of Revenue	3,353,880	3,226,075
Gross Profit	8,696,513	5,946,405
Operating Expenses
Selling, General and Administrative	9,056,568	5,268,247
Amortization of Purchased Intangibles	555,499	178,346
(Loss)Income from Operations	(915,554)	499,812
Other Income(Expenses)
Interest Income	860	54,650
Interest Expense	(242,381)	(11,088)
Other Income, Net	1,942	0
(Loss)Income before Income Tax (Benefit) Expense	(1,155,133)	543,373
Income Tax (Benefit) Expense	(446,493)	204,815
Net (Loss) Income	(708,640)	338,558
Other Comprehensive Income
Unrealized Gain on Securities	44,590	0
Foreign Currency Adjustment	(49,570)	0
Comprehensive (Loss) Income	$(713,620)	$338,558

Net (Loss)Income Per Share
Basic	$(0.02)	$0.01
Fully Diluted	$(0.02)	$0.01

Weighted Average Shares(Basic)	40,033,321	32,672,371
Weighted Average Shares(Fully Diluted)	44,929,969	39,390,940

The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

THINK PARTNERSHIP INC
CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY
Three Months Ended March 31, 2006

	Common Shares	Common Stock	Additional Paid In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Treasury Stock	Total Shareholders’ Equity
Balance at January 1, 2006	35,722,030	$38,222	$42,375,320	$(3,320,016)	$94,004	$(540,000)	$38,647,530

Exercise of Stock Options	52,200	52	800				852

Purchase Transactions, Net	5,527,606	5,527	12,094,124				12,099,651

Other Comprehensive Income					44,590		44,590

Foreign Currency Adjustment					(49,570)		(49,570)

Stock Based Compensation Expense (FAS123R)			162,534				162,534

Net Loss, March 31, 2006				(708,640)			(708,640)

Balance at March 31, 2006	41,301,836	$43,801	$54,632,778	$(4,028,656)	$89,024	$(540,000)	$50,196,947

The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

THINK PARTNERSHIP INC
CONSOLIDATED STATEMENT OF CASH FLOWS
Three Months Ended March 31, 2006 and 2005

	2006	2005

Operating Activities
Net (Loss)Income	$(708,640)	$338,558
Adjustments to reconcile net (Loss)Income to net cash used in operating activities:
Depreciation and Amortization	1,059,641	292,700
Provision for Doubtful Accounts	78,280	241,453
Deferred Taxes	(446,493)	166,780
Stock Based Compensation	162,534	0
Change in operating assets and liabilities:
Restricted Cash	407,619	(99,612)
Accounts Receivable	(117,227)	(961,817)
Prepaid Expenses and Other Assets	(143,844)	(900,949)
Refundable Corporate Income Taxes	575,000	0
Accounts Payable	200,282	558,924
Deferred Revenue	(461,102)	133,589
Other Accrued Expenses and Current Liabilities	(875,548)	(273,686)
Net cash used in operating activities	(269,498)	(504,060)

Investing Activities
Purchases of property and equipment	(357,183)	(182,426)
Acquisition of Companies, net of cash acquired	(8,987,410)	(5,583,193)
Other Investing Activities	(495,247)	(20,988)
Net cash used in investing activities	(9,839,840)	(5,786,607)

Financing Activities
Principal Payments Made on Installment Notes Payable	(574,327)	(295,580)
Proceeds from Installment Notes	2,500,000	0
Net Proceeds from Line of Credit	7,340,691	0
(Costs)Proceeds from Equity Transactions, Net	(25,281)	89,935
Net cash provided by (used in) financing activities	9,241,083	(205,646)
Effect of exchange rate changes on cash and cash equivalents	(4,928)	0
Net Change — cash and cash equivalents	(873,183)	(6,496,313)
Cash and cash equivalents balance, January 1	2,609,114	17,160,520
Cash and cash equivalents balance, March 31	$1,735,931	$10,664,207

Supplemental Information
Interest Paid	$242,380	$11,088
Income Taxes (Refunded) Paid	$(575,000)	$391,678

NonCash Investing and Financing Activities

On January 14, 2005, the Company purchased the stock of MarketSmart Advertising, Inc., Right Stuff, Inc. d/b/a Bright Idea Studio and CheckUp Marketing, Inc. (the “MarketSmart Companies”). $3,000,000 of the purchase price was paid utilizing the Company’s common stock along with options valued at $150,000. The Company received net intangible assets of $6,528,041 and net tangible liabilities of ($191,671).

On February 21, 2005, the Company purchased the stock of the Personals Plus, Inc. $2,262,500 of the purchase price was paid utilizing the Company’s common stock along with options valued at $67,800. The Company received net intangible assets of $5,059,455 and net tangible liabilities of ($390,071).

On February 21, 2005, the Company purchased the stock of the Ozona Online Networks, Inc. $400,000 of the purchase price was paid utilizing the Company’s common stock along with options valued at $67,800. The Company received net intangible assets of $924,932 and net tangible liabilities of ($134,639).

On March 11, 2005, the Company purchased the stock of the Kowabunga! Marketing, Inc. $750,000 of the purchase price was paid utilizing the Company’s common stock. The Company received net intangible assets of $1,599,990 and net tangible liabilities of ($312,816).

On January 20, 2006, the Company purchased the members’ interests of Morex Marketing Group, LLC. $12.05 million of the purchase price was paid utilizing the Company’s common stock along with options valued at $75,600. The Company received net intangible assets of $21,220,611 and net tangible assets of $499,432.

The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

Think Partnership Inc
Footnotes to Consolidated Financial Statements
March 31, 2006 and 2005

Basis of Presentation

The consolidated statements include the accounts of the Company and its subsidiaries. All inter-company accounts and transactions have been eliminated in consolidation.

The accompanying condensed consolidated financial statements are unaudited. These financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such SEC rules and regulations; nevertheless, the Company believes that the disclosures are adequate to make the information presented not misleading. These financial statements and the notes hereto should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005, which was filed March 31, 2006. In the opinion of the Company’s management, the condensed consolidated financial statements for the unaudited interim periods presented include all adjustments, including normal recurring adjustments necessary to fairly present the results of such interim periods and the financial position as of the end of said period. The results of operations for the interim period are not necessarily indicative of the results for the full year.

Use of Estimates

The preparation of financial statements in accordance with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of net revenue and expenses in the reporting period. The Company regularly evaluates estimates and assumptions related to allowances for doubtful accounts, goodwill and purchased intangible asset valuations and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and on various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from management’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Stock-based compensation plans

Prior to January 1, 2006, the Company accounted for employee stock-based awards under the intrinsic value method, which followed the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standard No. 123R, “Share-Based Payment” (“SFAS 123R”). SFAS 123R requires measurement of compensation cost for employee stock-based awards based upon fair value over the requisite service period for awards expected to vest. Furthermore, under SFAS 123R, liability based awards are recorded at fair value through their settlement date.

Equity incentive plans and change in accounting policy

Pursuant to the provisions of SFAS 123R, the Company applied the modified-prospective transition method. Under this method, the fair value provision of SFAS 123R is applied to new employee share-based payment awards granted or awards modified, repurchased or cancelled after December 31, 2005. Measurement and attribution of compensation cost for unvested awards at December 31, 2005, granted prior to the adoption of SFAS 123R, are recognized based upon the provisions of SFAS No. 123, Accounting for Stock-Based Compensation(“SFAS 123”), after adjustment for estimated forfeitures. Accordingly, SFAS 123R no longer permits pro-forma disclosure for income statement periods after December 31, 2005 and compensation expense will be recognized for all share-based payments based on grant-date fair value.

The fair value of restricted stock units and the fair value of stock options are determined using the Black-Scholes valuation model, which is consistent with the valuation techniques previously utilized for options in the footnote disclosures required under SFAS No. 123, as amended by SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure. The Company recorded stock-based compensation expense for equity incentive plans of $162,534 for the quarter ended March 31, 2006. Had SFAS 123R been effective for the comparative period, stock-based compensation expense for equity incentive plans of $367,737 would have been recorded for the quarter ended March 31, 2005.

Revenue Recognition for acquisitions during the period

Marketing Services Segment

Morex Marketing Group

Revenue is recognized when the names lists are delivered to the customer.

Catamount Group

Substantially all of the Company’s revenue is recorded at the net amount of its gross billings less pass-through expenses charged to a customer. In most cases, the amount that is billed to customers exceeds the amount of revenue that is earned and reflected in our financial statements, because of various pass-through expenses. In compliance with EITF Issue No.99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, the Company assesses whether it or a third-party supplier is the primary obligor. The Company has evaluated the terms of its customer agreements and considered other key indicators such as latitude in establishing price, discretion in supplier selection and credit risk to the vendor as part of this assessment. Accordingly, the Company generally records revenue net of pass-through charges.

The Company currently has three types of sales transactions:

• Full use sale: The customer is billed for all name list databases that are delivered regardless of how many names are accepted by the customer. The Company recognizes revenue at the time of delivery of the names.

• Net minimum plus sale: The customer is required to accept and pay for a minimum number of names delivered by the Company. The Company recognizes revenue at the time of delivery of the names to the extent of the minimum number of names the customer must accept. The Company will recognize additional revenue upon acceptance of names, beyond the minimum, by the customer.

• Net accepted sale: The customer takes delivery of a certain number of names and will only be obligated to pay for the number of names it accepts. The Company recognizes revenue when the customer notifies the Company of the number of names accepted.

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are expensed using the straight-line method over each asset’s estimated remaining useful life, ranging from four to seven years. Depreciation of leasehold improvements is computed using the shorter of the lease term or the economic life using the straight line method. The carrying value of property and equipment at March 31, 2006 was:

Furniture & Fixtures	$520,524
Equipment	2,478,235
Software	1,566,321
Leasehold Improvements	214,872
Subtotal	$4,779,952
Accumulated Depreciation and Amortization	1,184,165
Net Property & Equipment	$3,595,787

Goodwill and Purchased Intangible Assets

Goodwill is recorded as the difference, if any, between the aggregate consideration paid for an acquisition and the fair value of the net tangible and intangible assets acquired. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), the Company tests goodwill for impairment at the reporting unit level (operating segment or one level below an operating segment) annually or more frequently if the Company believes indicators of impairment exist. The performance of the test involves a two-step process. The first step of the impairment test involves comparing the fair values of the applicable reporting units with their aggregate carrying value, including goodwill. The Company generally determines the fair value of its reporting units using the income approach methodology of valuation that includes the discounted cash flow method as well as other generally accepted valuation methodologies. If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, the Company performs the second step of the goodwill impairment test to determine the amount of impairment loss. The second step of the goodwill impairment test involves comparing the implied fair value of the affected reporting unit’s goodwill with the carrying value of that goodwill.

The Company amortizes intangible assets with definite useful lives, which result from acquisitions accounted for under the purchase method of accounting, using the straight-line method over their estimated useful lives.

Stock-based compensation plans

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123 (R), “Share-Based Payment”, and began recognizing compensation expense in its Consolidated Statements of Operations as a selling, general, and administrative expense, for its stock option grants based on the fair value of the awards. Prior to January 1, 2006, the Company accounted for stock option grants under the recognition and measurement provisions of APB Opinion 25, “Accounting for Stock Issued to Employees”, and related Interpretations, as permitted by SFAS No. 123, “Accounting for Stock-Based Compensation”. No stock-based compensation expense was reflected in net income prior to adopting SFAS 123 (R) as all options were granted at an exercise price equal or greater than the market value of the underlying common stock on the date of grant. SFAS 123 (R) was adopted using the modified prospective transition method. Under this transition method, compensation cost recognized in the periods after adoption includes:  (i) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of SFAS 123, and (ii) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123 (R). Results from prior periods have not been restated. As a result of adopting SFAS 123 (R), the Company’s income before income taxes and net income for the first quarter of 2006 are $162,534 and $100,771 lower, respectively, than if it had continued to account for share-based compensation under APB 25.

Prior to the adoption of SFAS 123 (R), the Company presented all tax benefits of deductions resulting from the exercise of stock options as operating cash flows in the Condensed Consolidated Statement of Cash Flows. SFAS 123 (R) requires the cash flows resulting from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options to be classified as financing cash flows.

The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS 123 to options granted under the Company’s stock option plans for all periods presented. For purposes of this pro forma disclosure, the value to the options is estimated using a Black-Scholes-Merton option pricing model and amortized to expense over the options’ vesting periods.

	For the Quarter Ended
	March 31, 2006	March 31, 2005

Net (Loss)Income Reported	$(708,640)	$338,558

Add:	100,771	0
Total stock-based compensation expense included in reported net loss, net of related tax effects
Deduct:	(100,771)	(227,997)
Total stock-based compensation expense determined under a fair value based method, net of related tax effects

SFAS No. 123 R pro forma net (loss)income	$(708,640)	$110,561

Pro forma (loss) earnings per share
Basic	$(0.02)	$0.00
Fully Diluted	$(0.02)	$0.00
(Loss)Earning per share, as reported
Basic	$(0.02)	$0.01
Fully Diluted	$(0.02)	$0.01

At March 31, 2006, the aggregate intrinsic value of all outstanding options was $5,981,422 with a weighted average remaining contractual term of 6.52 years, of which 3,997,608 of the outstanding options are currently exercisable with an aggregate intrinsic value of $5,981,422, a weighted average exercise price of $0.57 and a weighted average remaining contractual term of 6.06 years. The total intrinsic value of options exercised during the quarter ended March 31, 2006 was $4,344. The total compensation cost at March 31, 2006 related to non-vested awards not yet recognized was $897,969 with an average expense recognition period of 1.71 years.

The Company estimates the fair value of all stock option awards as of the grant date by applying the Black-Scholes-Merton option pricing model. The use of this valuation model involves assumptions that are judgmental and highly sensitive in the determination of compensation expense and include the expected life of the option, stock price volatility, risk-free interest rate, dividend yield, exercise price, and forfeiture rate. Under SFAS 123 (R), forfeitures are estimated at the time of valuation and reduce expense ratably over the vesting period. The forfeiture rate, which is estimated at a weighted average of 9.25 percent of unvested options outstanding, is adjusted periodically based on the extent to which actual forfeitures differ, or are expected to differ, from the previous estimate. Under SFAS 123 and APB 25, the Company elected to account for forfeitures when awards were actually forfeited and reflect the forfeitures as a cumulative adjustment to the pro forma expense.

In accordance with SFAS 123 (R), the fair values of options granted prior to adoption and determined for purposes of disclosure under SFAS 123 have not been changed. The fair value of options granted prior to adoption of SFAS 123 (R), of which a portion is unvested, was estimated assuming the following weighted averages:  expected life of three years, dividend yield of 0.0 percent for grants in 2005 and 2004 (no dividend payments), risk-free interest rate of 4.48 percent, and expected volatility of 85.2 percent. Expected volatility is based on the historical volatility of the Company’s common stock over the period commensurate with or longer than the expected life of the options.

Contingent Consideration

In connection with certain of the Company’s acquisitions, if certain future internal performance goals are later satisfied, the aggregate consideration for the respective acquisition will be increased. Any additional consideration paid will be allocated to goodwill and stock-based compensation expense. The measurement, recognition and allocation of contingent consideration are accounted for using the following principles:

Measurement and Recognition

In accordance with SFAS No. 141, Business Combinations (“SFAS 141”) contingent consideration is recorded when a contingency is satisfied and additional consideration is issued or becomes issuable. The Company records the additional consideration issued or issuable in connection with the relevant acquisition when a specified internal performance goal is met.

Amount Allocated to Goodwill

In accordance with EITF Issue No. 95-8, Accounting for Contingent Consideration Paid to the Shareholders of an Acquired Enterprise in a Purchase Business Combination (“EITF 95-8”) and FIN 44, the portion of additional consideration issuable to holders of unrestricted (i.e., not subject to risk of forfeiture) common stock and fully vested options as of the acquisition date is recorded as additional purchase price, as the consideration is unrelated to continuing employment with the Company. Such portion is allocated to goodwill.

Amount Allocated to Stock-Based Compensation Expense

In accordance with EITF 95-8, the value associated with additional consideration related to stock or options that vest between the acquisition date and the date at which the  contingency  is satisfied is recorded as an immediate charge to stock-based  compensation  expense at the time of vesting  because the consideration is related to continuing employment with the Company.

Net Income (Loss) Per Share

Net income per share (basic) is calculated by dividing net income by the weighted average number of shares of common stock outstanding during the year. Net income per share (diluted) is calculated by adjusting outstanding shares, assuming any dilutive effects of options and warrants using the treasury stock method.

The following reconciles the denominators of basic and fully diluted earnings per share:

	2006	2005
Denominator — Shares
Basic weighted-average shares	40,033,321	32,672,371
Effect of dilutive securities	4,896,648	6,718,569
Fully Diluted weighted-average shares	44,929,969	39,390,940

Impact of New Accounting Standards Recent Accounting Pronouncements

SFAS No. 123 (Revised 2004), Share-Based Payment, issued in December 2004, is a revision of FASB Statement 123, Accounting for Stock-Based Compensation and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. The Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123 (Revised 2004) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions) with the cost recognized over the period during which an employee is required to provide service in exchange for the award. This statement is effective as of the beginning of the first interim or annual reporting period of the Company’s first fiscal year that begins on or after December 15, 2005 and the Company adopted the standard in the first quarter of fiscal 2006.

On March 29, 2005, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 107 (SAB107) regarding the Staff’s interpretation of SFAS 123(R). This interpretation expresses the views of the Staff regarding the interaction between SFAS 123(R) and certain SEC rules and regulations and provides the Staff’s views regarding the valuation of share-based payment arrangements by public companies. In particular, this SAB provides guidance related to share-based payment transactions with non-employees, the transition from nonpublic to public entity status, valuation methods, the accounting for certain redeemable financial instruments issued under share-based payment arrangements, the classification of compensation expense, non-GAAP financial measures, first-time adoption of SFAS 123(R) in an interim period, capitalization of compensation cost related to share-based payment arrangements, the accounting for income tax effects of share-based payment arrangements upon adoption of SFAS 123(R), the modification of employee share options prior to adoption of SFAS 123(R) and disclosures in Management’s Discussion and Analysis subsequent to adoption of SFAS 123(R). The Company adopted SAB 107 in connection with its adoption of SFAS 123(R).

In May 2005, FASB issued SFAS No. 154, Accounting Changes and Error Corrections, which establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. The statement provides guidance for determining whether retrospective application of a change in accounting principle is impracticable. The statement also addresses the reporting of a correction of error by restating previously issued financial statements. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 14, 2005. The Company adopted SFAS No. 154 in the first quarter of 2006.

Intangible Assets and Goodwill

Since 2004, the Company has entered into ten purchase agreements in which it allocated a total of $66,217,248 of the purchase price to intangible assets. The following is a schedule of the Company’s intangible assets, by segment, as of March 31, 2006:

Technology Services Segment

	Term	Initial Value	Accumulated Amortization	Net Carrying Value
Employment Agreements	3-4 Years	$471,011	$152,306	$318,705
Website Code and Development	5 Years	580,000	121,312	458,688
Goodwill		1,473,911	0	1,473,911
Totals		$2,524,922	$273,618	$2,251,304

Marketing Services Segment

	Term	Initial Value	Accumulated Amortization	Net Carrying Value
Employment Agreements	4 Years	$1,180,000	$225,738	$954,262
Customer Relations	5-8 Years	4,990,000	849,237	4,140,763
Trademarks	Indefinite	1,260,000	0	1,260,000
Software Tools	5 Years	175,000	64,167	110,833
Database-Names	1-2 Years	1,979,440	226,135	1,753,305
Goodwill		29,773,086	0	29,773,086
Totals		$39,357,526	$1,365,277	$37,992,249

Consumer Services Segment

	Term	Initial Value	Accumulated Amortization	Net Carrying Value
Employment Agreements	3-4 Years	$178,316	$26,420	$151,896
Customer Relations	6 months to 5 Years	494,000	154,958	339,042
Website Code	5 Years	2,128,575	411,807	1,716,768
Client Lists	7 Years	416,000	83,881	332,119
Vendor Relations	3 Years	82,000	19,361	62,639
Tradenames	Indefinite	459,435	0	459,435
Reference Materials	4 Years	571,000	101,115	469,885
Goodwill		20,324,914	0	20,324,914
Totals		$24,654,240	$797,542	$23,856,698

COMPANY TOTALS

	Initial Value	Accumulated Amortization	Net Carrying Value
Goodwill	$51,571,911	$0	$51,571,911
Indefinite Life Intangibles	1,719,435	0	1,719,435
Other Intangibles	13,245,342	2,436,437	10,808,905

The Company’s amortization expense over the next five years is as follows:

2006	$2,626,566
2007	2,942,828
2008	2,159,374
2009	1,712,512
2010	849,070
Thereafter	518,555
Total	$10,808,905

Long Term Liabilities

The long term liabilities consisted of the following as of March 31, 2006:

Note Payable — Line of Credit	$14,736,213
Deferred Income Tax Payable	1,918,454
Deferred Rent	262,593
Other	327,291
Total	$17,244,551

Wachovia Line of Credit

On January 19, 2006, the Company entered into a loan agreement with Wachovia Bank, National Association (“Wachovia”). Pursuant to the loan agreement, on January 20, 2006, the Company borrowed $15 million from Wachovia, evidenced by a revolving credit promissory note (the “Revolving Credit Note”), and $2.5 million, evidenced by a term promissory note (the “Term Note”). The Company’s obligations under the Loan Agreement and the Notes are secured by a first priority lien, in favor of Wachovia, on all of the assets of the Company, including the stock of each of the Company’s operating subsidiaries and are subject to certain financial covenants. Further, each of the Company’s operating subsidiaries has guaranteed the performance of the Company’s obligations under the Loan Agreement and the Notes (each, a “Guarantor”) and the guaranty is secured by a first priority lien on each Guarantor’s assets. Interest on the unpaid principal balance of the Revolving Credit Note accrues at the LIBOR Market Index Rate plus 2.10% as such rate may change from day to day. Amounts due under the Revolving Credit Note are payable in consecutive monthly payments of accrued interest only until maturity at which time all principal and any accrued but unpaid interest is due and payable. The Revolving Credit Note matures on January 19, 2009. Interest on the unpaid principal balance of the Term Note accrues at the LIBOR Market Index Rate plus 2.15% as such rate may change from day to day. Amounts due under the Term Note are payable in 12 consecutive monthly payments of equal principal in the amount of $208,333 plus accrued interest with the final payment due on January 19, 2007, the Term Note’s maturity. The Company used $7.5 million of the proceeds to repay amounts due Wachovia under its previous line of credit (which was cancelled as a result of entering into the Loan Agreement) with substantially all of the remaining proceeds used to fund the cash portion of the purchase price for the acquisition of Morex Marketing Group, LLC, as described below.

Acquisitions

On January 20, 2006, the Company acquired 100 percent of the members interest in Morex Marketing Group, LLC, a New York limited liability company (“Morex”), an online marketing company specializing in gathering expectant parents as well as new parents names and presenting them with baby related offers based in New York. As consideration for the acquisition, the Company paid to the members of Morex, an aggregate of $9,438,778 in cash and issued to them an aggregate of 5,527,606 shares of common stock, valued at $2.18 per share. Further, the members of Morex may receive earnout payments (each, an “earnout payment”) to be paid in 2006, 2007, 2008 and 2009. Each year’s earnout payment shall be equal to the excess over between (A) four times the aggregate earnings of Morex for the previous calendar year and (B) the aggregate amount of merger consideration previously paid by the Company (including any earnout payments); provided, however, in no event shall the total aggregate merger consideration (including the earnout payments) payable to the members of Morex exceed $50 million. Each earnout payment, to the extent earned, will be paid 50% in cash and 50% in shares of the Company’s common stock valued at the average of the closing prices for shares of the Company’s common stock on the last day on which such shares were traded for each quarter of the calendar year on which the particular earnout payment is based, provided that, in the Company’s sole discretion, the Company may pay to the members in cash any earnout payment that is otherwise required to be paid in shares of common stock (“earnout stock”), if the delivery of shares of the common stock would cause the total merger consideration paid by the Company in the form of common stock to exceed 7,674,305 shares. In addition, the Company issued to each the members of Morex that entered into employment agreements at the closing, warrants to purchase an aggregate of 35,000 shares of Company common stock at $3.50 per share. The Company entered into this transaction to expand its capabilities in its Marketing Services segment by adding lead generation and list management enterprises.

The results of operations for the above acquisition is included from the date of acquisition in the consolidated financial statements of the Company.

The Company calculated the fair value of the tangible and intangible assets acquired to allocate the purchase price in accordance with SFAS 141. Based upon that calculation, the purchase price for the acquisition was allocated as follows:

	Net Assets (Liabilities) Assumed	Goodwill and Purchased Intangibles	Deferred Tax Liabilities	Total Consideration
Morex Marketing Group, LLC	$499,432	$21,145,011	0	$21,644,443

The Company is in the process of valuing certain intangible assets related to this acquisition and thus the allocation of the purchase price has not been completed.

Acquisitions that occurred after the balance sheet date are described in the “Subsequent Events” footnote.

Accounting for Contingent Consideration

In connection with its prior acquisitions, the merger consideration may be increased as the former shareholders of each entity are entitled to earn payments in cash or stock contingent upon the satisfaction of certain future internal performance goals set forth in the applicable merger agreement. Future consideration which may be earned by the former shareholders of each entity will be treated as additional purchase price and allocated to goodwill. The respective maximum amounts of such future consideration which may be earned by the former shareholders of the acquired entities are as follows:

	Maximum Future Cash Consideration		Maximum Future Stock Consideration	Maximum Earnout Consideration

Acquired Entity
WebCapades	$500,000		$—	$500,000
Ozline	200,000		—	200,000
PPI	450,000		—	450,000
KowaBunga!	2,250,000		2,700,000	4,950,000
PrimaryAds	3,000,000		13,000,000	16,000,000
Real Estate School Online	250,000		250,000	500,000
Vintacom Holdings, Inc.		****
Morex Marketing Group LLC	14,256,019		14,256,019	28,512,038
Totals	$20,906,019		$30,206,019	$51,112,038

As of March 31, 2006, none of the above amounts have been accrued as they have not been earned.

In addition, the former shareholders of the above acquisitions were granted a total of 585,000 options which if and when vested will be charged to stock based compensation expense (see stock based compensation).

**** The shareholders of Vintacom may receive an aggregate earnout payment equal to the excess over (A) four times the average quarterly pre-tax earnings of Vintacom for the first twelve full calendar quarters following the closing, and (B) $1.1 million U.S.. The earnout payment, to the extent earned, will be paid 50% in cash and 50% in shares of Company common stock

Contingent consideration for acquisitions that occurred after the balance sheet date can be found in the “Subsequent Events” footnote.

Pro Forma Financial Information (Unaudited)

The pro forma results are not indicative of the results of operations had the acquisition taken place at the beginning of the year (or future results of the combined companies).

These pro forma statements of operations include the activities of all acquisitions as if they had occurred on January 1, 2005.

	Three Months Ended March 31, 2006		Three Months Ended March 31, 2005
	Historical	Pro Forma Combined	Historical	Pro Forma Combined
Revenues	$12,050,393	$12,391,641	$9,172,479	$16,481,675
Net Income(Loss)	$(708,640)	$(645,231)	$338,558	$1,614,183

Net Income(Loss) Per Share
Basic	$(0.02)	$(0.02)	$0.01	$0.04
Fully Diluted	$(0.02)	$(0.01)	$0.01	$0.03

Segment Analysis

The Company’s operations are divided into operating segments using individual products or services or groups of related products and services. During the fourth quarter of 2005, the Company consolidated certain subsidiaries containing similar products, services and customer classes into three segments. All prior periods have been adjusted for the new presentation. The Chief Executive Officer of each Company’s subsidiaries reports to the Chief Executive Officer of the Company, who makes decisions about performance assessment and resource allocation for all segments. The Company had three operating segments as of March 31, 2006 and 2005: technology services, marketing services and consumer services. The Company evaluates the performance of each segment using pre-tax income or loss from continuing operations.

Listed below is a presentation of sales, operating profit and total assets for all reportable segments. The “corporate” category in the “Pre Tax Profit From Continuing Operations” table consists of expenses not allocated to other segments including corporate legal and accounting expenses, corporate salaries and corporate travel expenses. The “corporate” category in the “Total Assets By Industry Segment” table consists of assets that the Company owns that are not otherwise allocated to a particular segment.

NET SALES BY INDUSTRY SEGMENT

	2006		2005
	Amount	Percent	Amount	Percent
Marketing Services	$7,358,834	61.07	$7,152,012	77.97
Consumer Services	3,793,213	31.48	1,869,944	20.39
Technology Services	1,062,592	8.82	193,236	2.11
Elimination	(164,246)	(1.37)	(42,713)	(0.47)
Total	$12,050,393	100.00	$9,172,479	100.00

PRE TAX (LOSS) PROFIT FROM CONTINUING OPERATIONS

	2006	2005
Marketing Services	$596,369	$608,045
Consumer Services	(31,740)	409,224
Technology Services	(14,127)	(268)
Corporate	(1,705,635)	(473,628)
Total	$(1,155,133)	$543,373

TOTAL ASSETS BY INDUSTRY SEGMENT

	2006		2005
	Amount	Percent	Amount	Percent
Marketing Services	$47,834,336	60.56	$14,368,695	33.50
Consumer Services	26,704,543	33.81	15,024,714	35.03
Technology Services	3,578,803	4.53	3,125,562	7.29
Corporate	865,836	1.10	10,374,051	24.18
Total	$78,983,518	100.00	$42,893,022	100.00

Subsequent Events

Acquisition of Litmus Media, Inc.

On April 5, 2006, the Company acquired Litmus Media, Inc. which offers integrated solutions for performance-based advertising, search marketing and e-retailing industries. At the closing of the acquisition, the Company paid to the shareholders of Litmus, an aggregate of $6,500,000 in cash, and issued to them an aggregate of 3,250,000 shares of the Company’s common stock valued at $2.00 per share. Further, the shareholders of Litmus may receive additional payments of up to $19,950,000 in the aggregate based on the aggregate pre-tax earnings of Litmus for the first 12 calendar quarters following the closing. To the extent earned, up to $10,500,000 of the additional payments will be paid in shares of the Company’s common stock valued at the average closing price per share of the 30 trading days prior to issuance and up to $9,450,000 will be paid in cash. A portion of the additional payments are held in escrow to the extent the Company may have any claims for indemnification under the acquisition agreement. In addition, in the event the shareholders of Litmus are entitled to any additional payments, the Company agreed to capitalize a bonus pool for the pre-acquisition employees of Litmus in an amount not to exceed $1,050,000.

In addition, at the closing, the Company: (i) issued to certain shareholders of Litmus warrants to purchase an aggregate of 90,000 shares of the Company’s common stock, (ii) established a pool of warrants to purchase up to 40,000 shares of the Company’s common stock to be issued to certain employees of Litmus, (iii) granted to the shareholders of Litmus registration rights with respect to shares of the Company’s common stock issued as part of the consideration of the acquisition, pursuant to a definitive registration rights agreement, and (iv) entered into employment agreements with certain employees of Litmus.

Issuance of Convertible Preferred Stock

On April 5, 2006, the Company completed the sale of $26.5 million of Series A Convertible Preferred Shares and 5.3 million warrants to institutional investors. The holders of the preferred stock have the right to convert their holdings into shares of common stock at a price of $2.00 per share subject to possible adjustments from time to time. If not converted, the Company will be required to redeem the preferred stock on the second anniversary of its issuance. The holders of the preferred stock will initially be paid dividends on the preferred stock equal to 10% of the face value of the preferred stock. The warrants are exercisable for five years at an initial exercise price of $2.50 per share, subject to certain adjustments.

The Company also granted to the institutional investors registration rights pursuant to which the Company is obligated to file, within 45 business days following the closing of the sale, a registration statement covering the shares of common stock issuable upon conversion of the preferred stock, and the shares of common stock issuable upon the exercise of the warrants. If the registration statement does not become effective within 120 days following the closing, then the dividend rate on the preferred stock will increase to 15%. The maximum potential damages payable by the Company in regard to a default, including the increase in the amount of the dividends payable if the registration statement does not become effective within 120 days following the closing, are capped at 10% of the aggregate purchase price of the preferred stock, or $2.65 million. If the registration statement does not become effective within 180 days following the closing, the Company will be deemed to be in default and the preferred stock will be subject to mandatory redemption at the option of the holders. If the registration statement becomes effective within the required timeframe, the dividend rate on the preferred stock will be reduced to 6% per annum.

The preferred stock is subject to mandatory conversion at the Company’s option, if among other things, the registration statement is effective, and the closing price of our common stock is $5 or higher for twenty consecutive trading days with an average daily trading volume of at least 100,000 shares during the twenty day period.

The Company used the net proceeds of the private placement, to complete the previously announced purchase of Litmus Media, Inc., to pay down the line of credit with Wachovia and for general corporate purposes.

The Company is currently reviewing accounting literature related to redeemable and convertible instruments to determine the correct balance sheet classification of the instrument. During initial review, it appears this instrument will be classified as debt on the Company’s balance sheet.

Acquisition of Web Diversity Limited

On April 27, 2006, the Company entered into a share purchase agreement, pursuant to which it purchased all of the outstanding capital stock of Web Diversity Limited, a United Kingdom company in the business of paid search management and organic search. As consideration for the acquisition, the Company paid to the sole shareholder of Web Diversity $1 million in cash and issued to him 500,000 shares of the Company’s common stock, valued at $2.00 per share. The Company placed all of the shares of common stock in escrow as security for the shareholder’s obligation to return a portion of the stock consideration in the event that Web Diversity’s audited pre-tax earnings for any four consecutive calendar quarters during the 12 calendar quarter period beginning on July 1, 2006 and ending June 30, 2009 is less than $1 million. Further, the shareholder of Web Diversity may receive a cash earnout payment of up to $2 million based on pre-tax earnings of Web Diversity during the 12 calendar quarter period beginning on July 1, 2006. The Company granted to the shareholder of Web Diversity certain registration rights with respect to the shares of the Company’s common stock issued in connection with the acquisition. In addition, the Company issued to the shareholder and a certain employee of Web Diversity warrants to purchase an aggregate of up to 90,000 shares of the Company’s common stock.

Execution of Agreement to Acquire iLead Media, Inc.

On April 27, 2006, the Company entered into an agreement to acquire iLead Media, Inc., a Utah corporation (“iLead”), through a merger. iLead is engaged in the business of online sales lead generation.

At the closing of the acquisition, the Company will pay to the shareholders of iLead, an aggregate of $9,206,720 in cash and issue to them an aggregate of 4,649,859 shares of the Company’s common stock valued at $1.98 per share. Further, the shareholders of iLead may receive earnout payments of up to $18 million in the aggregate based on the aggregate pre-tax earnings of iLead for the first 12 calendar quarters following the closing. To the extent earned, up to $9 million of the earnout payment will be paid in shares of the Company’s common stock valued at the average closing price per share for the last five trading days of the first twelve calendar quarters; and up to $9 million will be paid in cash, as such amount may be reduced by the bonus pool amount described herein. To the extent earned, the Company agreed to contribute to iLead cash in an amount equal to 5% of the earnout payment which will be used to fund a bonus pool for the pre-acquisition employees of iLead. Any amounts contributed to the bonus pool will serve to reduce the amount of the cash portion of the earnout payment on a dollar-for-dollar basis. Additionally, the Company agreed to issue to the shareholders of iLead warrants to purchase an aggregate of up to 135,000 shares of the Company’s common stock at the closing of the acquisition. The shareholders will also be entitled to an additional cash payment of $250,000 if, at any time during the five month period after the closing, iLead’s unrestricted cash exceeds certain targets and at the same time its accounts receivable and cash exceed its liabilities by at least $1.00.

Independent Auditor’s Report

Board of Directors
Morex Marketing Group, LLC
Pomona, New York

We have audited the accompanying balance sheets of Morex Marketing Group, LLC as of December 31, 2005 and 2004, and the related statements of operations, members’ equity and cash flows for the years then ended. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Morex Marketing Group, LLC as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Blackman Kallick Bartelstein, LLP

Chicago, Illinois
April 20, 2006

Morex Marketing Group, LLC.
BALANCE SHEETS
December 31, 2005 and 2004

	2005	2004
Assets
Current Assets
Cash	$152,002	$188,538
Trade Receivables	1,119,393	89,577
Prepaid Expenses	0	5,398
Total Current Assets	1,271,395	283,513

Property and Equipment
Software	174,057	19,325
Equipment	9,055	2,446
Subtotal	183,112	21,771
Less: Accumulated Depreciation	(24,786)	(238)
Net Property and Equipment	158,326	21,533

Intangible Assets (net of accumulated amortization)	1,670,896	669,916
TOTAL ASSETS	$3,100,617	$974,962

LIABILITIES AND MEMBERS’ EQUITY

Current Liabilities
Trade Payables	$453,212	$233,789
Distributions Payable	227,789	93,785
Accrued Expenses	191,032	2,128
Total Current Liabilities	872,033	329,702

Members’ Equity	2,228,583	645,260

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$3,100,617	$974,962

The accompanying notes are an integral part of the financial statements.

Morex Marketing Group, LLC.
STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2005 and 2004

	2005	2004
Revenue	$5,208,498	$1,283,082

Cost of Revenue	1,093,892	98,390

Gross Profit	4,114,606	1,184,692

Selling, General and Administrative Expenses	950,942	135,836

Income from operations	3,163,664	1,048,856

Interest Income	379	0

Net Income	$3,164,043	$1,048,856

The accompanying notes are an integral part of the financial statements.

Morex Marketing Group, LLC.
STATEMENTS OF MEMBERS’ EQUITY
For the Years Ended December 31, 2005 and 2004

	2005	2004
Members’ Equity, January 1	$645,260	$0

Contributed Capital	0	19,218

Net Income	3,164,043	1,048,856

Distributions	(1,580,720)	(422,814)

Members’ Equity, December 31	$2,228,583	$645,260

The accompanying notes are an integral part of the financial statements.

Morex Marketing Group, LLC.
STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2005 and 2004

	2005	2004
Cash flows from Operating Activities
Net Income	$3,164,043	$1,048,856
Adjustments to Reconcile Net Income to Net Cash
Provided by Operating Activities
Depreciation and Amortization	1,034,922	83,925
(Increase)Decrease in Assets:
Trade Receivables	(1,029,816)	(267,204)
Prepaid Expenses	5,398	(5,398)
Increase(Decrease) in Liabilities
Trade Payables	219,423	233,789
Accrued Expenses	188,904	2,128
Net Cash Provided by Operating Activities	3,585,323	1,096,096

Cash Flows from Investing Activities
Capital Expenditures	(161,341)	(21,771)
Acquisitions of Databases	(2,013,233)	(736,385)
Net Cash Used in Investing Activities	(2,177,023)	(758,156)

Cash Flows from Financing Activities
Contributed Capital	0	2,000
Distributions to Members	(1,444,837)	(151,402)
Net Cash Used in Financing Activities	(1,444,837)	(149,402)

Net Cash Change	(36,536)	188,538

Cash — Beginning of Period	188,538	0

Cash — End of Period	$152,002	$188,538

Supplemental Disclosure of Cash Flow Information:
Non-Cash Financing Activity:
Distribution payable to Member (necessary under Company’s operating agreement which requires pro-rata distributions)	$227,789	$93,785

Contribution of Member’s Personal Payment of Vendor Invoice for Company Databases	$0	$17,218

Trade Receivable Collected Personally by Member and Classified as a Distribution to that Member	$0	$177,627

The accompanying notes are an integral part of the financial statements.

MOREX MARKETING GROUP, LLC.
Notes to Financial Statements
For the Years Ended December 31, 2005 and 2004

NOTE A — PRINCIPLES OF COMBINATION AND BUSINESS ACTIVITIES

Morex Marketing Group, LLC (“Morex”) is a New York limited liability company and the owner of the Internet website www.Babytobee.com. Through Babytobee.com, Morex has developed a model for compiling the names of moms-to-be in the marketplace and direct marketing to expecting and new parents, primarily via the Internet.

NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICES

Aspects of the Limited Liability Company

As a limited liability company, each member’s liability is limited to the capital invested. Allocation of profits, losses and distributions is in accordance with the terms as defined in the operating agreement. Morex is set up to dissolve on March 1, 2034, unless extended by amendment to the operating agreement as it prescribes.

Morex is treated as a partnership for federal income tax purposes. Consequently, federal income taxes are not payable by, or provided for, Morex. Members are taxed individually on their share of the company’s earnings. Morex’s net income or loss is allocated among the members in accordance with the operating agreement of the company. Accordingly, the financial statements do not reflect a provision for income taxes.

Morex’s operating agreement requires distributions made to the members to be pro-rata. In the event cash distributions made during the periods were not made pro-rata, it is Morex’s policy to record a distribution payable to members to effectively record distributions pro-rata in accordance with the operating agreement.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Revenue Recognition

Revenue is recognized when the names lists are delivered to the customer.

Trade Receivables

Receivables are carried at original invoice amount. No provision for doubtful accounts has been made as of December 31, 2005 and 2004, as management considers all amounts fully collectible. A receivable is considered to be past due if any portion of the receivable balance is outstanding for more than 90 days. Receivables are written off when deemed uncollectible.

Depreciation

Property and equipment are stated at cost. Depreciation is provided on the straight-line method for financial statement purposes and accelerated methods for tax purposes. Repairs and maintenance are expensed as incurred. The estimated useful lives of the assets are as follows:

Equipment	5 years
Software	3 years

Intangible Assets

Intangible assets consist of databases of demographic and other data of expectant and new parents in the marketplace. These assets are acquired from external resources, recorded at cost and are amortized using the straight-line method over a period of one to two years.

NOTE C — CASH

Substantially all of Morex’s cash is held at one financial institution. Cash deposits held by the bank exceeded FDIC-insured limits by $52,002 as of December 31, 2005. Morex has not experienced any losses in such accounts. Morex believes it is not exposed to any significant credit risk on cash.

NOTE D — INTANGIBLE ASSETS

Intangible assets consist of the following:

	2005	2004
Database Acquisition Costs	$2,766,836	$751,153
Accumulated Amortization	1,095,940	81,237
	$1,670,896	$669,916

Amortization expense was $1,009,019 and $81,237 for the twelve months ended December 31, 2005 and 2004, respectively. Estimated future amortization expense for the following two years is as follows:

Year ended December 31, 2006	$1,807,789
Year ended December 31, 2007	363,107
$1,670,896

NOTE E — ACCRUED EXPENSES

Accrued expenses consisted of the following as of December 31, 2005 and 2004:

	2005	2004
Accrued Payroll	$7,838	$2,128
Accrued Professional Fees	183,194	0
Total	$191,032	$2,128

NOTE F — RELATED PARTIES

Morex rents office space from two of its members on a month-to-month basis, beginning in July 2004. Rent expense charged to the company under this agreement was $48,000 and $24,000 for the years ended December 31 2005 and 2004, respectively.

NOTE G — CONCENTRATIONS

For the years ended December 31, 2005 and 2004, 54.8% and 79.3%, respectively, of Morex’s revenues were generated from services rendered to two individual customers. Services rendered to one of these customers, Catamount Group, as described in Note H, account for approximately 12.1% and 15.5% of revenue as of December 31, 2005 and 2004, respectively. Approximately 25.6% and 64.9% of the trade receivables as of December 31, 2005 and 2004, respectively, were from these same customers.

For the years ended December 31, 2005 and 2004, approximately 76.2% and 80.1%, respectively, of the purchases of intangible assets, that are the basis for primary sources of Morex’s revenue, were generated from services rendered by three and two individual vendors. Approximately 70.4% and 70.3% of the trade payables as of December 31, 2005 and 2004 were payable to these same vendors.

NOTE H — SUBSEQUENT EVENT

On January 20, 2006, Catamount Group, LLC., Catamount Management, LLC and Plan Bee, LLC (collectively “Catamount Group”) merged with and into Morex. Catamount Group is one of the leading brokers of online lead generation data to the off-line direct marketing industry, offering services beyond the traditional direct marketing agency. As consideration for the merger, the member of Catamount Group received an 8% stake of Morex valued at approximately $1,700,000. Morex is in the process of valuing certain intangible assets related to this acquisition and thus the allocation of the purchase price has not been completed.

On January 20, 2006, Morex was acquired by Think Partnership Inc. (“Think Partnership”), a Nevada public company. As consideration for the acquisition, the members of Morex received an aggregate of $9,438,778 in cash and an aggregate of 5,513,845 shares of common stock, valued at $2.18 per share. Further, the members of Morex may receive earnout payments (each, an “Earnout Payment”) to be paid in 2006, 2007, 2008 and 2009. Each year’s earnout payment shall be equal to the excess of (A) four times the aggregate earnings of Morex for the previous calendar year over (B) the aggregate amount of merger consideration previously paid by the Company (including any Earnout Payments); provided, however, in no event shall the total aggregate merger consideration (including the Earnout Payments) payable to the members of Morex exceed $50 million. Each Earnout  Payment, to the extent earned, will be paid 50% in cash and 50% in shares of Think Partnership’s common stock valued at the  average of the closing prices for shares of their common stock on the last day on which such shares were traded for each quarter of the calendar  year on which the particular Earnout Payment is based, provided that, in the Think Partnership’s sole discretion it may pay to the members in cash any Earnout Payment that is otherwise  required to be paid in shares of common stock  (“Earnout Stock”),  if the delivery of shares of the Earnout Stock would cause the total merger consideration paid by Think  Partnership in the form of common stock to exceed 7,674,305 shares. The members of Morex also received warrants to purchase an aggregate of 105,000 shares of Company common stock at $3.50 per share.

Independent Auditor’s Report

Board of Directors
Catamount Group, LLC, Catamount Management, LLC
    and Plan Bee, LLC
Bethel, Connecticut

We have audited the accompanying combined balance sheets of Catamount Group, LLC, Catamount Management, LLC and Plan Bee, LLC as of December 31, 2005 and 2004, and the related combined statements of operations, member’s equity and cash flows for the years then ended. These combined financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Catamount Group, LLC, Catamount Management, LLC and Plan Bee, LLC as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Blackman Kallick Bartelstein, LLP

Chicago, Illinois
April 20, 2006

Catamount Group, LLC., Catamount Management, LLC. And Plan Bee, LLC.
COMBINED BALANCE SHEETS
December 31, 2005 and 2004

	2005	2004
ASSETS
Current Assets:
Cash	$251,906	$0
Trade Receivables(Net of Allowance)
Billed	883,961	852,136
Unbilled	141,315	71,641
Note Receivable - Current Portion	11,796	3,833
Other Current Assets	3,962	6,807
Total Current Assets	1,292,940	934,417
Property & Equipment
Leasehold Improvements	22,152	20,274
Equipment	47,558	43,096
Subtotal	69,710	63,370
Less: Accumulated Depreciation	(25,646)	(13,678)
Net Property & Equipment	44,064	49,692
Other Assets
Long-Term Notes Receivable	19,526	16,412
TOTAL ASSETS	$1,356,530	$1,000,521

LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities
Checks in Excess of Funds on Deposit	$0	$33,726
Trade Payables	758,681	619,212
Accrued Expenses	22,004	10,736
Deferred Revenue	52,813	0
Current Portion of Lease Payable	2,013	2,379
Total Current Liabilities	835,511	666,053
Long-Term Liabilities
Lease Payable — Net of Current Portion	1,703	3,704

Members’ Equity	519,316	330,764
TOTAL LIABILITIES AND MEMBERS’ EQUITY	$1,356,530	$1,000,521

The accompanying notes are an integral part of the combined financial statements.

Catamount Group, LLC., Catamount Management, LLC. And Plan Bee, LLC.
COMBINED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2005 and 2004

	2005	2004
Commission Income	$1,235,867	$748,774

Selling, General and Administrative Expenses	923,236	599,101

Income from Operations	312,631	149,673

Interest Income	8,187	0

Net Income	$320,818	$149,673

The accompanying notes are an integral part of the combined financial statements.

Catamount Group, LLC., Catamount Management, LLC. And Plan Bee, LLC.
COMBINED STATEMENTS OF MEMBERS’ EQUITY
For the Years Ended December 31, 2005 and 2004

	2005	2004
Members’ Equity, January 1	$330,764	$247,785

Net Income	320,818	149,673

Distributions	(132,266)	(66,694)

Members’ Equity, December 31	$519,316	$330,764

The accompanying notes are an integral part of the combined financial statements.

Catamount Group, LLC., Catamount Management, LLC. And Plan Bee, LLC.
COMBINED STATEMENT OF CASH FLOWS
For the Years Ended December 31, 2005 and 2004

	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$320,818	$149,673
Adjustments to Reconcile Net Income to Net Cash
Provided by Operating Activities
Depreciation and Amortization	11,968	8,209
Bad Debt expense (recovery)	4,427	(10,700)
Loss on Disposal	0	951
(Increase)Decrease in Assets:
Trade Receivables	(36,252)	(96,923)
Unbilled Revenue	(69,674)	134,234
Other Current Assets	2,845	(6,307)
Increase(Decrease) in Liabilities
Trade Payables	139,469	(107,225)
Deferred Revenue	52,813	0
Accrued Expenses	11,268	(519)
Net Cash Provided by Operating Activities	437,682	71,393
CASH FLOWS FROM INVESTING ACTIVITIES
Net Advances of Notes Receivable	(11,077)	(5,245)
Capital Expenditures	(6,341)	(32,810)
Net Cash Used in Investing Activities	(17,418)	(38,055)
CASH FLOWS FROM FINANCING ACTIVITIES
Checks in Excess of Funds on Deposit	(33,726)	33,726
Principal Payments Made	(2,366)	(3,650)
Distributions to Member	(132,266)	(66,694)
Net Cash Used in Financing Activities	(168,358)	(36,618)
NET CASH CHANGE	251,906	(3,280)
CASH — Beginning of Period	0	3,280
CASH — End of Period	$251,906	$0

The accompanying notes are an integral part of the combined financial statements.

Catamount Group, LLC., Catamount Management, LLC. And Plan Bee, LLC.
Notes to Financial Statements
For the Years Ended December 2005 and 2004

NOTE A — PRINCIPLES OF COMBINATION AND BUSINESS ACTIVITIES

Catamount Group, LLC, Catamount Management, LLC and Plan Bee, LLC (collectively,   “the Company”) are all single-member Connecticut limited liability companies. There is a sole member of Catamount Group, LLC and Plan Bee, LLC. Catamount Group, LLC is the sole member of Catamount Management, LLC. Plan Bee, LLC is under common control with Catamount Group, LLC.

The Company is a direct-response media company that primarily connects businesses with potential new customers via the sale of name list databases. The Company principally serves customers in the United States of America.

The combined financial statements include the accounts of Catamount Group, LLC, Catamount Management, LLC and Plan Bee, LLC (commenced operations in 2005), after eliminating material intercompany balances and transactions.

NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICES

Aspects of the Limited Liability Company

As a limited liability company, the member’s liability is limited to the capital invested. Allocation of profits, losses and distributions is in accordance with the terms as defined in the operating agreement.

The Company is treated as a partnership for federal income tax purposes. Consequently, federal income taxes are not payable by, or provided for, the Company. The Member is taxed individually on the Company’s earnings. The Company’s net income or loss is allocated to the member in accordance with the operating agreement of the Company. Accordingly, the financial statements do not reflect a provision for income taxes.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Sales and Revenue Recognition

Substantially all of the Company’s revenue is recorded at the net amount of its gross billings less pass-through expenses charged to a customer. In most cases, the amount that is billed to customers exceeds the amount of revenue that is earned and reflected in our financial statements, because of various pass-through expenses. In compliance with EITF Issue No.99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, the Company assesses whether it or a third-party supplier is the primary obligor. The Company has evaluated the terms of its customer agreements and considered other key indicators such as latitude in establishing price, discretion in supplier selection and credit risk to the vendor as part of this assessment. Accordingly, the Company generally records revenue net of pass-through charges.

The Company currently has three types of sales transactions:

•  Full use sale: The customer is billed for all name list databases that are delivered regardless of how many names are accepted by the customer. The Company recognizes revenue at the time of delivery of the names.

•  Net minimum plus sale: The customer is required to accept and pay for a minimum number of names delivered by the Company. The Company recognizes revenue at the time of delivery of the names to the extent of the minimum number of names the customer must accept. The Company will recognize additional revenue upon acceptance of names, beyond the minimum, by the customer.

•  Net accepted sale: The customer takes delivery of a certain number of names and will only be obligated to pay for the number of names it accepts. The Company recognizes revenue when the customer notifies the Company of the number of names accepted.

Trade Receivables

Receivables are carried at original invoice amount. The allowance for doubtful accounts was $12,627 and $8,200 as of December 31, 2005 and 2004, respectively. A receivable is considered to be past due if any portion of the receivable balance is outstanding for more than 90 days. Receivables are written off when deemed uncollectible.

Trade receivables unbilled represent sales recognized at the time of delivery of the names, but not invoiced to the customer until after year end.

Depreciation

Property and equipment are stated at cost. Depreciation is provided on the straight-line method for financial statement purposes and accelerated methods for tax purposes. Depreciation of leasehold improvements is computed using the shorted of the lease term or the economic life using the straight-line method. Repairs and maintenance are expensed as incurred. The estimated useful lives of the assets are as follows:

Leasehold Improvements	5 years
Equipment	5 to 7 years

NOTE C — CASH

Substantially all of the Company’s cash is held at one financial institution. Cash deposits held by the bank may at times exceed FDIC-insured levels. The Company has not experienced any losses in such accounts and the Company believes it is not exposed to any significant credit risk on cash.

NOTE D — ACCRUED EXPENSES

Accrued expenses consisted of the following as of December 31, 2005 and 2004:

	2005	2004
Accrued Payroll	$9,666	$2,926
Other	12,338	7,810
Total Accrued Expenses	$22,004	$10,736

NOTE E — ADVERTISING EXPENSE

Advertising costs are expensed when occurred. Advertising costs for the years ended December 31, 2005 and 2004 were $20,235 and $2,250, respectively.

NOTE F — 401(K) PLAN

The Company maintains a 401(k) savings plan for all eligible employees. An eligible employee must be twenty-one years of age and have one year of full time employment. The Company’s discretionary profit sharing contributions were $18,746 and $11,379 for the years ended December 31, 2005 and 2004, respectively.

NOTE G — LINE OF CREDIT

The Company has an annually renewable line of credit with Wachovia Bank in the amount of $50,000. The line of credit has an interest rate of prime plus 1.0%. As of December 31, 2005 and 2004 there was no outstanding balance on the line of credit. The sole member of the Company has personally guaranteed borrowings under this line of credit.

NOTE H — OPERATING LEASES

The company has entered into leases for its office facility and an automobile. The office facility under lease, is owned by the sole member of the Company. The rentable area of the space is approximately 2000 square feet. Rent expense for the related party lease was $48,000 and $48,000 for the years ended December 31, 2005 and 2004, respectively.

The following is a schedule by year of future minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year, as of December 31, 2005:

	Related Party	Total
2006	$48,000	$51,073
2007	12,000	12,000
Total minimum payments required	$60,000	$63,073

Total rental expenses for all operating leases, was $53,268 and $53,268 during the years ended December 31, 2005 and 2004, respectively.

NOTE I — CONCENTRATIONS

For the years ended December 31, 2005 and 2004, approximately 18.6% and 10.1% of Catamount’s pass-through expenses charged to customers were generated from services rendered by one vendor, Morex Marketing Group, LLC. (See Note J.)  Approximately 26.6% and 7.0% of the trade payables as of December 31, 2005 and 2004 were payable to this same vendor.

NOTE J —- SUBSEQUENT EVENT

On January 20, 2006, the Company merged with and into Morex Marketing Group, LLC (“Morex”). As consideration for the merger, the owner of the company received an 8% stake of Morex valued at approximately $1,700,000.

On January 20, 2006, Morex was acquired by Think Partnership Inc. (“Think Partnership”), a Nevada public company. As consideration for the acquisition, the members of Morex received an aggregate of $9,438,778 in cash and an aggregate of 5,513,845 shares of common stock, valued at $2.18 per share. Further, the members of Morex may receive earnout payments (each, an “Earnout Payment”) to be paid in 2006, 2007, 2008 and 2009. Each year’s earnout payment shall be equal to the excess of (A) four times the aggregate earnings of Morex for the previous calendar year over (B) the aggregate amount of merger consideration previously paid by the Company (including any Earnout Payments);  provided, however, in no event shall the total aggregate merger consideration (including the Earnout  Payments) payable to the members of Morex exceed $50 million. Each Earnout  Payment, to the extent earned, will be paid 50% in cash and 50% in shares of Think Partnership’s common stock valued at the average of the closing prices for shares of its common stock on the last day on which such  shares were traded for each quarter of the calendar year on which the particular  Earnout  Payment is based, provided that, in the Think Partnership’s  sole  discretion it may pay to the members in cash any Earnout  Payment that is otherwise required to be paid in shares of common stock (“Earnout  Stock”), if the  delivery  of shares of the  Earnout  Stock would cause the total  merger consideration  paid by Think  Partnership in the form of common stock to exceed 7,674,305 shares. The Members of Morex also received warrants to purchase an aggregate of 105,000 shares of Company common stock at $3.50 per share.

Unaudited Combined Pro Forma Financial Data

The following unaudited pro forma combined financial information has been prepared to give effect to the acquisition of Morex Marketing Group, LLC by Think Partnership Inc. The transaction is being accounted for as a purchase business combination.

On January 20, 2006, Think Partnership Inc. completed the acquisition of MorexMarketing Group, LLC. for an initial purchase price of $21.45 million. In addition, acquisition-related closing expenses of approximately $125,000 were incurred.

The acquisition has been accounted for using purchase price accounting in accordance with Financial Accounting Standard No.141 - Business Combinations. The unaudited pro forma combined statement of financial position as of December 31, 2005 gives effect to the acquisition as if the acquisition had occurred on that date. The unaudited pro forma combined balance sheet includes the balance sheets of Think Partnership Inc. and Morex Marketing Group, LLC as of December 31, 2005.

The unaudited pro forma combined statements of income for the year ended December 31, 2005 and 2004 give effect to the acquisition as if the acquisition had occurred on January 1, 2004. The unaudited pro forma combined statements of income presented for the year ended December 31, 2005 and 2004 include historical financial results of Think Partnership Inc. and Morex Marketing Group, LLC for the years ended December 31, 2005 and 2004. Any savings or additional costs, which may be realized through the integration of the operations have not been estimated or included in the unaudited pro forma combined statements of income.

The unaudited pro forma financial information includes the adjustments that have a continuing impact to the combined company to reflect the transaction using purchase accounting. The pro forma adjustments are described in the notes to the unaudited pro forma financial information. The adjustments are based upon preliminary information and certain management judgments and estimates. The purchase accounting adjustments are subject to revisions, which will be reflected in future periods. Revisions, if any, are not expected to have a material effect on the statement of income or financial position of Think Partnership Inc.

The unaudited pro forma financial information and accompanying notes are presented for illustrative purposes only and do not purport to be indicative of, and should not be relied upon as indicative of, the financial position or operating results that may occur in the future or that would have occurred if the acquisition had been consummated on January 1, 2004 or December 31, 2005, as applicable. The unaudited pro forma financial information should be read in conjunction with:

(1) Think Partnership Inc.’s consolidated financial statements and notes thereto and management’s discussion and analysis for the year ended December 31, 2005 filed as part of Think Partnership Inc’s Annual Report on Form 10-KSB.

(2) Morex Marketing Group LLC’s audited financial statements and notes thereto as of and for the years ended December 31, 2005 and 2004, included with this Form SB-2 filing.

(3) Catamount Group LLC, Catamount Management LLC and Plan Bee, LLC. Audited balance sheets as of December 31, 2005 and 2004 and the related statement of operations, member’s equity and  cash flows for the period then ended, included with this Form SB-2 filing.

(4) Think Partnership Inc.s’ Current Report on Form 8-K previously filed on January 25, 2006.

(5) Think Partnership Inc.s’ Current Report on Form 8-K/A previously filed on April 7, 2006.

Think Partnership, Inc.
Consolidated Pro Forma Balance Sheet
December 31, 2005
(Unaudited)

	Think	Morex	Adjustments		Total
Assets
Current Assets
Cash and Cash Equivalents	$2,609,114	$403,908			$3,013,022
Restricted Cash	828,804	0			828,804
Accounts Receivable	4,223,599	1,942,145			6,165,744
Other Current Assets	2,747,048	15,758			2,762,806
Total Current Assets	10,408,565	2,361,812			12,770,377
Property and Equipment, net	3,253,078	202,390			3,455,468
Other Assets
Goodwill	32,959,252	0	12,909,941	(1)	45,869,193
Intangible Assets	10,300,248	1,670,896	5,800,118	(1)	17,771,262
Other Assets	573,176	19,526			592,702
Total Other Assets	43,832,676	1,690,422	18,710,060		64,233,157
Total Assets	$57,494,319	$4,254,624	18,710,060		$80,459,002

Liabilities and Shareholders’ Equity
Current Liabilities
Current Portion of Long-Term Debt	$429,761	$0	2,500,000	(1)	$2,929,761
Notes Payable — Line of Credit	0	0	6,937,778	(1)	6,937,778
Accounts Payable	3,443,603	1,009,369			4,452,972
Other Current Liabilities	4,921,096	276,478			5,197,574
Total Current Liabilities	8,794,460	1,505,020	9,437,778	(1)	19,737,258
Long-Term Liabilities	10,052,329	1,703			10,054,032
Shareholders’ Equity
Common Stock	38,222	0	5,514	(1)	43,736
Additional Paid in Capital	42,375,320	0	12,014,668	(1)	54,389,988
Accumulated Deficit	(3,320,016)	2,747,900	(2,747,900	)(1)	(3,320,016)
Treasury Stock	(540,000)	0			(540,000)
Accumulated other comprehensive income	94,004	0			94,004
Total Shareholders’ Equity	38,647,530	2,747,900	9,272,282		50,667,712
Total Liabilities and Shareholders’ Equity	$57,494,319	$4,254,624	$18,710,060		$80,459,002

Think Partnership Inc
Consolidated Pro Forma Statement of Income and Comprehensive Income
Year Ended December 31, 2005
(Unaudited)

	Think	Morex	Adjustments	Total
Net Revenue	$40,440,729	$6,446,851		$46,887,580
Cost of Revenue	13,853,863	1,093,892		14,947,755
Gross Profit	26,586,866	5,350,473		31,937,339
Selling, General and Administrative Expenses	24,922,388	1,874,178		26,796,566
Amortization of Purchased Intangibles	1,546,859	0	1,421,423 (2)	2,968,282
Income from Operations	117,619	3,476,295	(1,421,423)	2,172,491
Other Income(Expense)
Interest Income	78,140	8,566		86,706
Interest Expense	(172,704)	0		(172,704)
Other Income	10,299	0		10,299
Income before Income Taxes	33,354	3,484,862	(1,421,423)	2,096,793
Provision for Income Taxes	36,975	0	767,286 (3)	862,350
Net Income	(3,621)	3,484,862	(2,188,709)	1,234,442
Other Comprehensive Income Unrealized Gain(Loss) of Securities	94,004	0		94,004
Comprehensive Income	$90,383	$3,484,862	(2,188,709)	$1,328,446

Net Income per Share
Basic	$0.00			$0.03
Fully Diluted	$0.00			$0.02

Weighted Average Shares (Basic)	33,809,371	10,607,182		44,416,553

Weighted Average Share (Fully Diluted)	39,467,062	10,607,182		50,074,244

Think Partnership Inc
Consolidated Pro Forma Statement of Income and Comprehensive Income
Year Ended December 31, 2004
(Unaudited)

	Think	Morex	Adjustments		Total
Net Revenue	$17,621,100	$2,031,856			$19,652,956
Cost of Revenue	4,091,939	98,390			4,190,329
Gross Profit	13,529,161	1,933,466			15,462,627
Selling, General and Administrative Expenses	10,585,315	734,937			11,320,252
Amortization of Purchased Intangibles	108,489	0	$1,421,423	(2)	1,529,912
Income from Operations	2,835,357	1,198,529	(1,421,423)		2,612,463
Other Income(Expense)
Interest Income	22,164	0			22,164
Interest Expense	(44,603)	0			(44,603)
Other Income	24,863	0			24,863
Income before Income Taxes	2,837,781	1,198,529	(1,421,423)		2,614,887
Provision for Income Taxes	1,063,793	0	(89,158	)(3)	974,635
Net Income	$1,773,988	$1,198,529	$(1,332,266)		$1,640,251

Net Income per Share
Basic	$0.07				$0.05
Fully Diluted	$0.06				$0.04

Weighted Average Shares (Basic)	24,332,967	10,607,182			34,940,149

Weighted Average Share (Fully Diluted)	30,264,304	10,607,182			40,871,486

Notes to Unaudited Pro Forma Combined Financial Information

Note   (1) This adjustment represents the purchase price allocation. The valuation of the intangibles is currently being performed by an independent valuation firm. These are estimates.

Note   (2) This adjustment reflects the estimated amount of amortization that would have been recognized from the acquired intangible assets during the period reflected.

Note   (3) This adjustment reflects the estimated combined income tax effect that would have been recognized using applicable state and federal tax rates in effect during the periods presented.

Independent Auditor’s Report

Board of Directors
Litmus Media, Inc. and Subsidiaries
North Kansas City, MO

We have audited the accompanying consolidated balance sheets of Litmus Media, Inc. and Subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, retained earnings and cash flows for the years then ended. These consolidated financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Litmus Media, Inc. and Subsidiaries as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ BLACKMAN KALLICK BARTELSTEIN, LLP

April 21, 2006

Chicago, IL

Litmus Media, Inc. and Subsidiaries

Consolidated Balance Sheets

December 31, 2005 and 2004

	2005	2004
Assets

Current Assets
Cash	$559,709	$63,736
Accounts receivable	1,388,687	862,344

Total Current Assets	1,948,396	926,080

Furniture and Equipment	37,947	5,844
Accumulated Depreciation	(8,571)	(1,440)

Total Furniture and Equipment, Net	29,376	4,404

Total Assets	$1,977,772	$930,484

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$915,215	$573,583
Other payable	3,147	—

	918,362	573,583
Stockholders’ Equity
Common stock, no par value; 30,000 shares authorized, 30,000 shares issued and outstanding	—	—
Retained earnings	1,059,410	356,901

Total Liabilities and Stockholders’ E quity	$1,977,772	$930,484

Litmus Media, Inc. and Subsidiaries

Consolidated Statements of Operations

Years Ended December 31, 2005 and 2004

	2005	2004

Net Sales	$7,751,942	$2,590,129

Cost of Sales	4,997,832	1,493,206

Gross Profit	2,754,110	1,096,923

Operating Expenses	675,459	107,736

Interest Income	2,058	—

Net Income	$2,080,709	$989,187

Litmus Media, Inc. and Subsidiaries

Consolidated Statements of Retained Earnings

Years Ended December 31, 2005 and 2004

	2005	2004

Beginning retained earnings	$356,901	$122,173
Net income	2,080,709	989,187
Distributions to stockholders	(1,378,200)	(754,459)

Ending Retained Earnings	$1,059,410	$356,901

Litmus Media, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31, 2005 and 2004

	2005	2004

Cash Flows from Operating Activities
Net income	$2,080,709	$989,187
Adjustment to reconcile net income to net cash provided by operating activities
Depreciation and amortization	7,131	1,207
Increase in accounts receivable	(526,343)	(779,422)
Increase in accounts payable	341,632	570,856
Increase in other payable	3,147	—

Net Cash Provided by Operating Activities	1,906,276	781,828

Net Cash Used in Investing Activities -
Purchase of furniture and equipment	(32,103)	(4,443)

Net Cash Used in Financing Activities -
Distributions to stockholders	(1,378,200)	(754,459)

Net Increase in Cash	495,973	22,926

Cash, Beginning of Year	63,736	40,810

Cash, End of Year	$559,709	$63,736

Litmus Media, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2005 and 2004

Note 1 - Nature of Operations

Litmus Media, Inc. and its wholly owned subsidiaries, ValidClick, Inc. and Second Bite, LLC, (the “company”) have built click-fraud protected advertising distribution technologies that provide integrated solutions for performance-based advertising, search marketing and e-retailing industries through the company-owned and various publisher-owned web search engines. Second Bite, LLC primarily provides merchants with patent-pending order abandonment recovery technologies, a technology that identifies the products abandoned in shopping carts by prospective customers of the merchants and coupon/product feed distribution services. The company also uses its proprietary technologies to develop and operate leading local directories, shopping search engine and publisher-based web search engine. Litmus Media, Inc. and ValidClick, Inc. are S corporations. Second Bite, LLC is a limited liability company.

Note 2 - Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the company and its wholly owned subsidiaries, ValidClick, Inc. and Second Bite, LLC. Intercompany accounts and transactions have been eliminated.

Aspects of the Limited Liability Company

Litmus Media, Inc.’s liability in Second Bite, LLC is limited to its capital invested. As a single member LLC, Second Bite, LLC’s net income (loss) flows through to Litmus Media, Inc. for financial statement and tax reporting purposes.

Accounts Receivable

Receivables are carried at original invoice or closing statement amount less estimates made for doubtful receivables. Generally, for billings to significant customers, any possible disputes in billing are discussed and negotiated prior to issuance of sales invoices. Accordingly, as of December 31, 2005 and 2004, no allowances for doubtful accounts were considered necessary. For other accounts receivable, management determines the allowances for doubtful accounts by reviewing and identifying troubled accounts on a monthly basis and by using historical experience applied to an aging of accounts. A receivable is considered to be past due if any portion of the receivable balance is outstanding for more than 60 days. Receivables are written off when deemed uncollectible. Recoveries of receivables previously written off are recorded when received.

Use of Estimates and Critical Accounting Policies

Accounting principles generally accepted in the United States of America require the management of the company to make estimates and assumptions in the preparation of these financial statements that affect the reported amounts of assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

The most significant area that requires management judgment is revenue recognition. The accounting policies for this area are discussed below.

Revenue Recognition. The company recognizes revenue in accordance with Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition in Financial Statements.” Under SAB 104, the company recognizes revenue when the following criteria have been met: persuasive evidence of an arrangement exists, the fees are fixed and determinable, no significant company obligations remain and collection of the related receivable is reasonably assured. Revenue is recognized when the related services are performed, provided that no significant company obligations remain, the collection of the resulting receivable is reasonably assured and the fees are fixed and determinable.

In accordance with Emerging Issues Task Force Issue 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent” (“EITF 99-19”), the company records as revenue the gross amount received from advertisers and the amount paid to the publishers placing the advertisements as cost of sales.

Revenue from company owned and affiliate networks are based on “per click” basis and is recognized once the action is taken.

Depreciation and Amortization

Furniture and equipment are carried at cost. When retired or otherwise disposed of, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference, less any amount realized from disposition, is reflected in earnings. Maintenance and repairs are charged to operating expenses. Costs of significant improvements and renewals are capitalized. The company provides for depreciation of furniture and equipment using the straight-line method of accounting, using a three-year expected life.

Income Taxes

Because of the pass-through of income and expense to the owners, federal income taxes are not provided for, or payable by, the company.

Note 3 - Cash

The company maintains its cash in bank deposit accounts, which at times may exceed federally insured limits. The company has not experienced any losses in such accounts. The company believes it is not exposed to any significant credit risk on cash.

Note 4 - Advertising Expense

Advertising costs are expensed as incurred, and were $40,940 and $41,989 for the years ended December 31, 2005 and 2004, respectively.

Note 5 - Concentrations

For the years ended December 31, 2005 and 2004, sales to one major customer amounted to more than 10% of total sales. The amount of revenue from such customer was approximately $7,501,000 and $2,487,000 during the years ended December 31, 2005 and 2004, respectively. The receivable balances from this major customer were approximately $1,384,000 and $823,000 as of December 31, 2005 and 2004, respectively.

Note 6 - Subsequent Event

On April 4, 2006, the company and CGI Holding Corporation doing business as Think Partnership (“THK”), a Nevada corporation, merged. Accordingly, the company has become a wholly owned subsidiary of THK.

Litmus Media, Inc. and Subsidiaries

Consolidated Balance Sheets (Unaudited)

March 31, 2006 and 2005

	2006	2005

Assets
Current Assets
Cash	$320,311	$45,595
Accounts receivable	2,281,692	759,075
Deposits	6,500	—

Total Current Assets	2,608,503	804,670

Furniture and Equipment	63,701	22,650
Accumulated Depreciation	(13,554)	(3,237)

Total Furniture and Equipment, Net	50,147	19,413

Total Assets	$2,658,650	$824,083

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$1,604,867	$472,358
Other payable	120,903	21,654
	1,725,770	494,012
Stockholders’ Equity
Common stock, no par value; 30,000 shares authorized, 30,000 shares issued and outstanding	—	—
Retained earnings	932,880	330,071

Total Liabilities and Stockholders’ Equity	$2,658,650	$824,083

Litmus Media, Inc. and Subsidiaries

Consolidated Statements of Operations (Unaudited)

Three Months Ended March 31, 2006 and 2005

	2006	2005

Net Sales	$3,447,817	$1,362,985

Cost of Sales	2,359,198	878,966

Gross Profit	1,088,619	484,019

Operating Expenses	409,193	51,521

Interest Income	(377)	—

Net Income	$679,803	$432,498

The accompanying notes are an integral part of the consolidated financial statements

Litmus Media, Inc. and Subsidiaries

Consolidated Statements of Retained Earnings (Unaudited)

March 31, 2006 and 2005

	2006	2005

Beginning retained earnings	$1,059,410	$356,901
Net income	679,803	432,498
Distributions to stockholders	(806,333)	(459,328)

Ending Retained Earnings	$932,880	$330,071

The accompanying notes are an integral part of the consolidated financial statements

Litmus Media, Inc. and Subsidiaries

Consolidated Statements of Cash Flows (Unaudited)

Three Months Ended March 31, 2006 and 2005

	2006	2005

Cash Flows from Operating Activities
Net income	$679,803	$432,498
Adjustment to reconcile net income to net cash provided by operating activities
Depreciation and amortization	4,983	1,797
Increase in accounts receivable	(893,005)	103,269
Increase in accounts payable	689,652	(101,225)
Increase in other assets	(6,500)	—
Increase in other payable	117,756	21,654

Net Cash Provided by Operating Activities	592,689	457,993

Net Cash Used in Investing Activities -
Purchase of furniture and equipment	(25,754)	(16,806)

Net Cash Used in Financing Activities -
Distributions to stockholders	(806,333)	(459,328)

Net Decrease in Cash	(239,398)	(18,141)

Cash, Beginning of Year	559,709	63,736

Cash, End of Year	$320,311	$45,595

Litmus Media, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Three Months Ended March 31, 2006 and 2005

Note 1 - Nature of Operations

Litmus Media, Inc. and its wholly owned subsidiaries, ValidClick, Inc. and Second Bite, LLC, (the “company”) have built click-fraud protected advertising distribution technologies that provide integrated solutions for performance-based advertising, search marketing and e-retailing industries through the company-owned and various publisher-owned web search engines. Second Bite, LLC primarily provides merchants with patent-pending order abandonment recovery technologies, a technology that identifies the products abandoned in shopping carts by prospective customers of the merchants and coupon/product feed distribution services. The company also uses its proprietary technologies to develop and operate leading local directories, shopping search engine and publisher-based web search engine. Litmus Media, Inc. and ValidClick, Inc. are S corporations. Second Bite, LLC is a limited liability company.

Note 2 - Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the company and its wholly owned subsidiaries, ValidClick, Inc. and Second Bite, LLC. Intercompany accounts and transactions have been eliminated.

Aspects of the Limited Liability Company

Litmus Media, Inc.’s liability in Second Bite, LLC is limited to its capital invested. As a single member LLC, Second Bite, LLC’s net income (loss) flows through to Litmus Media, Inc. for financial statement and tax reporting purposes.

Accounts Receivable

Receivables are carried at original invoice or closing statement amount less estimates made for doubtful receivables. Generally, for billings to significant customers, any possible disputes in billing are discussed and negotiated prior to issuance of sales invoices. Accordingly, as of March 31, 2006 and 2005, no allowances for doubtful accounts were considered necessary. For other accounts receivable, management determines the allowances for doubtful accounts by reviewing and identifying troubled accounts on a monthly basis and by using historical experience applied to an aging of accounts. A receivable is considered to be past due if any portion of the receivable balance is outstanding for more than 60 days. Receivables are written off when deemed uncollectible. Recoveries of receivables previously written off are recorded when received.

Use of Estimates and Critical Accounting Policies

Accounting principles generally accepted in the United States of America require the management of the company to make estimates and assumptions in the preparation of these financial statements that affect the reported amounts of assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

The most significant area that requires management judgment is revenue recognition. The accounting policies for this area are discussed below.

Revenue Recognition. The company recognizes revenue in accordance with Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition in Financial Statements.”  Under SAB 104, the company recognizes revenue when the following criteria have been met:  persuasive evidence of an arrangement exists, the fees are fixed and determinable, no significant company obligations remain and collection of the related receivable is reasonably assured. Revenue is recognized when the related services are performed, provided that no significant company obligations remain, the collection of the resulting receivable is reasonably assured and the fees are fixed and determinable.

In accordance with Emerging Issues Task Force Issue 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent” (“EITF 99-19”), the company records as revenue the gross amount received from advertisers and the amount paid to the publishers placing the advertisements as cost of sales.

Revenue from company owned and affiliate networks are based on “per click” basis and is recognized once the action is taken.

Depreciation and Amortization

Furniture and equipment are carried at cost. When retired or otherwise disposed of, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference, less any amount realized from disposition, is reflected in earnings. Maintenance and repairs are charged to operating expenses. Costs of significant improvements and renewals are capitalized. The company provides for depreciation of furniture and equipment using the straight-line method of accounting, using a three-year expected life.

Income Taxes

Because of the pass-through of income and expense to the owners, federal income taxes are not provided for, or payable by, the company.

Note 3 - Cash

The company maintains its cash in bank deposit accounts, which at times may exceed federally insured limits. The company has not experienced any losses in such accounts. The company believes it is not exposed to any significant credit risk on cash.

Note 4 - Advertising Expense

Advertising costs are expensed as incurred, and were $31,550 and $7,743 for the three months ended March 31, 2006 and 2005, respectively.

Note 5 - Concentrations

For the three months ended March 31, 2006 and 2005, sales to one major customer amounted to more than 10% of total sales. The amount of revenue from such customer was approximately $3,300,000 and $1,279,000 during the three months ended March 31, 2006 and 2005, respectively. The receivable balances from this major customer were approximately $2,217,000 and $759,000 as of March 31, 2006 and 2005, respectively.

Note 6 - Subsequent Event

On April 4, 2006, the company and CGI Holding Corporation doing business as Think Partnership (“THK”), a Nevada corporation, merged. Accordingly, the company has become a wholly owned subsidiary of THK.

Unaudited Combined Pro Forma Financial Data

The following unaudited pro forma combined financial information has been prepared to give effect to the acquisition of Litmus Media, Inc. by Think Partnership, Inc. The transaction is being accounted for as a purchase business combination.

On April 5, 2006, Think Partnership, Inc. completed the acquisition of Litmus media, Inc. for an initial purchase price of $13.0 million. In addition, acquisition-related closing expenses of approximately $130,000 were incurred.

The acquisition has been accounted for using purchase price accounting in accordance with Financial Accounting Standard No.141 - Business Combinations. The unaudited pro forma combined statement of financial position as of March 31, 2006 gives effect to the acquisition as if the acquisition had occurred on that date. The unaudited pro forma combined balance sheet includes the balance sheets of Think Partnership, Inc. and Litmus Media, Inc. as of March 31, 2006.

The unaudited pro forma combined statements of income for the year ended December 31, 2005 and for the three months ended March 31, 2006 give effect to the acquisition as if the acquisition had occurred on January 1, 2005. The unaudited pro forma combined statements of income presented for the year ended December 31, 2005 and for the three months ended March 31, 2006 include historical financial results of Think Partnership, Inc. and Litmus Media, Inc. for the year ended December 31, 2005 and for the three months ended March 31, 2006. Any savings or additional costs, which may be realized through the integration of the operations have not been estimated or included in the unaudited pro forma combined statements of income.

The unaudited pro forma financial information includes the adjustments that have a continuing impact to the combined company to reflect the transaction using purchase accounting. The pro forma adjustments are described in the notes to the unaudited pro forma financial information. The adjustments are based upon preliminary information and certain management judgments and estimates. The purchase accounting adjustments are subject to revisions, which will be reflected in future periods. Revisions, if any, are not expected to have a material effect on the statement of income or financial position of Think Partnership, Inc.

The unaudited pro forma financial information and accompanying notes are presented for illustrative purposes only and do not purport to be indicative of, and should not be relied upon as indicative of, the financial position or operating results that may occur in the future or that would have occurred if the acquisition had been consummated on January 1, 2005 or March 31, 2006, as applicable. The unaudited pro forma financial information should be read in conjunction with:

(1) Think Partnerhsip, Inc.’s consolidated financial statements and notes thereto and management’s discussion and analysis for the year ended December 31, 2005 filed as part of Think Partnership, Inc.’s Annual Report on Form 10-KSB

(2) Think Partnership, Inc.’s consolidated financial statements and notes thereto and management’s discussion and analysis for the three months ended March 31, 2006 filed as part of Think Partnership, Inc.’s Quarterly Report on Form l0-QSB.

(3) Litmus Media, Inc.’s audited consolidated financial statements and notes thereto as of and for the year ended December 31, 2005, included as Exhibit 99.1 of this Form 8-K/A.

(4) Litmus Media, Inc.’s unaudited consolidated financial statements and notes thereto as of and for the three months ended March 31, 2006 and 2005, included as Exhibit 99.2 of this Form 8-K/A.

(5) Think Partnership, Inc.s’ Current Report on Form 8-K previously filed on April 10, 2006.

Think Partnership, Inc.
Combined Pro Forma Balance Sheet (Unaudited)
March 31, 2006

	Think	Litmus	Adjustments		Total
Assets
Current Assets
Cash and Cash Equivalents	$1,735,931	$320,311			$2,056,242
Restricted Cash	421,186	0			421,186
Accounts Receivable (Net of Allowance)	6,073,247	2,281,692			8,354,939
Other Current Assets	2,551,030	6,500			2,557,530
Total Current Assets	10,781,394	2,608,503			13,389,897
Property and Equipment, net	3,595,787	50,147			3,645,934
Other Assets
Goodwill	51,571,911	0	8,326,313	(1)	59,898,224
Intangible Assets	12,528,340	0	3,740,807	(1)	16,269,147
Other Assets	506,086	0			506,086
Total Other Assets	64,606,337	0	12,067,120		76,673,457
Total Assets	$78,983,518	$2,658,650	$12,067,120		$93,709,288

Liabilities and Shareholders’ Equity
Current Liabilities
Current Portion of Long-Term Debt	$2,370,955	$0			$2,370,955
Accounts Payable	4,635,348	1,604,867			6,240,215
Other Current Liabilities	4,535,717	120,903			4,656,620
Total Current Liabilities	11,542,020	1,725,770			13,267,790
Long-Term Liabilities	17,244,551	0	6,500,000	(1)	23,744,551
Shareholders’ Equity
Common Stock	43,801	0	3,250	(1)	47,051
Additional Paid in Capital	54,632,778	0	6,496,750	(1)	61,129,528
Accumulated Deficit	(4,028,656)	932,880	(932,880	)(1)	(4,028,656)
Treasury Stock	(540,000)	0			(540,000)
Accumulated other comprehensive income	89,024	0			89,024
Total Shareholders’ Equity	50,196,947	932,880	5,567,120		56,696,947
Total Liabilities and Shareholders’ Equity	$78,983,518	$2,658,650	$12,067,120		$93,709,288

Think Partnership Inc
Combined Pro Forma Statement of Income and Comprehensive Income (Unaudited)
Twelve Months Ended December 31, 2005

	Think	Litmus	Adjustments	Total
Net Revenue	$40,440,729	$7,751,942		$48,192,671
Cost of Revenue	13,853,863	4,997,832		18,851,695
Gross Profit	26,586,866	2,754,110		29,340,976
Selling, General and Administrative Expenses	24,922,388	675,459		25,597,847
Amortization of Purchased Intangibles	1,546,859	0	935,202 (2)	2,482,061
Income from Operations	117,619	2,078,651	(935,202)	1,261,068
Other Income(Expense)
Interest Income	78,140	2,058		80,198
Interest Expense	(172,704)	0		(172,704)
Other Income	10,299	0		10,299
Income before Income Taxes	33,354	2,080,709	(935,202)	1,178,861
Provision for Income Taxes	36,975	0	458,203 (3)	495,178
Net Income	(3,621)	2,080,709	(1,393,405)	683,683
Other Comprehensive Income
Unrealized Gain(Loss) of Securities	94,004	0		94,004
Comprehensive Income	$90,383	$2,080,709	(1,393,405)	$777,687

Net Income per Share
Basic	$0.00			$0.02
Fully Diluted	$0.00			$0.02

Weighted Average Shares (Basic)	33,809,371	3,250,000		37,059,371

Weighted Average Share (Fully Diluted)	39,467,062	3,250,000		42,717,062

Think Partnership Inc
Combined Pro Forma Statement of Income and Comprehensive Income (Unaudited)
Three Months Ended March 31, 2006

	Think	Litmus	Adjustments	Total
Net Revenue	$12,050,393	$3,447,817		$15,498,210
Cost of Revenue	3,353,880	2,359,198		5,713,078
Gross Profit	8,696,513	1,088,619		9,785,132
Selling, General and Administrative Expenses	9,056,568	409,193		9,465,761
Amortization of Purchased Intangibles	555,499	0	233,800 (2)	789,299
Income from Operations	(915,554)	679,426	(233,800)	(469,928)
Other Income(Expense)
Interest Income	860	377		1,237
Interest Expense	(242,381)	0		(242,381)
Other Income	1,942	0		1,942
Income before Income Taxes	(1,155,133)	679,803	(233,800)	(709,130)
Provision for Income Taxes	(446,493)	0	178,401 (3)	(268,092)
Net Income	(708,640)	679,803	(412,201)	(441,038)
Other Comprehensive Income
Unrealized Gain(Loss) on Securities	(4,980)			(4,980)
Comprehensive Income	$(713,620)	$679,803	(412,201)	$(446,018)

Net Income per Share
Basic	$(0.02)			$(0.01)
Fully Diluted	$(0.02)			$(0.01)

Weighted Average Shares (Basic)	40,033,321	3,250,000		43,283,321

Weighted Average Share (Fully Diluted)	44,929,969	3,250,000		48,179,969

Notes to Unaudited Pro Forma Combined Financial Information

Note   (1) This adjustment represents the purchase price allocation. The valuation of the intangibles is currently being performed by an independent valuation firm. These are estimates.

Note   (2) This adjustment reflects the estimated amount of amortization that would have been recognized from the acquired intangible assets during the period reflected.

Note   (3) This adjustment reflects the estimated combined income tax effect that would have been recognized using applicable state and federal tax rates in effect during the periods presented.

Independent Auditor’s Report

Board of Directors

iLead Media, Inc.

Pleasant Grove, Utah

We have audited the accompanying balance sheet of iLead Media, Inc. (a Utah S Corporation) as of December 31, 2005, and the related statements of operations and retained earnings (accumulated deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of iLead Media, Inc. as of December 31, 2004 were audited by other auditors whose report dated September 30, 2005 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of iLead Media, Inc. as of December 31, 2005, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ BLACKMAN KALLICK BARTELSTEIN, LLP

Chicago, IL

March 6, 2006

Hansen, Bradshaw, Malmrose & Erickson

A Professional Corporation
CERTIFIED PUBLIC ACCOUNTANTS

559 West 500 South
Bountiful, Utah 84010
801-296-0200
Fax 801-296-1218

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
iLead Media, Inc.

We have audited the accompanying balance sheet of iLead Media, Inc. (a Utah “S” Corporation) as of December 31, 2004 and the statements of income and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2004 financial statements referred to above present fairly, in all material respects, the financial position of iLead Media, Inc. as of December 31, 2004 and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

September 30, 2005

iLead Media, Inc.

Balance Sheets

December 31, 2005 and 2004

Assets

	2005	2004
Current Assets
Cash and cash equivalents	$805,967	$25,532
Accounts receivable (Net of allowance for doubtful accounts of $29,000 in 2005 and $0 in 2004)	293,637	356,103
Inventories	28,939	32,475

Total Current Assets	1,128,543	414,110

Property and Equipment, at Cost
Leasehold improvements	35,018	35,018
Office equipment, furniture and fixtures	145,050	92,980

	180,068	127,998
Less accumulated depreciation	(77,358)	(42,320)

Total Property and Equipment, Net	102,710	85,678

Other Assets - Merchant account deposits	593,006	20,000

Total Assets	$1,824,259	$519,788

The accompanying notes are an integral part of the financial statements.

Liabilities and Shareholder’s Equity (Deficit)

	2005	2004
Current Liabilities
Checks issued in excess of funds on deposit	$—	$71,120
Short-term borrowings - Bank	—	209,894
Deferred revenue	341,425	276,782
Accounts payable	236,386	277,526
Distributions payable	245,156	—
Accrued expenses	38,400	72,920
Accrued payroll	49,856	41,140
Accrued membership refunds	58,115	16,462

Total Current Liabilities	969,338	965,844

Shareholders’ Equity (Deficit)
Common stock, no par value, 1,000,000 shares authorized, issued and outstanding	11,346	11,346
Retained earnings (accumulated deficit)	843,575	(457,402)

Total Shareholders’ Equity (Deficit)	854,921	(446,056)

Total Liabilities and Shareholders’ Equity (Deficit)	$1,824,259	$519,788

iLead Media, Inc.

Statements of Operations and Retained Earnings (Accumulated Deficit)

Years Ended December 31, 2005 and 2004

	2005	2004

Net Sales	$12,485,367	$6,433,305

Cost of Sales	3,810,733	2,099,011

Gross Profit	8,674,634	4,334,294

Operating Expenses	4,902,239	4,050,387

Income from Operations	3,772,395	283,907

Other Expense - Interest	(7,707)	(11,503)

Net Income	3,764,688	272,404

(Accumulated Deficit) Retained Earnings, Beginning of Year	(457,402)	140,058

Distributions to Shareholders	(2,463,711)	(869,864)

Retained Earnings (Accumulated Deficit), End of Year	$843,575	$(457,402)

The accompanying notes are an integral part of the financial statements.

iLead Media, Inc.

Statements of Cash Flows

Years Ended December 31, 2005 and 2004

	2005	2004
Cash Flows from Operating Activities
Net income	$3,764,688	$272,404
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	35,038	33,629
(Increase) decrease in
Accounts receivable	62,466	(223,397)
Inventories	3,536	(32,475)
Merchant account deposits	(573,006)	90,632
Other assets	—	247,393
Increase (decrease) in
Deferred revenue	64,643	110,284
Accounts payable	(41,140)	110,709
Accrued membership refunds	41,653	16,462
Accrued expenses	(25,804)	76,656

Total Adjustments	(432,614)	429,893

Net Cash Provided by Operating Activities	3,332,074	702,297

Net Cash Used in Investing Activities
Purchase of property and equipment	(52,070)	(87,653)

Cash Flows from Financing Activities
Checks issued in excess of funds on deposit	(71,120)	2,688
Net (repayments) borrowings under line of credit	(209,894)	134,894
Distributions to shareholders	(2,218,555)	(833,622)

Net Cash Used in Financing Activities	(2,499,569)	(696,040)

Net Increase (Decrease) in Cash and Cash Equivalents	$780,435	$(81,396)

Cash and Cash Equivalents, Beginning of Year	25,532	106,928

Cash and Cash Equivalents, End of Year	$805,967	$25,532

Supplemental Disclosure of Cash Flow Information:
Cash paid during year for interest	$7,707	$11,503

Noncash Investing and Financing Activities:
During 2004, the Company distributed vehicles to a shareholder at a net book value, which approximated fair value, of $36,242.

The accompanying notes are an integral part of the financial statements.

iLead Media, Inc.

Notes to Financial Statements

Years Ended December 31, 2005 and 2004

Note 1 - Industry Operations

iLead Media, Inc. (the Company) was formed effective April 1, 2004 from the statutory merger of Web House USA, Inc., Freeblvd, Inc., WinDaily, Inc. and Internet Jungle, Inc. All of the assets and liabilities of these entities were combined at existing carrying values. The 2004 statement of income includes all income and expenses for these entities since January 1, 2004. These four entities had been in existence from various dates since 1999 and were under common control.

The Company provides online home business opportunities for individuals throughout the United States through 1) membership in its programs that provide information and resources for the resale of goods online, and 2) access to overstock and dollar-shop goods through the Company’s inventories and through goods available from drop-ship partners. The Company also generates revenue from the sale of customer leads to third parties, as well as the sale of partner memberships and/or products.

Note 2 - Summary of Significant Accounting Policies

Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Accounts Receivable

The Company extends credit to its customers who purchase online business leads. These trade accounts receivable are recorded at original invoice, net of an allowance for expected losses. Management determines the allowances for doubtful accounts by reviewing and identifying troubled accounts on a regular basis. A receivable is considered to be past due if any portion of the receivable balance is outstanding for more than 90 days. Receivables are written off when deemed uncollectible. Recoveries of receivables previously written off are recorded when received.

Membership sales and sales of product are processed online by way of credit cards. As the customer’s credit cards are charged the same day as the sale, there are no receivables from the customers for these transactions. Receivables do exist as a result of the deposit lag from the banks processing the transactions to the cash accounts of the Company. No allowance for credit losses is deemed necessary for these transactions as the cash collection is confirmed when the transaction is processed by the merchant bank.

The Company subsequently issues refunds to customers who cancel their monthly online membership and who request a refund. Accrued membership refunds is recognized as a liability and is estimated from historical performance and projections of trends.

Inventories

Inventories consist of finished goods available to members for resale and are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

Depreciation

Depreciation of leasehold improvements, office equipment and furniture and fixtures is provided for on the declining balance method over the estimated useful lives of five to seven years.

Maintenance and repairs, which neither materially add to the value of the asset nor appreciably prolong its life, are charged to expenses as incurred.

Merchant Account Deposits

The Company uses various merchant banks to handle its credit card transactions. These merchant banks retain a portion of funds received in a deposit account as security for chargebacks and other account activity.

Revenue Recognition

In general, revenue is recognized when the following criteria are met:  evidence of an arrangement between the Company and its customer exists, shipment has occurred or services have been rendered, the sales price is fixed and determinable and collectibility is reasonably assured. Specifically, the Company recognizes revenue from online membership sales only after the member’s credit card is charged successfully and the service date of making membership benefits available has taken place.  For lead sales, the Company’s revenue recognition varies depending on the arrangement with the purchaser. Where the arrangement provides for delivery only, revenue is recognized when the lead information is provided to the purchaser. Where the arrangement provides for compensation based on sales generated by the purchaser from the lead, the Company recognizes revenue in the period that the purchasing company makes a sale that was derived from the lead. For product sales, the company recognizes revenue when the member’s credit card is successfully charged and the goods shipped.

In compliance with EITF Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, the Company assesses whether it or a third-party supplier is the primary obligor with respect to product sales to its members. The Company has evaluated the terms of its customer agreements and considered other key indicators such as latitude in establishing price, discretion in supplier selection, physical possession of the articles and credit risk to the vendor as part of this assessment. Accordingly, the Company primarily records product sale revenue at gross, except for transactions in which it acts as a broker and a third-party supplier is the primary obligor.

Deferred revenue represents that portion of credit card billings for online membership sales billed one month in advance where the service date has not passed.

Income Taxes

The Company has elected to be taxed as an S corporation under provisions of the Internal Revenue Code. Accordingly, the accompanying financial statements do not reflect income taxes, except for state replacement tax.

Shipping and Handling Fees and Costs

Shipping and handling fees and costs amounted to $885,259 and $ 347,462 for the years ended December 31, 2005 and 2004, respectively, and are reclassified in operating expenses on the statements of operations.

Management Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAPUSA) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 3 - Cash and Cash Equivalents

Cash and cash equivalents consist of the following:

	2005	2004

Cash	$373,087	$25,532
Money market funds	432,880	—

	$805,967	$25,532

The Company maintains its cash in bank deposit accounts, which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Note 4 - Short-Term Borrowings - Bank

The Company had a short-term line of credit with a local bank, personally guaranteed by the majority shareholder of the Company and collateralized by real estate owned by the same shareholder, approved for up to $250,000 with interest at prime plus 1.75%. The balance outstanding as of December 31, 2004 was $209,894. These borrowings were paid off in 2005 and the line was not renewed.

Note 5 - 401(k) Retirement Plan

The Company adopted a defined contribution 401(k) plan, effective January 1, 2005, in which substantially all of its employees may participate. An employee is eligible to participate in the 401(k) plan after one year of service and attaining age 21. Participants are 25% vested after one year of service and are fully vested after four years of service. Employees may contribute a portion of their salary to the 401(k) plan. The Company matches a portion of the employees’ contributions. The Company made a total contribution to the plan of $92,606 in 2005.

Note 6 - Operating Lease

The Company leases its building on a month to month basis from the majority shareholder for $1,600 per month. Total accrued rent was $38,400 and $19,200 as of December 31, 2005 and 2004, respectively. Accrued rent is included in accrued liabilities.

Rent expense for the years ended December 31, 2005 and 2004 was $36,320 and $22,577, respectively.

Note 7 - Related Party Transactions

In addition to the lease noted in Note 6, the majority shareholder of the Company had ownership interests in an entity that sells oral care products. Starting in late 2005, the Company provided fulfillment services for this entity and charged the entity for reimbursement of labor and shipping and handling fees. There is no mark-up on these services and the income is included in sales. The total charged for these services for the year ended December 31, 2005 was $10,213. The Company had a receivable from this entity of $6,135 as of December 31, 2005.

The majority shareholder of the Company also had ownership interests in an entity that sells memberships to an online discount and savings club geared towards families. During 2005 and 2004, the Company sold memberships for this entity. For the years ended December 31, 2005 and 2004, commissions recognized by the Company for these sales amounted to $7,115 and $1,427, respectively.

Note 8 - Concentrations

For the year ended December 31, 2004, sales to two customers amounted to more than 10% of total sales each. The amount of revenue from each such customer was approximately $2,183,500 and $755,900, respectively. The receivable balances for these major customers were $75,000 as of December 31, 2004. There were no customers exceeding 10% of total sales for the year ended December 31, 2005.

For the year ended December 31, 2005, two service suppliers comprised more than 10% of total cost of sales each. The amount of services purchased from these suppliers was approximately $1,092,500 and $553,400, respectively. For the year ended December 31, 2004, there were four suppliers providing services of more than 10% of total cost of sales each. The amount of services provided by each of these vendors was approximately $467,500, $356,200, $239,700 and $223,900, respectively.

Note 9 - Reclassification

For comparability, the 2004 financial statements reflect reclassifications where appropriate to conform to the financial statement presentation used in 2005.

iLead Media, Inc.

Balance Sheets (Unaudited)

March 31, 2006 and 2005

Assets

	2006	2005

Current Assets
Cash and cash equivalents	$614,490	$—
Accounts receivable (Net of allowance for Doubtful accounts of 29,000 in 2006 and $0 in 2005)	322,797	147,560
Inventories	36,375	33,067

Total Current Assets	973,663	180,628

Property and Equipment, at Cost
Leasehold improvements	35,018	35,018
Office equipment, furniture and fixtures	153,824	100,874

	188,842	135,892
Less accumulated depreciation	(86,118)	(51,080)

Total Property and Equipment	102,724	84,812

Other Assets - Merchant account deposits	606,762	20,078

Total Assets	$1,683,148	$285,517

The accompanying notes are an integral part of the financial statements

Liabilities and Shareholder’s Equity (Deficit)

	2006	2005

Current Liabilities
Checks issued in excess of funds on deposit	$—	$266,843
Short-term borrowings - Bank	—	250,000
Deferred revenue	517,991	432,322
Accounts payable	271,081	169,559
Distributions payable	318,843	52,037
Accrued expenses	19,163	19,200
Accrued payroll	16,144	14,045
Accrued membership refunds	58,115	16,462

Total Current Liabilities	1,201,337	1,220,468

Shareholders’ Equity (Deficit)
Common stock, no par value, 1,000,000 shares authorized, issued and outstanding	11,346	11,346
Retained earnings (accumulated deficit)	470,465	(946,297)

Total Shareholders’ Equity (Deficit)	481,811	(934,951)

Total Liabilities and Shareholders’ Equity (Deficit)	$1,683,148	$285,517

iLead Media, Inc.

Statements of Operations and Retained Earnings (Accumulated Deficit) (Unaudited)

Three Months Ended March 31, 2006 and 2005

	2006	2005

Net Sales	$3,379,273	$1,507,069

Cost of Sales	1,634,343	944,872

Gross Profit	1,744,930	562,197

Operating Expenses	1,610,748	619,294

Income from Operations	134,182	(57,097)

Other Expense — Interest	—	(3,739)

Net Income (Loss)	134,182	(60,836)

(Accumulated Deficit) Retained Earnings, Beginning of Period	843,575	(457,402)

Distributions to Shareholders	(507,292)	(428,059)

Retained Earnings (Accumulated Deficit) End of Period	$470,465	$(946,297)

The accompanying notes are an integral part of the financial statements

iLead Media, Inc.

Statements of Cash Flows (Unaudited)

Three Months Ended March 31, 2006 and 2005

	2006	2005

Cash Flows from Operating Activities
Net income	$134,182	$(60,836)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	8,760	8,760
(Increase) decrease in
Accounts receivable	(29,160)	208,543
Inventories	(7,436)	(592)
Merchant account deposits	(13,756)	(78)
Increase (decrease) in
Deferred revenue	176,566	155,540
Accounts payable	34,695	(107,967)
Accrued expenses	(52,949)	(80,815)

Total Adjustments	116,720	183,391

Net Cash Provided by Operating Activities	250,902	122,555

Net Cash Used in Investing Activities - Purchase of property and equipment	(8,774)	(7,894)

Cash Flows from Financing Activities
Checks issued in excess of funds on deposit	—	195,723
Net borrowings under line of credit	—	40,106
Distributions to shareholders	(433,605)	(376,022)

Net Cash Used in Financing Activities	(433,605)	(140,193)

The accompanying notes are an integral part of the financial statements

iLead Media, Inc.

Statements of Cash Flows (Unaudited)

Three Months Ended March 31, 2006 and 2005

	2006	2005

Net Decrease in Cash and Cash Equivalents	$(191,477)	$(25,532)

Cash and Cash Equivalents, Beginning of Period	805,967	25,532

Cash and Cash Equivalents, End of Period	$614,490	$—

Supplemental Disclosure of Cash Flow Information:
Cash paid during year for interest	$—	$3,739

The accompanying notes are an integral part of the financial statements

iLead Media, Inc.

Notes to Financial Statements

Three Months Ended March 31, 2006 and 2005

Note 1 - Industry Operations

iLead Media, Inc. (the Company) was formed effective April 1, 2004 from the statutory merger of Web House USA, Inc., Freeblvd, Inc., WinDaily, Inc. and Internet Jungle, Inc. All of the assets and liabilities of these entities were combined at existing carrying values. These four entities had been in existence from various dates since 1999 and were under common control.

The Company provides online home business opportunities for individuals throughout the United States through 1) membership in its programs that provide information and resources for the resale of goods online, and 2) access to overstock and dollar-shop goods through the Company’s inventories and through goods available from drop-ship partners. The Company also generates revenue from the sale of customer leads to third parties, as well as the sale of partner memberships and/or products.

Note 2 - Summary of Significant Accounting Policies

Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Accounts Receivable

The Company extends credit to its customers who purchase online business leads. These trade accounts receivable are recorded at original invoice, net of an allowance for expected losses. Management determines the allowances for doubtful accounts by reviewing and identifying troubled accounts on a regular basis. A receivable is considered to be past due if any portion of the receivable balance is outstanding for more than 90 days. Receivables are written off when deemed uncollectible. Recoveries of receivables previously written off are recorded when received.

Membership sales and sales of product are processed online by way of credit cards. As the customer’s credit cards are charged the same day as the sale, there are no receivables from the customers for these transactions. Receivables do exist as a result of the deposit lag from the banks processing the transactions to the cash accounts of the Company. No allowance for credit losses is deemed necessary for these transactions as the cash collection is confirmed when the transaction is processed by the merchant bank.

The Company subsequently issues refunds to customers who cancel their monthly online membership and who request a refund. Accrued membership refund is recognized as a liability and is estimated from historical performance and projections of trends.

Inventories

Inventories consist of finished goods available to members for resale and are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

Depreciation

Depreciation of leasehold improvements, office equipment and furniture and fixtures is provided for on the declining balance method over the estimated useful lives of five to seven years.

Maintenance and repairs, which neither materially add to the value of the asset nor appreciably prolong its life, are charged to expenses as incurred.

Merchant Account Deposits

The Company uses various merchant banks to handle its credit card transactions. These merchant banks retain a portion of funds received in a deposit account as security for chargebacks and other account activity.

Revenue Recognition

In general, revenue is recognized when the following criteria are met:  evidence of an arrangement between the Company and its customer exists, shipment has occurred or services have been rendered, the sales price is fixed and determinable and collectibility is reasonably assured. Specifically, the Company recognizes revenue from online membership sales only after the member’s credit card is charged successfully and the service date of making membership benefits available has taken place. For lead sales, the Company’s revenue recognition varies depending on the arrangement with the purchaser. Where the arrangement provides for delivery only, revenue is recognized when the lead information is provided to the purchaser. Where the arrangement provides for compensation based on sales generated by the purchaser from the lead, the Company recognizes revenue in the period that the purchasing company makes a sale that was derived from the lead. For product sales, the company recognizes revenue when the member’s credit card is successfully charged and the goods shipped.

In compliance with EITF Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, the Company assesses whether it or a third-party supplier is the primary obligor with respect to product sales to its members. The Company has evaluated the terms of its customer agreements and considered other key indicators such as latitude in establishing price, discretion in supplier selection, physical possession of the articles and credit risk to the vendor as part of this assessment. Accordingly, the Company primarily records product sale revenue at gross, except for transactions in which it acts as a broker and a third-party supplier is the primary obligor.

Deferred revenue represents that portion of credit card billings for online membership sales billed one month in advance where the service date has not passed.

Income Taxes

The Company has elected to be taxed as an S corporation under provisions of the Internal Revenue Code. Accordingly, the accompanying financial statements do not reflect income taxes, except for state replacement tax.

Shipping and Handling Fees and Costs

Shipping and handling fees and costs amounted to $300,161 and $208,547 for the three months ended March 31, 2006 and 2005, respectively, and are classified in operating expenses on the statements of operations.

Management Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAPUSA) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 3 - Cash and Cash Equivalents

Cash and cash equivalents consist of the following:

	2006	2005

Cash	$96,841	$—
Money market funds	517,649	—

	$614,490	$—

The Company maintains its cash in bank deposit accounts, which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Note 4 - Short-Term Borrowings - Bank

The Company had a short-term line of credit with a local bank, personally guaranteed by the majority shareholder of the Company and collateralized by real estate owned by the same shareholder, approved for up to $250,000 with interest at prime plus 1.75%. The balance outstanding as of March 31, 2005 was $250,000. These borrowings were paid off in the third quarter of 2005 and the line was not renewed.

Note 5 - 401(k) Retirement Plan

The Company adopted a defined contribution 401(k) plan, effective January 1, 2005, in which substantially all of its employees may participate. An employee is eligible to participate in the 401(k) plan after one year of service and attaining age 21. Participants are 25% vested after one year of service and are fully vested after four years of service. Employees may contribute a portion of their salary to the 401(k) plan. The Company matches a portion of the employees’ contributions. The Company made contributions to the plan in the amounts of $21,034 and $19,932 for the three months ended March 31, 2006 and 2005, respectively.

Note 6 - Operating Lease

The Company leases its building on a month to month basis from the majority shareholder for $1,600 per month. Total accrued rent was $0 and $19,200 as of March 31, 2006 and 2005, respectively. Accrued rent is included in accrued liabilities.

Rent expense for the periods ended March 31, 2006 and 2005 was $3,945 and $5,513, respectively.

Note 7 - Related Party Transactions

In addition to the lease noted in Note 6, the majority shareholder of the Company has ownership interests in an entity that sells memberships to an online discount and savings club geared towards families. At March 31, 2006 and 2005, the Company sold memberships for this entity. For the period ended March 31, 2006 and 2005, commissions recognized by the Company for these sales amounted to $190 and $2,400, respectively.

The majority shareholder of the Company has ownership interests in an entity that sells oral care products. Starting in late 2005, the Company provided fulfillment services for this entity and charged the entity for reimbursement of labor and shipping and handling fees. There is no mark-up on these services and the income is included in sales. The total charged for these services for the three-month period ended March 31, 2006 was $64,000.

Note 8 - Concentrations

For the three months ended March 31, 2005 sales to three customers were each more than 10% of total sales. Total sales to these customers amounted to approximately, $158,700, $432,400 and $226,400. There were no customers that exceeded 10% of total sales for the three months ended March 31, 2006.

For the three months ended March 31, 2006, two service suppliers each comprised more than 10% of total cost of sales. The amount of services purchased from these suppliers was approximately $372,800 and $197,100, respectively. For the three months ended March 31, 2005 three service suppliers each provided services in excess of 10% of total cost of sales. The amount of services purchased from these suppliers was approximately $323,500, $269,000 and $186,000.

Note 9 — Subsequent Event

On or about December 6, 2005, the company entered into a letter of intent with Think Partnership Inc. (THK, previously known as CGI Holding Corporation) for the acquisition of the company by THK. On or about May 2, 2006 the company entered into an agreement with THK for the acquisition of the company with the company to become a wholly owned subsidiary of THK after completion of the merger.

Unaudited Combined Pro Forma Financial Data

The following unaudited pro forma combined financial information has been prepared to give effect to the acquisition of iLead Media, Inc. by Think Partnership, Inc. The transaction is being accounted for as a purchase business combination.

On May 23, 2006, Think Partnership, Inc. completed the acquisition of iLead media, Inc. for an initial purchase price of $18,413,440 million. In addition, acquisition-related closing expenses of approximately $100,000 were incurred.

The acquisition has been accounted for using purchase price accounting in accordance with Financial Accounting Standard No.141 - Business Combinations. The unaudited pro forma combined statement of financial position as of March 31, 2006 gives effect to the acquisition as if the acquisition had occurred on that date. The unaudited pro forma combined balance sheet includes the balance sheets of Think Partnership, Inc. and Ilead Media, Inc. as of March 31, 2006.

The unaudited pro forma combined statements of income for the year ended December 31, 2005 and for the three months ended March 31, 2006 give effect to the acquisition as if the acquisition had occurred on January 1, 2005. The unaudited pro forma combined statements of income presented for the year ended December 31, 2005 and for the three months ended March 31, 2006 include historical financial results of Think Partnership, Inc. and iLead Media, Inc. for the year ended December 31, 2005 and for the three months ended March 31, 2006. Any savings or additional costs, which may be realized through the integration of the operations have not been estimated or included in the unaudited pro forma combined statements of income.

The unaudited pro forma financial information includes the adjustments that have a continuing impact to the combined company to reflect the transaction using purchase accounting. The pro forma adjustments are described in the notes to the unaudited pro forma financial information. The adjustments are based upon preliminary information and certain management judgments and estimates. The purchase accounting adjustments are subject to revisions, which will be reflected in future periods. Revisions, if any, are not expected to have a material effect on the statement of income or financial position of Think Partnership, Inc.

The unaudited pro forma financial information and accompanying notes are presented for illustrative purposes only and do not purport to be indicative of, and should not be relied upon as indicative of, the financial position or operating results that may occur in the future or that would have occurred if the acquisition had been consummated on January 1, 2005 or March 31, 2006, as applicable. The unaudited pro forma financial information should be read in conjunction with:

(1) Think Partnerhsip, Inc.’s consolidated financial statements and notes thereto and management’s discussion and analysis for the year ended December 31, 2005 filed as part of Think Partnership, Inc.’s Annual Report on Form 10-KSB

(2) Think Partnership, Inc.’s consolidated financial statements and notes thereto and management’s discussion and analysis for the three months ended March 31, 2006 filed as part of Think Partnership, Inc.’s Quarterly Report on Form l0-QSB.

(3) iLead Media, Inc.’s audited consolidated financial statements and notes thereto as of and for the year ended December 31, 2005, included as Exhibit 99.1 of this Form 8-K.

(4) iLead Media, Inc.’s unaudited consolidated financial statements and notes thereto as of and for the three months ended March 31, 2006 and 2005, included as Exhibit 99.2 of this Form 8-K.

Think Partnership, Inc.

Combined Pro Forma Balance Sheet (Unaudited)

March 31, 2006

	Think	iLead		Adjustments	Total
Assets
Current Assets
Cash and Cash Equivalents	$1,735,931	$614,490			$2,350,421
Restricted Cash	421,186	0			421,186
Accounts Receivable (Net of Allowance)	6,073,247	322,797			6,396,044
Other Current Assets	2,551,030	36,375			2,587,405
Total Current Assets	10,781,394	973,662			11,755,056
Property and Equipment, net	3,595,787	102,724			3,698,511
Other Assets
Goodwill	51,571,911	0	(1)	12,203,666	63,775,577
Intangible Assets	12,528,340	0	(1)	5,482,806	18,011,146
Other Assets	506,086	606,762			1,112,848
Total Other Assets	64,606,337	606,762		17,686,472	82,899,571
Total Assets	$78,983,518	$1,683,148		$17,686,472	$98,353,138

Liabilities and Shareholders’ Equity
Current Liabilities
Current Portion of Long-Term Debt	$2,370,955	$0			$2,370,955
Notes Payable — Line of Credit	0	0			0
Accounts Payable	4,635,348	271,081			4,906,429
Other Current Liabilities	4,535,717	685,099			5,220,816
Total Current Liabilities	11,542,020	956,180			12,498,200
Long-Term Liabilities	17,244,551	0	(1)	9,206,720	26,451,271
Shareholders’ Equity
Common Stock	43,801	11,346	(1)	(6,696)	48,451
Additional Paid in Capital	54,632,778	0	(1)	19,202,070	63,834,848
Accumulated Deficit	(4,028,656)	715,622	(1)	(715,622)	(4,028,656)
Treasury Stock	(540,000)	0			(540,000)
Accumulated other comprehensive income	89,024	0			89,024
Total Shareholders’ Equity	50,196,947	726,968		8,479,752	59,403,667
Total Liabilities and Shareholders’ Equity	$78,983,518	$1,683,148		$17,686,472	$98,353,138

Think Partnership Inc

Combined Pro Forma Statement of Income and Comprehensive Income (Unaudited)

Twelve Months Ended December 31, 2005

	Think	iLead		Adjustments	Total
Net Revenue	$40,440,729	$12,485,367			$52,926,096
Cost of Revenue	13,853,863	3,810,733			17,664,596
Gross Profit	26,586,866	8,674,634			35,261,500
Selling, General and Administrative Expenses	24,922,388	4,902,239			29,824,627
Amortization of Purchased Intangibles	1,546,859	0	(2)	1,370,702	2,917,561
Income from Operations	117,619	3,772,395		(1,370,702)	2,519,312
Other Income(Expense)
Interest Income	78,140	0			78,140
Interest Expense	(172,704)	(7,707)			(180,411)
Other Income	10,299	0			10,299
Income before Income Taxes	33,354	3,764,688		(1,370,702)	2,427,340
Provision for Income Taxes	36,975	0	(3)	957,595	994,570
Net Income	(3,621)	3,764,688		(2,328,296)	1,432,771
Other Comprehensive Income
Unrealized Gain(Loss) of Securities	94,004	0			94,004
Comprehensive Income	$90,383	$3,764,688		(2,328,296)	$1,526,775

Net Income per Share
Basic	$0.00				$0.04
Fully Diluted	$0.00				$0.03

Weighted Average Shares (Basic)	33,809,371	4,649,859			38,459,230

Weighted Average Share (Fully Diluted)	39,467,062	4,649,859			44,116,921

Think Partnership Inc

Combined Pro Forma Statement of Income and Comprehensive Income (Unaudited)

Three Months Ended March 31, 2006

	Think	iLead		Adjustments	Total
Net Revenue	$12,050,393	$3,379,273			$15,429,666
Cost of Revenue	3,353,880	1,634,343			4,988,223
Gross Profit	8,696,513	1,744,930			10,441,443
Selling, General and Administrative Expenses	9,056,568	1,610,748			10,667,316
Amortization of Purchased Intangibles	555,499	0	(2)	251,875	807,374
Income from Operations	(915,554)	134,182		(251,875)	(1,033,247)
Other Income(Expense)
Interest Income	860	0			860
Interest Expense	(242,381)	0			(242,381)
Other Income	1,942	0			1,942
Income before Income Taxes	(1,155,133)	134,182		(251,875)	(1,272,826)
Provision for Income Taxes	(446,493)	0	(3)	(47,077)	(493,570)
Net Income	(708,640)	134,182		(204,798)	(779,256)
Other Comprehensive Income
Unrealized Gain(Loss) on Securities	(4,980)				(4,980)
Comprehensive Income	$(713,620)	$134,182		(204,798)	$(784,236)

Net Income per Share
Basic	$(0.02)				$(0.02)
Fully Diluted	$(0.02)				$(0.02)

Weighted Average Shares (Basic)	40,033,321	4,649,859			44,683,180

Weighted Average Share (Fully Diluted)	44,929,969	4,649,859			49,579,828

Notes to Unaudited Pro Forma Combined Financial Information

Note (1) This adjustment represents the purchase price allocation. The valuation of the intangibles is currently being performed by an independent valuation firm. These are estimates.

Note (2) This adjustment reflects the estimated amount of amortization that would have been recognized from the acquired intangible assets during the period reflected.

Note (3) This adjustment reflects the estimated combined income tax effect that would have been recognized using applicable state and federal tax rates in effect during the periods presented.

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or any other person to provide you with different information or represent anything that is not contained in this prospectus. The information in this prospectus is only accurate as of the date of the front cover of this prospectus. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

Summary
Risk Factors
Forward-Looking Statements
Use Of Proceeds
Business
Market for Common Equity and Related Stockholder Matters
Management’s Discussion and Analysis of financial condition and results of operations
Management
Executive Compensation And Related Information
Security Ownership of Certain Beneficial Owners and Management
Certain Relationships and Related Transactions
Selling Shareholders
Description Of Securities
Plan Of Distribution
Legal Matters
Experts
Changes In And Disagreements With Accountants On Accounting And Financial Disclosure
Where You Can Find Additional Information About Us
Index to Financial Statements

THINK PARTNERSHIP INC.

PROSPECTUS

[                          ], 2006

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.                   Indemnification of Directors and Officers

As authorized by the General Corporation Law of Nevada, our by-laws limit the liability of our officers or directors for monetary damages for breach of fiduciary duty as an officer or director. Notwithstanding the foregoing sentence, a director or officer will be liable to the extent that he or she engages in:

•                  acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law; or

•                  we unlawfully pay dividends in violation of Section 78.300 of the General Corporation Law of Nevada.

This provision limits our rights and the rights of our shareholders to recover monetary damages against an officer or director for breach of the fiduciary duty of care except in the situations described above. The provision does not limit our rights or the rights of any shareholder seeking injunctive relief or rescission if an officer or director breaches his or her duty of care. This provision will not alter the liability of officers or directors under federal securities laws. Our by-laws further permit us to indemnify any and all persons who serve as our director, officer, employee or agent to the fullest extent permitted under Nevada law. These provisions may be sufficiently broad to permit indemnification of our officers and directors arising under federal securities law.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which we are required or permitted to provide indemnification. We are also not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 25.                   Other Expenses of Issuance and Distribution

The following is a schedule of the estimated expenses to be incurred by us in connection with the issuance and sale of the securities being registered hereby. All amounts are estimates. No portion of these expenses will be paid by the selling shareholders.

Registration Fee	$17,239
Accounting Fees and Expenses	100,000	*
Legal Fees and Expenses	175,000	*
Miscellaneous	5,000	*
Total	$297,239	*

*Estimated

Item 26.                   Recent Sales of Unregistered Securities

The following sets forth securities sold by us in the last three years without registration under the Securities Act. Unless otherwise noted, in each case we sold shares of our common stock or warrants to acquire common stock in private transactions to persons we believed were “accredited investors” and/or “sophisticated investors” not affiliated with us unless otherwise noted, and purchasing the shares with an investment intent. Each of the transactions involved the offering of such securities to a substantially limited number of persons. Each person took the securities as an investment for his/her/its own account, and not with a view to distribution. We relied upon exemptions contained in Section 4(2) of the Securities Act or Regulation D promulgated thereunder in each of these instances. In each case, the company did not engage in general solicitation and advertising and the shares were purchased by investors with whom we, through our officers and directors, had preexisting relationships. Each person had access to information equivalent to that which would be included on a registration statement on the applicable form under the Securities Act. We did not use underwriters for any of the transactions described below; therefore, these transactions did not involve underwriter discounts or commissions.

1.             On January 29, 2003 we issued Mike Lobb options to purchase:  41,431 shares of common stock at a price of $0.19 per share, which option vested February 25, 2004; and 41,431 shares of common stock at a price of $0.27 per share, which option vested February 25, 2004. Mr. Lobb exercised both options on November 3, 2004.

2.             On January 31, 2003, we sold 76,901 shares of our common stock at a price of $0.01 per share (upon the exercise of outstanding warrants).

3.             On April 11, 2003, we sold 1,000,000 shares of our common stock at a price of $0.10 per share (upon the exercise of outstanding warrants).

4.             On July 31, 2003 we granted a warrant to the Kellogg Capital Group, LLC to purchase 100,000 shares at a price of $0.13 per share.

5.             On July 31, 2003 we granted a warrant to James N. Jennings to purchase 50,000 shares at a price of $0.13 per share.

6.             On July 31, 2003 we granted a warrant to the Roberti Jacobs Family Trust as the designee of director and officer Gerard M. Jacobs pursuant to a litigation settlement to purchase 1,000,000 shares of common stock at a price of $0.13 per share.

7.             On July 31, 2003, we issued to one of our employees an option to purchase 250 shares of common stock at $0.16 per share. The option was exercised on July 27, 2004.

8.             On July 31, 2003 we issued Debbie Wyatt an option to purchase 400 shares of common stock at a price of $0.16 per share. Ms. Wyatt exercised the option in December 2004.

9.             On July 31, 2003 we issued warrants to six of our directors to purchase, in the aggregate 1,850,000 shares of common stock, at a price of $0.13 per share.

10.           On July 31, 2003, we issued Clayton Sinclair an option to purchase 400 shares of common stock at a price of $0.16 per share. Mr. Sinclair exercised the option on April 7, 2004.

11.           On July 31, 2003, we granted 3,200,000 shares to the Roberti Jacobs Family Trust, which acquired the rights to these shares from Gerard Jacobs in a litigation settlement.

12.           On July 31, 2003 we issued Carol Schmidt an option to purchase 200,000 shares at a price of $0.13 per share. Ms. Schmidt exercised her option on June 3, 2004.

13.           On August 12, 2003, we granted the Roberti Jacob Family Trust a warrant to purchase 680,000 shares of common stock at a price of $0.10 per share in conjunction with a borrowing by us.

14.           On January 20, 2004, we issued a warrant to purchase 40,000 shares of our common stock at a price of $0.50 per share, in conjunction with a borrowing by us.

15.           On February 24, 2004, we issued 12,015 shares of common stock to Joseph H. Hale as part of a cashless exercise of an option.

16.           On February 25, 2004, we issued a warrant to Paul M. Doll to purchase 12,000 shares of our common stock at a price of $1.00 per share in conjunction with a borrowing by us.

17.           On March 9, 2004, we completed an offering of 1,718,750 shares of our common stock at a price of $1.60 per share, resulting in proceeds of $2.75 million to us.

18.           On August 18, 2004 we issued an option to Xavier Hermosillo, a director, to purchase 20,000 shares of common stock at a price of $2.05 per share.

19.           On August 19, 2004, we completed an offering of units at a price of $2.05 per unit, with each unit comprised of one share of our common stock and warrants to purchase an additional .25 shares of our common stock (exercisable at $2.05 per share), resulting in gross proceeds of $4,202,104 to us.

20.           On August 19, 2004, in a separate transaction, we also issued 130,000 shares to Momentum Capital, LLC or its designees pursuant to a services agreement between us and Momentum.

21.           On August 19, 2004 as part of the acquisition of WebCapades, Inc. we granted Scott Mitchell options to purchase 150,000 shares of our common stock, 50,000 of which at a price of $2.10 per share and the remaining 100,000 of which at prices triggered by the market prices on the first and second anniversaries of the WebCapades acquisition.

22.           Subject to Mr. Giura fulfilling his obligations under an agreement among GMP, LLC, Safe Environment Corporation of Indiana, John Giura and Gerard Jacobs, on August 31, 2004, we granted Mr. Giura a warrant, exercisable for three years, to purchase up to 150,000 shares of our common stock at a price of $3.50 per share and a warrant exercisable for three years to purchase up to 150,000 shares of our common stock at a price of $4.50 per share. Mr. Giura was a former officer and director of ours.

23.           On December 6, 2004, we completed an offering of 4.3 million units at $3.50 per unit, with each unit comprised of one share of common stock, par value $0.001 per share and one warrant to purchase 0.55 share of common stock exercisable the earlier of (i) November 30, 2007; and (ii) thirty calendar days after the date upon which the closing price of our common stock has been trading at $8.00 or more per share for twenty consecutive days, exercisable at a price of $4.12 per share, resulting in gross proceeds of $15,050,000. In connection with this offering we paid finders fees in the amount of $285,000 and we issued warrants to purchase 81,429 shares of common stock to certain finders.

24.           On December 6, 2004, in a separate transaction we paid Momentum Capital, LLC consulting fees in the amount of $280,000 and warrants to purchase 80,000 shares of common stock on the same terms and conditions as the warrants described in the December 6, 2004 offering.

25.           On December 6, 2004 in recognition of the efforts made with respect to the offering and proposed acquisitions we paid T. Benjamin Jennings $275,000 and issued him options to purchase 75,000 shares of common stock on the same terms and conditions as the warrants described in the December 6, 2004 offering.

26.           On January 14, 2005, as part of our acquisition of the MarketSmart Companies, we issued an aggregate of one million shares of common stock to the stockholders of the MarketSmart Companies and options to purchase up to 240,000 shares of common stock to the stockholders and employees of the MarketSmart Companies.

27.           On January 27, 2005, we issued 100,000 shares to Kellogg Capital Group LLC pursuant to the exercise of warrants at $0.13 per share. We also issued 13,258 shares to each of Benton Kendig and James Martin pursuant to the exercise of warrants at $1.00 per share.

28.           On February 21, 2005, as part of our acquisition of Personals Plus, Inc, we issued 426,244 shares of common stock and options to purchase up to 60,000 shares of common stock to the sole stockholder of Personals Plus.

29.           On February 21, 2005, as part of our acquisition of Ozona Online Network, Inc., we issued an aggregate of 75,538 shares of our common stock to the stockholders of Ozona Online and options to purchase up to 60,000 shares of common stock to the stockholders and employees of Ozona Online.

30.           On March 6, 2005, we issued 82,867 shares to Richard H. Albright, Jr. pursuant to the exercise of warrants at $1.00 per share.

31.           On March 11, 2005, as part of our acquisition of Kowabunga! Marketing, Inc., we issued 127,818 shares of our common stock to the sole stockholder of Kowabunga and options to purchase up to 140,000 shares of common stock to the stockholder and employees of Kowabunga.

32.           On April 13, 2005, we issued 400 shares to Gary Munn pursuant to the exercise of warrants at $2.75 per share.

33.           On April 22, 2005, as part of our acquisition of PrimaryAds Inc., we issued options to purchase up to 146,000 shares of common stock to the stockholders and employees of PrimaryAds.

34.           On June 15, 2005, we issued 1,200 shares to Benjamin Wills pursuant to the exercise of warrants at $0.16 per share.

35.           On July 15, 2005, as part of our acquisition of Real Estate School Online, Inc., we issued to Perry Johannesburg, the sole shareholder of Real Estate School Online, an aggregate of 1,023,256 shares of common stock and options to purchase an aggregate of up to 60,000 shares of common stock.

36.           On July 22, 2005, we issued 56,585 shares to Andy Beal pursuant to the exercise of warrants at $0.19 per share and 56,585 shares pursuant to the exercise of warrants at $0.27 per share.

37.           On October 2, 2005, we issued 18,000 shares to Scott Gardner pursuant to the exercise of warrants at $0.75 per share.

38.           On October 15, 2005, we issued 41,431 shares to Jeff Martin pursuant to the exercise of warrants at $1.09 per share and 82,862 shares pursuant to the exercise of warrants at $0.43 per share.

39.           On October 18, 2005 we issued 7,455 shares to Marc Camphaugh pursuant to the exercise of warrants at $1.09 per share, 7,455 shares pursuant to the exercise of warrants at $0.19 per share and 7,455 shares pursuant to the exercise of warrants at $0.27 per share.

40.           On October 19, 2005, we issued 400 shares to Tony Ferriozi pursuant to the exercise of warrants at $0.16 per share.

41.           On December 2, 2005, as part of our acquisition of Vintacom Holdings, Inc., we issued to the shareholders of Vintacom, an aggregate of 1,095,616 shares of common stock and we issued to Mr. Brad Hogg, President of Vintacom, options to purchase an aggregate of 60,000 shares of our common stock. We relied upon exemptions contained in Regulation S of the Securities Act to issue the shares without registration.

42.           On December 15, 2005, we issued 500 shares to Lumuba-Shaka Moore pursuant to the exercise of warrants at $0.16 per share.

43.           On January 3, 2006, we issued 1,000 shares to Bill Nolen pursuant to the exercise of warrants at $0.16 per share.

44.           On January 20, 2006, as part of our acquisition of Morex Marketing Group, LLC, we issued to the members of Morex, an aggregate of 5,785,632 shares of common stock and issued to each of Lloyd Ecker, Robert Moore and Tina MacNicholl (those members of Morex that entered into employment agreements with Morex at the closing), warrants to purchase an aggregate of 35,000 shares of Company common stock at $3.50 per share. We held back 675,688 shares of common stock as security for the members’ obligation to return a portion of the stock consideration in the event Morex’s audited pre-tax earnings for the 12 months ended September 30, 2005 is less than Morex’s internally prepared pre-tax earnings for the same period. As a result of the audit, we were not required to deliver all of the shares that we held back and the members of Morex received a total of 5,527,606 shares.

45.           On January 28, 2006, we issued 600 shares to John Fitzpatrick pursuant to the exercise of warrants at $0.16 per share.

46.           On March 12, 2006, we issued 50,000 shares to InfoPoint pursuant to the exercise of warrants at $0.01 per share.

47.           On March 15, 2006, we issued 600 shares to Jenny Halasz pursuant to the exercise of warrants at $0.16 per share.

48.           On April 5, 2006, we sold, in a private placement to institutional investors, 26,500 shares of our Series A Convertible Preferred Stock and warrants to purchase up to 5,300,000 shares of our common stock in consideration for an aggregate of $26,500,000.

49.           On April 5, 2006, as part of our acquisition of Litmus Media, Inc., we issued to the shareholders of Litmus, an aggregate of 3,250,000 shares of common stock and options to purchase an aggregate of 90,000 shares of our common stock.

50.           On April 15, 2006, we issued 10,000 shares to Steve Winkler pursuant to the exercise of warrants at $0.75 per share.

51.           On April 26, 2006, we issued 1,000 shares to David Schebell pursuant to the exercise of warrants at $0.16 per share.

52.           On April 27, 2006, as part of our acquisition of Web Diversity Limited, we issued to the shareholder of Web Diversity 500,000 shares of common stock and options to purchase an aggregate of 90,000 shares of our common stock to the shareholder of Web Diversity and a key employee of Web Diversity. We relied upon exemptions contained in Regulation S of the Securities Act to issue the shares without registration.

53.           On May 15, 2006, we issued 200,000 shares to S. Patrick Martin pursuant to the exercise of warrants at $0.27 per share.

54.           On May 23, 2006, as part of our acquisition of iLead Media, Inc., we issued to the shareholders of iLead an aggregate of 4,649,859 shares of our common stock and options to purchase an aggregate of 135,000 shares of common stock.

55.           On June 26, 2006, we issued 1,000 shares to Bob Misita pursuant to the exercise of warrants at $0.16 per share.

56.           On July 3, 2006, we issued an aggregate of 3,130,000 shares upon the exercise of warrants acquired by certain investors in the July 3, 2006 private sale of securities described herein.

Item 27.                   Exhibits

See Exhibit Index

Item 28.                   Undertakings

(a)                                  The Registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Act;

(ii)                                  Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               To include any additional or changed material information with respect to the plan of distribution;

(2)                                  That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                                  For determining liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)                                     Any preliminary prospectus or prospectus relating to the offering required to be filed pursuant to Rule 424;

(ii)                                  Any free writing prospectus relating to the offering prepared by or on behalf of or used or referred to by the undersigned;

(iii)                               The portion of any other free writing prospectus relating to the offering containing material information about the undersigned or its securities provided by or on behalf of the undersigned; and

(iv)                              Any other communication that is an offer in the offering made by the undersigned to the purchaser.

(b)                                 Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)                                  For determining any liability under the Securities Act of 1933:

(i)                                     Treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 as part of this registration statement as of the time it was declared effective; and

(ii)                                  Treat each post-effective amendment that contains a form of prospectus as a new registration statement relating to the securities offered in the registration statement, and the offering of the securities at that time as the initial bona fide offering of those securities.

(d)                                 For the purpose of determining liability under the Securities Act to any purchaser:

(i)                                     Each prospectus filed pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement;

(ii)                                  Each prospectus require to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(iii)                               Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in any document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this amended registration statement to be signed on its behalf by the undersigned, in the Town of Northbrook, State of Illinois, on July 21, 2006.

THINK PARTNERSHIP INC. (Registrant)

By:	/s/ Scott P. Mitchell
Scott P. Mitchell, Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities indicated.

SIGNATURE	TITLE	DATE

/s/ Scott P. Mitchell *	Chief Executive Officer, President, Secretary	July 21, 2006
Scott P. Mitchell	and Director

/s/ Frederick P. Lyte *	Director	July 21, 2006
Frederick P. Lyte

/s/ Patrick W. Walsh *	Director	July 21, 2006
Patrick W. Walsh

/s/ Vincent J. Mesolella *	Director	July 21, 2006
Vincent J. Mesolella

/s/ Xavier Hermosillo *	Director	July 21, 2006
Xavier Hermosillo

/s/ Robert T. Geras *	Director	July 21, 2006
Robert T. Geras

/s/ George Mellon *	Director	July 21, 2006
George Mellon

/s/ Joshua Metnick *	Director	July 21, 2006
Joshua Metnick

/s/ Jody Brown *	Chief Financial Officer, Principal Accounting	July 21 2006
Jody Brown	Officer and Treasurer

* Power of Attorney

INDEX OF EXHIBITS

EXHIBIT NO.

2.1

Agreement entered into as of August 19, 2004, by and among Registrant, WebCapades Acquisition Sub, Inc., a Florida corporation and wholly-owned subsidiary of Registrant, WebCapades, Inc., a Florida corporation, Scott Mitchell and Kristine E. Mitchell. (1)

2.2	Plan of Merger by Registrant, WebCapades Acquisition Sub, Inc., a Florida corporation, and WebCapades, Inc., a Florida corporation. (1)

2.3

Agreement and Plan of Reorganization by and among Registrant and WorldMall Acquisition Corporation, WorldMall, Inc., S. Patrick Martin and the other stockholder’s of WorldMall, Inc. dated as of March, 2001. (3)

3.1	Articles of Incorporation of Registrant, as amended as of February 26, 2004. (3)

3.2	Amendment to Articles of Incorporation filed March 14, 2005. (19)

3.3	Restated By-Laws of Registrant. (9)

4.1	Form of Warrant to purchase common stock of Registrant for August 2004 offering. (6)

4.2	Form of Warrant to purchase common stock of Registrant for December 6, 2004 offering. (6)

4.3	Form of Registration Rights Agreement by and among Registrant and certain of its shareholders for December 6, 2004 offering. (6)

4.4	Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock of Think Partnership Inc. (18)

4.5	Registration Rights Agreement dated as of March 20, 2006, by and among Think Partnership Inc. and the schedule of Buyers attached thereto. (17)

4.6	Form of Warrant by and among Think Partnership Inc. and the schedule of Buyers attached to Securities Purchase Agreement. (17)

5.1	Opinion of Rosenfeld Roberson Johns & Durrant regarding legality. (23)

9.1	Proxy dated February 25, 2002 granted by S. Patrick Martin to Gerard M. Jacobs. (3)

9.2	Proxy dated February 25, 2002 granted by John Giura to Gerard M. Jacobs. (3)

9.3	Proxy dated February 9, 2005 granted by John Giura to Gerard M. Jacobs. (7)

10.1	Asset Purchase Agreement, entered into and effective as of June 4, 2004, by and among WebSourced, Inc., a North Carolina corporation, Registrant, Jason and Shannon Dowdell,

and Engine Studios, Inc. sometimes d/b/a Global Promoter, Inc., an unincorporated division of Engine. (4)

10.2	Settlement Agreement dated as of February 25, 2002 by and among Registrant, WorldMall, Inc., S. Patrick Martin, John Giura and Gerard M. Jacobs. (3)

10.3	Purchase Agreement dated as of September 4, 2002, between Registrant, GMP, L.L.C., Safe Environment Corp. of Indiana and John Giura. (3)

10.4	Agreement dated as of March 31, 2003 by and among Registrant, GMP, L.L.C., Safe Environment Corp. of Indiana and John Giura. (3)

10.5	Settlement Agreement, dated as of August 31, 2004, by and among Registrant, GMP, LLC, Safe Environment Corporation of Indiana, John Giura and Gerard M. Jacobs. (2)

10.6

Business Loan Agreement, dated May 2, 2003, between Registrant and Safe Environment Corp. of Indiana and CIB Capital, L.L.C.; Amendment No. 1 thereto, dated November 2, 2003; and Change in Terms Agreement thereto, dated November 2, 2003. (3)

10.7	Agreement dated as of March 31, 2003 by and among Registrant, GMP, LLC, Safe Environment Corporation of Indiana and John Giura. (3)

10.8

Promissory Note dated November 20, 2003, payable by WebSourced, Inc. to Roberti Jacobs Family Trust in the amount of $90,000; Promissory Note dated November 15, 2003, payable by Registrant to the Roberti Jacobs Family Trust in the amount of $170,000; Promissory Note dated November 5, 2003, payable by Registrant to the Roberti Jacobs Family Trust in the amount of $200,000; and Promissory Note dated December 23, 2003, payable by Registrant to the Roberti Jacobs Family Trust in the amount of $250,000. (3)

10.9	Lease Agreement, dated November 24, 2003, between Duke Realty Limited Partnership and WebSourced, Inc. (3)

10.10	Settlement Agreement dated November 4, 2003, between Registrant and Statewide Insurance Company. (3)

10.11	Indemnification Agreement dated October 22, 2003, between Registrant and John Giura. (3)

10.12

Agreement, dated December 23, 2004, by and among CGI Holding Corporation, Proceed Acquisition Sub, Inc., Meandaur, Inc. d/b/a Proceed Interactive, Bruce A. Findley, Jonathan Schepke and Stephen Schepke. (7)

10.13

First Amendment to Agreement, dated December 23, 2004, by and among CGI Holding Corporation, Proceed Acquisition Sub, Inc., Meandaur, Inc. d/b/a Proceed Interactive, Bruce A. Findley, Jonathan Schepke and Stephen Schepke., dated February 15, 2005. (7)

10.14	Agreement, dated April 22, 2005, by and among CGI Holding Corporation, PrimaryAds Merger Sub, Inc., PrimaryAds Inc., Kenneth M. Harlan, David J. Harlan, Steven M. Harlan and Matthew A. Sessanta. (8)

10.15	Employment Agreement by and between MarketSmart Advertising, Inc., RightStuff Inc. d/b/a Bright Idea Studio, CheckUp Marketing, Inc. and Gregory J. Cox. (9)

10.16	Employment Agreement by and between MarketSmart Advertising, Inc., RightStuff Inc. d/b/a Bright Idea Studio, CheckUp Marketing, Inc. and M. Lewis Finch III. (9)

10.17	Employment Agreement by and between MarketSmart Advertising, Inc., RightStuff Inc. d/b/a Bright Idea Studio, CheckUp Marketing, Inc. and Steven Thanhauser. (9)

10.18	Employment Agreement by and between Webcapades, Inc., PPI Acquisition Sub, Inc. and Paul Widisky. (9)

10.19	Employment Agreement, dated April 22, 2005 by and between Kenneth M. Harlan and PrimaryAds, Inc. (10)

10.20	Agreement by and among the Company, RESO Merger Sub, Inc. (a wholly owned subsidiary of the Company), Real Estate School Online Inc. and Perry Johannesburg, dated July 14, 2005. (11)

10.21	Employment Agreement by and among Real Estate School Online Inc. and Perry Johannesburg, dated July 15, 2005. (11)

10.22	Agreement by and among the Company, Vintacom Acquisition, ULC, Vintacom Holdings, Inc., and the shareholders of Vintacom Holdings, Inc., dated December 2, 2005. (12)

10.23	Employment Agreement by and between Vintacom Acquisition, ULC and Brad Hogg, dated December 2, 2005. (12)

10.24	Confidential Separation Agreement and General Release between S. Patrick Martin, WebSourced, Inc. and CGI Holding Corporation d/b/a Think Partnership Inc. (13)

10.25	Agreement by and among the Company, Morex Merger Sub, LLC, Morex Marketing Group, LLC, Lloyd Ecker, Robert Moore, Tina MacNicholl, and What If Holdings, LLC, dated January 20, 2006. (14)

10.26	Loan Agreement by and between Wachovia Bank, National Association and the Company, dated January 19, 2006. (14)

10.27	Security Agreement by and among Wachovia Bank, National Association, the Company and the Guarantors, dated January 19, 2006. (14)

10.28	Revolving Credit Promissory Note, dated January 19, 2006, issued by the Company to the order of Wachovia Bank, National Association. (14)

10.29	Term Promissory Note, dated January 19, 2006, issued by the Company to the order of Wachovia Bank, National Association. (14)

10.30	Guaranty Agreement by and among Wachovia Bank, National Association and the Guarantors, dated January 19, 2006. (14)

10.31	Agreement by and among the Company, Litmus Acquisition Sub, Inc., Litmus Media, Inc., John Linden and Tobias Teeter, dated as of February 17, 2006. (15)

10.32	Amendment No. 1 to Agreement by and among the Company, Litmus Acquisition Sub, Inc., Litmus Media, Inc., John Linden and Tobias Teeter, dated as of March 17, 2006. (16)

10.33	Securities Purchase Agreement dated as of March 20, 2006 by and among Think Partnership Inc. and the investors listed on the Schedule of Buyers attached thereto. (18)

10.34	Share Purchase Agreement by and among Think Partnership Inc. and James Banks, dated April 27, 2006. (20)

10.35

Agreement and Plan of Merger and Reorganization by and among the Company, iLead Acquisition Sub, Inc., THK, LLC, iLead Media, Inc., Brady Whittingham, David Nelson and Robert Seolas, dated as of April 27, 2006. (20)

10.36	Securities Purchase Agreement, dated June 30, 2006, by and among the Company and the Investors and Selling Stockholders listed thereon. (21)

10.37	Registration Rights Agreement, dated June 30, 2006, by and among the Company and the Investors listed thereon. (21)

16.1	Letter from Poulos & Bayer, dated August 26, 2004, regarding change in auditors. (1)

16.2	Letter from Poulos & Bayer, dated September 8, 2004, regarding change in auditors. (5)

21.1	List of Subsidiaries. (22)

23.1	Consent of Blackman Kallick Bartelstein LLP.*

23.2	Consent of Rosenfeld Roberson Johns & Durrant (Included in Exhibit 5.1).

23.3	Consent of Hansen, Bradshaw, Malmrose & Erickson.*

24.1	Power of Attorney (Included as part of the signature page of our registration statement on Form SB-2 dated December 30, 2004).

(1)	Incorporated by reference and filed as an exhibit to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 25, 2004 (SEC File No. 033-19980-D).

(2)	Incorporated by reference and filed as an exhibit to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 7, 2004 (SEC File No. 033-19980-D).

(3)	Incorporated by reference and filed as an exhibit to the Registrant’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on March 1, 2004 (SEC File No. 033-19980-D).

(4)	Incorporated by reference and filed as an exhibit to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 9, 2004 (SEC File No. 033-19980-D).

(5)	Incorporated by reference and filed as an exhibit to the Registrant’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on September 9, 2004 (SEC File No. 033-19980-D).

(6)

Incorporated by reference and filed as an exhibit to the Registrant’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on December 30, 2004 (SEC File No. 333-121761).

(7)	Incorporated by reference and filed as an exhibit to the Registrant’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on March 31, 2005 (SEC File No. 001-32442).

(8)	Incorporated by reference and filed as an exhibit to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 27, 2005 (SEC File No. 033-19980-D).

(9)	Incorporated by reference and filed as an exhibit to the Registrant’s Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission on May 16, 2005 (SEC File No. 033-19880-D).

(10)	Incorporated by reference and filed as an exhibit to the Registrant’s Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission on August 15, 2005 (SEC File No. 033-19880-D).

(11)	Incorporated by reference and filed as an exhibit to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 19, 2005 (SEC File No. 033-19980-D).

(12)	Incorporated by reference and filed as an exhibit to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 5, 2005 (SEC File No. 001-32442).

(13)	Incorporated by reference and filed as an exhibit to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 7, 2005 (SEC File No. 001-32442).

(14)	Incorporated by reference and filed as an exhibit to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 25, 2006 (SEC File No. 001-32442).

(15)	Incorporated by reference and filed as an exhibit to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 22, 2006 (SEC File No. 001-32442).

(16)	Incorporated by reference and filed as an exhibit to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 22, 2006 (SEC File No. 001-32442).

(17)	Incorporated by reference and filed as an exhibit to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 22, 2006 (SEC File No. 001-32442).

(18)	Incorporated by reference and filed as an exhibit to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 10, 2006 (SEC File No. 001-32442).

(19)	Incorporated by reference and filed as an exhibit to the Registrant’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on March 31, 2006 (SEC File No. 001-32442).

(20)	Incorporated by reference and filed as an exhibit to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 2, 2006 (SEC File No. 001-32442).

(21)	Incorporated by reference and filed as an exhibit to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 6, 2006 (SEC File No. 001-32442).

(22)

Incorporated by reference and filed as an exhibit to the Registrant’s Amendment No. 4 to Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on June 13, 2006 (SEC File No. 333-121761).

(23)	Incorporated by reference and filed as an exhibit to the Registrant’s Amendment No. 5 to Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on July 12, 2006.

*	Filed herewith.